As filed with the Securities and Exchange Commission on September 17, 2003
                                        Registration Statement No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ____________________________________


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      _____________________________________
                             TXU ENERGY COMPANY LLC
             (Exact Name of Registrant as Specified in Its Charter)



               DELAWARE                              4911                              75-1837355
     (State or Other Jurisdiction        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
   of Incorporation or Organization)      Classification Code Number)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                                 (214) 812-4600
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                ERIC H. PETERSON, ESQ.                                       PETER B. TINKHAM, ESQ.
     Executive Vice President and General Counsel                       Secretary and Assistant Treasurer
                       TXU Corp.                                                    TXU Corp.
                     Energy Plaza                                                 Energy Plaza
                   1601 Bryan Street                                            1601 Bryan Street
                  Dallas, Texas 75201                                          Dallas, Texas 75201
                    (214) 812-4600                                               (214) 812-4600


              ROBERT A. WOOLDRIDGE, ESQ.                                   ROBERT J. REGER, JR., ESQ.
                 Hunton & Williams LLP                                      Thelen Reid & Priest LLP
                   1601 Bryan Street                                            875 Third Avenue
                  Dallas, Texas 75201                                       New York, New York 10022
                    (214) 979-3000                                               (212) 603-2000

         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                          _____________________________

    It is respectfully requested that the Securities and Exchange Commission also send copies of all notices, orders and communications to:

                              LUCAS F. TORRES, ESQ.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000
                          _____________________________

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          _____________________________

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED       PROPOSED MAXIMUM
                                                                    MAXIMUM           AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE       OFFERING PRICE     OFFERING PRICE     REGISTRATION
               REGISTERED                      REGISTERED           PER UNIT                               FEE*
----------------------------------------- --------------------- ----------------- ------------------- ---------------
6.125% Exchange Senior Notes due 2008        $  250,000,000           100%         $  250,000,000       $  20,225
----------------------------------------- --------------------- ----------------- ------------------- ---------------
7.000% Exchange Senior Notes due 2013        $1,000,000,000           100%         $1,000,000,000       $  80,900
----------------------------------------- --------------------- ----------------- ------------------- ---------------
             Total                           $1,250,000,000            -           $1,250,000,000       $101,125
----------------------------------------- --------------------- ----------------- ------------------- ---------------
*  In accordance with Rule 457(f)(2) under the Securities Act of 1933, the registration fee is based on the book value of the outstanding 6.125% Senior
   Notes due 2008 and 7.000% Senior Notes due 2013 of TXU Energy Company LLC to
   be cancelled in the exchange transaction hereunder.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2003
PROSPECTUS
                                 $1,250,000,000

                             TXU ENERGY COMPANY LLC
                                OFFER TO EXCHANGE

            $250,000,000                               $1,000,000,000
  6.125% EXCHANGE SENIOR NOTES DUE 2008    7.000% EXCHANGE SENIOR NOTES DUE 2013
            FOR ANY AND ALL                            FOR ANY AND ALL
     6.125% SENIOR NOTES DUE 2008                7.000% SENIOR NOTES DUE 2013

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                  , UNLESS EXTENDED.

o The terms of the $250,000,000 6.125% Exchange Senior Notes due 2008 (the New 2008 Notes) are identical in all material respects to the terms of the $250,000,000 6.125% Senior Notes due 2008 (the Old 2008 Notes). The terms of the $1,000,000,000 7.000% Exchange Senior Notes due 2013 (the New 2013 Notes) are identical in all material respects to the terms of the $1,000,000,000 7.000% Senior Notes due 2013 (the Old 2013 Notes). The New 2008 Notes and the New 2013 Notes are collectively referred to in this prospectus as the New Notes. The Old 2008 Notes and the Old 2013 Notes are collectively referred to in this prospectus as the Old Notes. Unlike the Old Notes, however, the New Notes are registered under the Securities Act of 1933, and the transfer restrictions and registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

o In this prospectus, TXU Energy refers to any Old Notes not exchanged for New Notes as Remaining Old Notes.

o TXU Energy will accept any and all Old Notes that are properly tendered and not validly withdrawn before the expiration of this exchange offer.

o Tenders of Old Notes may be validly withdrawn at any time prior to expiration of this exchange offer.

o You will not recognize any income, gain or loss for United States federal income tax purposes as a result of this exchange.

o Old Notes of each series may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

o TXU Energy does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any automated quotation system.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. TXU Energy has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Energy will make this prospectus available to any broker-dealer for use in connection with any such resale of New Notes. See PLAN OF DISTRIBUTION in this prospectus.

         PLEASE SEE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              THE DATE OF THIS PROSPECTUS IS         , 2003.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. TXU Energy may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION........................................2
SUMMARY....................................................................3
RISK FACTORS..............................................................13
FORWARD-LOOKING INFORMATION...............................................25
USE OF PROCEEDS...........................................................27
CAPITALIZATION AND SHORT-TERM DEBT........................................27
SELECTED FINANCIAL INFORMATION............................................27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS..............................................29
BUSINESS..................................................................59
MANAGEMENT................................................................69
RELATIONSHIPS WITH AFFILIATES.............................................79
THE EXCHANGE OFFER........................................................82
DESCRIPTION OF THE NEW NOTES..............................................91
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................105
PLAN OF DISTRIBUTION.....................................................108
EXPERTS..................................................................109
VALIDITY OF THE NEW NOTES................................................109
FINANCIAL STATEMENTS.....................................................F-1

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH TXU ENERGY HAS REFERRED YOU. TXU ENERGY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF TXU ENERGY MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                       WHERE YOU CAN FIND MORE INFORMATION

         In connection with this exchange offer, TXU Energy has filed with the SEC an exchange offer registration statement under the Securities Act relating to the New Notes to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits and any amendments to it. Upon effectiveness of the exchange offer registration statement, TXU Energy will become subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934.

         The public may read and copy the exchange offer registration statement and any reports or other information that TXU Energy files with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement or any other reports that TXU Energy files with the SEC at no cost by writing or telephoning TXU Energy at the following address:

                             TXU Energy Company LLC
                                  Energy Plaza
                                1601 Bryan Street
                            Dallas, Texas 75201-3411
                                 (214) 812-4600

         In order to obtain timely delivery, you must request documents from TXU Energy no later than , which is five days before the expiration of this exchange offer.

                                     SUMMARY

         This summary highlights material information from this prospectus. However, it does not contain all the important information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, TXU Energy encourages you to read this entire prospectus and the documents to which TXU Energy refers you in the section of this prospectus titled WHERE YOU CAN FIND MORE INFORMATION and elsewhere in this prospectus.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD NOTE..........The following notes were issued and sold on March 11, 2003 by TXU Energy in a
                                  transaction not requiring registration
                                  under the Securities Act:

                                     o  $250,000,000 6.125% Senior Notes due
                                        2008

                                     o  $1,000,000,000 7.000% Senior Notes due
                                        2013

                                  The initial purchasers of the Old Notes sold beneficial interests in the Old Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-United States persons pursuant to Regulation S of the Securities Act. All of the Old Notes originally issued by TXU Energy on March 11, 2003 are currently outstanding.

                                  TXU Energy received approximately
                                  $1,240,000,000 million of net proceeds from the sale of the Old Notes. TXU Energy used those proceeds for general corporate purposes, including the repayment of short-term advances from affiliates.

THE EXCHANGE OFFER; NEW NOTES.....TXU.Energy is offering to exchange the New
                                  2008 Notes for the Old 2008 Notes and the New 2013 Notes for the Old 2013 Notes. The New Notes of each series will have been registered under the Securities Act and be of a like principal amount and will be substantially identical to the respective series of Old Notes. Noteholders that properly tender their Old Notes and do not validly withdraw their tender before the expiration of the exchange offer will have the benefit of this exchange offer. Old Notes of each series may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of the minimum. TXU Energy will issue the New Notes on or promptly after the expiration of this exchange offer. See THE EXCHANGE OFFER in this prospectus.

EXPIRATION DATE...................This exchange offer will expire at 5:00 p.m.,
                                  New York City time, on       , unless extended
                                  by TXU Energy. TXU Energy will accept for
                                  exchange any and all Old Notes that are
                                  properly tendered in this exchange offer and
                                  not validly withdrawn before 5:00 p.m., New
                                  York City time, on        , or, if TXU Energy
                                  extends the exchange offer, the date to which TXU Energy extends the exchange offer, as provided in this prospectus.

RESALE OF NEW NOTES...............Based on interpretive letters written by the staff of the SEC to companies other than TXU
                                  Energy, TXU Energy believes that the New Notes may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                                     o   are not an affiliate of TXU Energy
                                         within the meaning of Rule 405 under
                                         the Securities Act;

                                     o   are not a  broker-dealer  that
                                         acquired the Old Notes directly from
                                         TXU Energy;

                                     o   acquire the New Notes in the ordinary
                                         course of your business; and

                                     o   do not have an arrangement or
                                         understanding  with any person to
                                         participate in a distribution of the
                                         New Notes.

                                  Also, if you are not a broker-dealer you must represent that you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

                                  If TXU Energy's belief is inaccurate, holders of New Notes who offer, resell or otherwise transfer New Notes in violation of the Securities Act may incur liability under that Act. TXU Energy will not assume or indemnify holders against any such liability.

                                  If you are a broker-dealer that purchased Old Notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell any of the New Notes. TXU Energy has agreed under a registration rights agreement that relates to the Old Notes to allow you to use this prospectus for this purpose for a period of 90 days after the consummation of this exchange offer.

                                  Affiliates of TXU Energy, within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Energy may not rely on the above mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

CONDITIONS TO THIS EXCHANGE
OFFER.............................TXU Energy may terminate this exchange offer before its expiration if TXU Energy
                                  determines, in its reasonable discretion, that its ability to proceed with this exchange offer could be materially impaired due to

                                     o   any legal or governmental actions,

                                     o   any new law, statute, rule or
                                         regulation, or

                                     o   any interpretation  by the staff of the
                                         SEC of any existing law, statute, rule
                                         or regulation.

TENDER PROCEDURES--
   BENEFICIAL OWNERS..............If you wish to tender Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                  IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                  FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                  BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                  PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.
TENDER PROCEDURES--
   REGISTERED HOLDERS AND
   DTC PARTICIPANTS...............If you are a registered holder of Old Notes and wish to participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof. If you are a participant in The Depository Trust Company, and wish to participate in this exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the accompanying letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile thereof or agent's message (as hereinafter defined), together with your Old Notes, which should be in book-entry form if you are a participant in DTC, and any other required documentation to the exchange agent. The Bank of New York will be the exchange agent for this exchange offer.

GUARANTEED DELIVERY PROCEDURES....If you are a holder of Old Notes and wish to tender your Old Notes, but your Old Notes are not immediately available or you cannot deliver your Old Notes or the letter of transmittal to the exchange agent prior to the expiration of this exchang offer, then you must tender your Old Notes according to the special guaranteed delivery procedures. See THE EXCHANGE OFFER in this prospectus.

WITHDRAWAL RIGHTS.................You may validly withdraw tenders of Old Notes at any time before 5:00 p.m., New York City time, on the date the exchange offer expires.

ACCEPTANCE OF OLD NOTES AND
   DELIVERY OF NEW NOTES..........Subject to the satisfaction or waiver of the conditions to this exchange offer, TXU Energy will accept for exchange any and all Old Notes that are properly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the date the exchange offer expires. The New Notes will be delivered promptly after the expiration of the exchange offer.

MATERIAL UNITED STATES FEDERAL
   INCOME TAX CONSIDERATIONS......The exchange of New Notes of each series for
                                  Old Notes of the respective series will not be a taxable event for United States federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to any exchange of Old Notes for New Notes. See MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS in this prospectus.

EFFECT ON HOLDERS OF THE
   REMAINING OLD NOTES............All of the Remaining Old Notes will continue to be subject to restrictions on their
                                  transfer in accordance with the Securities
                                  Act. After this exchange offer, holders of the Remaining Old Notes will not have any further registration rights with respect to their Remaining Old Notes, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There could be no market for the Remaining Old Notes, and thus you may be unable to sell your notes.

                                  THE NEW NOTES

         The terms of the New 2008 Notes will be identical in all material respects to the terms of the Old 2008 Notes, and the terms of the New 2013 Notes will be identical in all material respects to the terms of the Old 2013 Notes. The New Notes, however, will be registered under the Securities Act and will not have the registration rights and related additional interest provisions or transfer restrictions that were applicable to the Old Notes. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be governed by the same indenture as the Old Notes. For more information about the New Notes, see DESCRIPTION OF THE NEW NOTES in this prospectus.

ISSUER............................TXU Energy Company LLC.

THE NEW NOTES.....................$250,000,000 principal amount of TXU Energy's
                                  6.125% Exchange Senior Notes due 2008 and
                                  $1,000,000,000 principal amount of TXU
                                  Energy's 7.000% Exchange Senior Notes due
                                  2013, all of which have been registered under the Securities Act.

INDENTURE.........................TXU.Energy will issue the New Notes under its
                                  Indenture, dated as of March 1, 2003, from TXU Energy to The Bank of New York, as trustee. This is the same indenture under which the Old Notes were issued. In this prospectus, TXU Energy refers to this indenture as the Indenture and the trustee under the Indenture as the Trustee.

RANKING...........................The New Notes of each series will be unsecured obligations of TXU Energy and will rank on a parity with TXU Energy's other unsecured and unsubordinated indebtedness. Because TXU Energy is a holding company and conducts its operations through its subsidiaries, holders of the New Notes will generally have a position junior to the claims of creditors, including debtholders and any future holders of preferred equity interests, of its subsidiaries. As of June 30, 2003, TXU Energy's consolidated subsidiaries had approximately $47 million of outstanding debt and TXU Energy had no outstanding secured debt.

MATURITY..........................The New 2008 Notes will mature on March 15,
                                  2008; and the New 2013 Notes will mature on March 15, 2013.

INTEREST RATE.....................The New 2008 Notes will bear interest at the annual rate of 6.125%;  and the New 2013
                                  Notes will bear interest at the annual rate of 7.000%. Interest on each series of the New Notes will accrue from the date of the last interest payment on the Old Notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

INTEREST PAYMENT DATES............TXU Energy will pay interest on each series of the New Notes semi-annually on March 15 and September 15.

REDEMPTION........................TXU Energy may at its option redeem all or part of each series of the New Notes, and/or the Remaining Old Notes, at the respective make-whole redemption price discussed in this prospectus under DESCRIPTION OF THE NEW NOTES
                                  - "Optional Redemption," plus accrued and unpaid interest to the redemption date.

SIGNIFICANT COVENANTS.............The Indenture limits the ability of:

                                     o   TXU Energy and its subsidiaries to
                                         incur secured debt, except for
                                         Permitted Liens (as defined herein);

                                     o   TXU Energy's subsidiaries to incur
                                         debt, except for Permitted Subsidiary
                                         Debt (as defined herein);

                                     o   TXU Energy and its subsidiaries to sell
                                         assets; and

                                     o   TXU Energy to consolidate with or merge
                                         into, or transfer or lease its assets
                                         as an entirety or substantially as an
                                         entirety to, another entity.

                                  See the sections in this prospectus titled
                                  DESCRIPTION OF THE NEW NOTES - "Significant
                                  Covenants" and - "Consolidation, Merger and
                                  Sale of Assets." Each of these limitations is subject to a number of qualifications and exceptions. You should carefully read the descriptions of these limitations and the related definitions to understand the nature and scope of the limitations.

RATINGS...........................The New Notes are expected to be assigned ratings consistent with the ratings of the Old Notes. The Old Notes are currently rated Baa2 by Moody's Investors Service, Inc., BBB by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and BBB by Fitch Ratings. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell, exchange or hold the Old Notes or the New Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that circumstances warrant that change.

RISK FACTORS......................You should carefully consider each of the factors described in the section of this prospectus titled RISK FACTORS before participating in this exchange offer.

FORM..............................The New Notes will be represented  by one or more permanent global notes in fully
                                  registered form. Each global note will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC's nominee. See the section of this prospectus titled DESCRIPTION OF THE NEW NOTES - "Book-Entry."

TRUSTEE AND PAYING AGENT..........The Bank of New York.

GOVERNING LAW.....................The Indenture and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

                                    BUSINESS

TXU ENERGY COMPANY LLC AND AFFILIATES

         TXU Energy is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, and portfolio management, including risk management and certain trading activities, primarily in the State of Texas.

         TXU Energy was created as a result of the deregulation of the electric utility industry in Texas pursuant to restructuring legislation that was passed during the 1999 session of the Texas Legislature and became effective January 1, 2002. On that date, the power generation and certain retail operations of TXU US Holdings Company, the portfolio management operations and unregulated commercial and industrial retail gas operations of TXU Gas Company and other energy related businesses of TXU Corp. were transferred to TXU Energy. The electricity transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company, a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp. In this prospectus, references to the historical service territory and customers of US Holdings, formerly TXU Electric Company, include the historical service territory and electric customers of TXU Electric Company and TXU SESCO; and all numbers of electric customers are based on the number of meters, unless the context suggests otherwise.

         TXU Energy is managed as a single, integrated energy business. Consequently, TXU Energy has no separate reportable business segments. The following is a brief description of TXU Energy's principal business operations:

     o POWER PRODUCTION - TXU Energy is one of the largest and lowest variable cost producers of electricity in Texas with 19,018 megawatts of owned or leased power production capacity at 22 power production stations in Texas, 17 of them fueled by gas and oil, four by lignite, and one by nuclear fuel. TXU Energy also owns a 122 megawatt power production facility in New Jersey. Other power production assets owned and operated by TXU Energy include an intrastate natural gas pipeline system with approximately 1,900 miles of pipeline facilities, which offers transportation and storage service to TXU Energy as well as third parties at a competitive price, and two underground gas storage facilities with a usable capacity of 14.0 billion cubic feet. Additionally, TXU Energy owns or leases surface minable lignite reserves, which supplied approximately 77% of the fuel used at TXU Energy's lignite plants in 2002.

     o PRODUCTS AND SERVICES - TXU Energy provides electric service in US Holdings' historical service territory to approximately 2.6 million customers in 92 counties and 370 incorporated municipalities in Texas. TXU Energy also provides related electric service in other areas of the Electric Reliability Council of Texas region now open to competition. In this prospectus, TXU Energy refers to the Electric Reliability Council of Texas as ERCOT. TXU Energy's integrated power production facilities provide TXU Energy with the capability to supply a significant portion of the wholesale power market demand in Texas, particularly the North Texas market, at competitive production costs. As part of TXU Energy's integrated business portfolio, much of the low cost power generation is available to supply the power demands of its retail customers and other competitive retail electric providers. TXU Energy's natural gas operation in Texas includes pipelines, storage facilities, well-head production contracts, transportation agreements, storage leases, retail and wholesale customers and supply to gas-fired generation plants. Service is primarily provided to TXU Energy's generation operations. Third party service, which is expected to increase in coming years, comprised approximately 15% of revenue for the pipeline system in 2002.

     o PORTFOLIO MANAGEMENT - The portfolio management operation integrates, manages and creates value from TXU Energy's extensive portfolio of retail and production assets, capabilities and customer relationships. TXU Energy uses the capabilities of its portfolio management operation to optimize the cash flows and earnings of its deregulated Texas portfolio. Through its portfolio management operation, TXU Energy enters into both financial contracts as well as contracts that provide for physical delivery in the purchase and sale of electricity and gas primarily in the wholesale markets in Texas and to a limited extent in selected regions elsewhere in North America. TXU Energy also offers similar portfolio management services to non-affiliated third parties.

         TXU Energy operates through a number of subsidiaries that conduct discrete parts of its integrated energy business, including: TXU Generation Company LP and four other subsidiaries that operate TXU Energy's power production facilities, referred to collectively in this prospectus as TXU Generation; TXU Portfolio Management Company LP; TXU Energy Retail Company LP; TXU Energy Solutions Company LP; TXU Fuel Company; and two coal mining subsidiaries.

TXU ENERGY'S COMPETITIVE ADVANTAGES

         TXU Energy believes that its primary competitive advantages are as follows:

     o INTEGRATED ENERGY PROVIDER - TXU Energy is managed as a single, integrated energy company with a unique business model linking power production assets with end use customers. Consistent with the restructuring legislation passed during the 1999 session of the Texas Legislature, TXU Energy and its subsidiaries were formed to own and operate the existing electric power production plants of US Holdings and serve the energy needs of its existing customer base as a retail electric provider.

     o HEDGED BUSINESS POSITION - As a result of its integrated energy business model, where power production assets are matched with customer energy usage, TXU Energy is substantially hedged against changes in gas and electricity prices. This natural hedge is monitored and managed through TXU Energy's portfolio management operations.

     o DIVERSIFIED LOW-COST POWER PRODUCTION PORTFOLIO - TXU Energy has a diversified portfolio of assets with total owned or leased capacity of 19,140 megawatts (including 122 megawatts in Pedricktown, New Jersey), a substantial portion of which is low-cost, base load capacity, which was transferred to TXU Energy by US Holdings at book value. Additionally, TXU Energy operates one of the largest fuel production facilities for surface mining and recovery of lignite in the United States and one of the largest integrated natural gas pipeline systems in Texas, both of which assist TXU Energy in being a low-cost electricity producer.

     o STRONG RETAIL BRAND AND SCALE - TXU Corp. has operated in the ERCOT region for the last 50 years and understands the ERCOT region's market and load dynamics. Additionally, TXU Energy has strong brand recognition and relationships with approximately 2.6 million customers in US Holdings' historical service territory, which provides TXU Energy with a competitive advantage as other retail electric providers attempt to enter the ERCOT market.

     o MANAGEMENT TEAM - TXU Energy has a highly experienced management team that is comprised of professionals with expertise in power production, power products and services and portfolio management activities.

     o RISK MANAGEMENT CULTURE - TXU Energy has a strong risk management culture, and its portfolio management operation is focused on optimizing its power production assets and customer load, rather than speculative trading.

TXU ENERGY'S STRATEGY

         TXU Energy's strategy is to focus on operational excellence, customer retention and low-risk growth from core operations in Texas. TXU Energy intends to accomplish this through the operation of a single, integrated energy business managing a portfolio of assets, capabilities and customer relationships. Early in 2002, TXU Energy intended to enhance its significant business portfolio in Texas through expansion into other regions in North America. However, the slowed pace of deregulation, the weaker economy, reduced liquidity in the power markets and reduced developmental capital spending have resulted in TXU Energy delaying those growth objectives until competitive and regulatory environments develop and economic factors improve. TXU Energy is currently implementing plans to reduce operating costs.

TXU CORP.

         TXU Corp. is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, portfolio management, including risk management and certain trading activities, energy delivery and, through a business held for sale and formerly a joint venture, telecommunications services. TXU Corp. delivers or sells energy to approximately five million residential, commercial and industrial customers in the United States and Australia.

         Neither TXU Corp. nor any of its subsidiaries or affiliates other than TXU Energy will be obligated on, or guarantee or provide other credit or funding support for, any of the New Notes or any of the Remaining Old Notes.

REGULATION

         TXU Energy is subject to various federal, state and local regulations. TXU Energy is an exempt wholesale generator under the Federal Power Act and subject to the jurisdiction of the U.S. Nuclear Regulatory Commission with respect to TXU Energy's Comanche Peak nuclear generation facility. NRC regulations govern the granting of licenses for the construction and operation of nuclear power plants and subject such plants to continuing review and regulation. TXU Energy also holds a power marketer license from the Federal Energy Regulatory Commission.

         TXU Corp. is a holding company as defined in the Public Utility Holding Company Act of 1935, as amended. However, TXU Corp. and all of its subsidiary companies are exempt from the provisions of PUHCA, except Section 9(a)(2), which relates to the acquisition of securities of public utility companies, and
Section 33, which relates to the acquisition of non-United States utility companies.

         TXU Energy was created as a result of the restructuring of the electric utility industry in Texas pursuant to the 1999 Texas restructuring legislation, which became effective January 1, 2002. For information with respect to the impact of the 1999 Texas restructuring legislation on TXU Energy, see the section of this prospectus titled BUSINESS - "Regulation and Rates - Restructuring Legislation."

         On December 31, 2001, US Holdings filed a settlement plan with the Public Utility Commission of Texas. In this prospectus, TXU Energy refers to the Public Utility Commission of Texas as the Commission. This settlement plan resolved all major pending issues related to US Holdings' transition to competition pursuant to the Texas restructuring legislation. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. For information on TXU Energy's price-to-beat rates, see the section of this prospectus titled BUSINESS - "Regulation and Rates - Restructuring Legislation." The settlement was approved by the Commission in June 2002. In August 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance by Oncor of $1.3 billion of securitization bonds relating to recovery of regulatory assets. Oncor issued $500 million of these bonds on August 21, 2003 and is expected to issue the remainder in the first half of 2004. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties to the Travis County, Texas District Court in August 2002. In January 2003, US Holdings concluded a settlement of these appeals and they were dismissed. Thus, the settlement became final. For information on the terms of the settlement, see the section of this prospectus titled BUSINESS - "Regulation and Rates - Settlement Plan."

MISCELLANEOUS

         TXU Energy is a Delaware limited liability company, formed on November 5, 2001. The mailing address of TXU Energy's principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201. TXU Energy's telephone number is (214) 812-4600.

               SUMMARY FINANCIAL DATA AND SELECTED OPERATING DATA

         You should read the following summary financial data and selected operating data together with the sections of this prospectus titled SELECTED FINANCIAL INFORMATION, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS. The financial information for power generation and certain retail operations included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the historical financial statements of US Holdings. The financial information for the portfolio management activities and the unregulated commercial and industrial retail gas business included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the separate historical financial statements of those entities. The financial information for the retail electric provider of TXU SESCO was derived from the historical financial statements of TXU SESCO. Various allocation methodologies were used to unbundle the financial statements of US Holdings for years ended December 31, 2001 and 2000 between its power generation and transmission and distribution operations. While TXU Energy believes that such methodologies are reasonable, had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the consolidated financial statements for the years ended December 31, 2001 and 2000. The financial information for the six months ended June 30, 2003 and 2002 and the year ended December 31, 2002 represent the actual results of operations and financial position for TXU Energy for the periods indicated and may not be comparable to the combined financial information for the years ended December 31, 2001 and 2000. Because of the seasonal nature of TXU Energy's business, results for interim periods may not be indicative of results that may be expected for an entire year.


                                                     SIX MONTHS ENDED
                                                         JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                    --------------------    ----------------------------------------
                                                    2003          2002           2002           2001(a)       2000
                                                    ----          ----           ----           ----          ----
                                                          (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
   Operating revenues........................    $    3,851    $    3,818    $    7,738     $    7,458     $    7,449
   Net income (b)............................    $      131    $      370    $      270     $      507     $      576
   Ratio of earnings to fixed charges (c) ...          2.43          5.05          2.34           3.83           3.64

BALANCE SHEET DATA (END OF PERIOD):
   Total assets..............................    $   15,160                  $   15,430     $   13,657     $   14,556
   Property, plant and equipment - net.......    $   10,511                  $   10,127     $   10,354     $   10,462

   Capitalization (d):
     Long-term debt, less amounts due currently  $    3,579                  $    2,378     $    3,454     $    3,196
     Member interests........................         3,977                       4,273          4,212          4,121
                                                      -----                       -----          -----          -----
           Total Capitalization..............    $    7,556                  $    6,651     $    7,666     $    7,317
                                                 ==========                  ==========     ==========     ==========

   Capitalization ratios (d):
     Long-term debt, less amounts due currently        47.4%                       35.8%          45.1%          43.7%
     Member interests........................          52.6                        64.2           54.9           56.3
                                                       ----                        ----           ----           ----
           Total ............................         100.0%                      100.0%         100.0%         100.0%
                                                      =====                       =====          =====          =====

_____________________________________________
(a) As required by Statement of financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections," the previously reported after-tax loss on the early extinguishment of debt of $97 million in the year ended December 31, 2001 (as described in Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of


                                       11


     this prospectus titled FINANCIAL STATEMENTS) has been reclassified in the income statement from extraordinary loss, net of income tax, to other deductions and income tax expense as such losses no longer meet the criteria of an extraordinary item. There was no effect on net income as a result of the implementation of SFAS No. 145. The ratio of earnings to fixed charges for the year ended December 31, 2001 in the table above reflects the implementation of SFAS No. 145.
(b) The decreases in net income for the six months ended June 30, 2003 compared to the six months ended June 30, 2002 and for the year ended December 31, 2002 compared to the year ended December 31, 2001 reflect, among other things, significant charges. See the sections of this prospectus titled SELECTED FINANCIAL INFORMATION, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS for additional information with respect to these and other factors contributing to this decrease.
(c) Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(d) Long-term debt at June 30, 2003 and December 31, 2002 includes TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $259 million and $264 million, respectively). Member interests at June 30, 2003 and December 31, 2002 include $266 million of original non-cash capital contribution related to the issuance of such notes. In July 2003, TXU Energy exercised its right to exchange the notes for exchangeable preferred membership interests in TXU Energy that have substantially identical economic and other terms. The exchange of the notes is not reflected herein.



                                                          SIX MONTHS ENDED                    YEAR ENDED
                                                              JUNE 30,                       DECEMBER 31,
                                                    --------------------    ----------------------------------------
                                                         2003          2002         2002         2001         2000
                                                         ----          ----         ----         ----         ----
OPERATING STATISTICS:
Retail electric sales volumes (gigawatt hours-GWh)      39,202       45,157        90,581       99,151      100,493
Wholesale electric sales volumes (GWh)............      15,835       13,314        29,578        6,409        6,154
Retail electric customers (end of period and in
   thousands - number of meters)..................       2,649        2,731         2,737        2,728        2,672

OPERATING REVENUES (MILLIONS OF DOLLARS):
 Retail electric:
      Residential.................................    $ 1,492       $ 1,476       $ 3,108      $ 3,255      $ 3,263
      Commercial and industrial...................      1,580         1,881         3,415        3,837        4,025
                                                        -----         -----         -----        -----        -----
            Total.................................      3,072         3,357         6,523        7,092        7,288
Wholesale electric................................        518           355           845           96          168
Portfolio management activities...................        153            49           211          258           44
Other revenues....................................        108            57           159           46          254
Mitigation........................................          -             -             -          (34)        (305)
                                                          ---           ---           ---          ---         ----
           Total operating revenues...............    $ 3,851       $ 3,818       $ 7,738      $ 7,458      $ 7,449
                                                      =======       =======       =======      =======      =======

WEATHER (AVERAGE FOR SERVICE TERRITORY)*
      Percent of normal:
             Cooling degree days..................     104.7%        106.1%         99.9%       100.5%       119.1%
             Heating degree days..................     103.9%         99.2%        101.6%       97.5%         94.6%

____________________________________________
* Weather data is obtained from Meteorlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

                                  RISK FACTORS

         In addition to all of the other information contained in this prospectus, you should carefully consider the following risks and uncertainties. The risks and uncertainties described below are not the only ones TXU Energy may face. Additional risks and uncertainties not presently known to TXU Energy or that TXU Energy currently considers immaterial may impair the operation of its business. Each of the risks and uncertainties described below could have a material adverse effect on TXU Energy's business, financial condition and/or results of operations and could result in a loss or a decrease in the value of your New Notes and the Remaining Old Notes.

                     RISKS RELATED TO TXU ENERGY'S BUSINESS

TXU ENERGY'S BUSINESS IS SUBJECT TO SETTLEMENT ADJUSTMENTS FROM ERCOT RELATED TO PRIOR PERIODS WITH RESPECT TO ELECTRICITY VOLUMES AND RELATED ANCILLARY SERVICES AMONG THE VARIOUS PARTICIPANTS IN THE DEREGULATED TEXAS MARKET, WHICH MAY RESULT IN CHARGES OR CREDITS IMPACTING FUTURE REPORTED RESULTS OF OPERATIONS.

         ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, TXU Energy's business is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

TXU ENERGY'S BUSINESS IS SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON ITS BUSINESS OR RESULTS OF OPERATIONS.

         TXU Energy's business operates in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Energy will need to adapt to these changes and may face increasing competitive pressure.

         TXU Energy's business is subject to changes in laws (including the Federal Power Act, as amended, the Public Utility Regulatory Act, as amended, the Atomic Energy Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended and PUHCA) and changing governmental policy and regulatory actions (including those of the Commission, the FERC and the NRC) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, decommissioning costs, and present or prospective wholesale and retail competition. Changes in regulations or imposition of additional regulation may have an adverse impact on TXU Energy's results of operations.

         Existing laws and regulations governing the market structure in Texas, including the provisions of the 1999 Texas restructuring legislation, could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted. Any changes to such laws or regulations could have a detrimental effect on TXU Energy's business.

TXU ENERGY'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND TXU ENERGY'S CONTROL.

         TXU Energy is not guaranteed any rate of return on its capital investments through mandated rates. TXU Energy markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Energy's results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

         Some of the fuel for TXU Energy's power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Energy can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Energy markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Energy's costs incurred in meeting its obligations. Volatility in market prices for fuel and electricity may result from:

          o    severe or unexpected weather conditions,

          o    seasonality,

          o    changes in electricity usage,

          o    illiquidity in the wholesale power or other markets,

          o transmission or transportation constraints, inoperability or inefficiencies,

          o    availability of competitively priced alternative energy sources,

          o    changes in supply and demand for energy commodities,

          o    changes in power production capacity,

          o outages at TXU Energy's power production facilities or those of its competitors,

          o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,

          o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

          o federal, state and local energy, environmental and other regulation and legislation.

These factors could have a material adverse impact on TXU Energy's revenues and results of operations.

         All but one of TXU Energy's facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are related to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Energy's base-load plant is dependent in significant part upon the price of gas. TXU Energy cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Energy's power production assets and the size of its position relative to market liquidity.

         Current plans to meet cost reduction targets assume that TXU Energy will be able to lower its bad debt expense, the achievement of which could be affected by factors outside of TXU Energy's control, including weather, changes in regulations, and economic and market conditions.

TXU ENERGY'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND ITS HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

         To manage its financial exposure related to commodity price fluctuations, TXU Energy routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter (OTC) markets or on exchanges. However, TXU

Energy cannot cover the entire exposure of its assets or its positions to market price volatility, and the coverage will vary over time. To the extent TXU Energy has unhedged positions, fluctuating commodity prices can impact TXU Energy's results of operations and financial position, either favorably or unfavorably. For additional information regarding the accounting treatment for TXU Energy's hedging and portfolio management activities, please read Notes 2 and 12 to the financial statements for the years ended December 31, 2002, 2001 and 2000 and
Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS. For additional information regarding the types of contracts and activities of TXU Energy's wholesale energy sales business and portfolio management operation, please read MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Financial Condition - Liquidity and Capital Resources" in this prospectus.

         Although TXU Energy devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always work as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Energy cannot predict with precision the impact that its risk management decisions may have on its business, results of operations or financial position. For information regarding TXU Energy's risk management policies, please read MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Quantitative and Qualitative Disclosures about Market Risk - Risk Oversight" in this prospectus.

         In connection with TXU Energy's portfolio management activities, TXU Energy has guaranteed or indemnified the performance of a portion of the obligations of its portfolio management subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying some of these guarantees and indemnities are recorded on TXU Energy's consolidated balance sheet as both current and noncurrent commodity contract liabilities. These obligations make up a significant portion of these line items. TXU Energy might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

TXU ENERGY'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

         TXU Energy's portfolio management activities are exposed to the risk that counterparties which owe TXU Energy money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Energy might incur losses in addition to amounts, if any, already paid to the counterparties. For information regarding TXU Energy's credit risk, please read MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Quantitative and Qualitative Disclosure about Market Risk - Credit Risk" and Note 13 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

A DOWNGRADE IN THE CREDIT RATINGS OF TXU ENERGY AND/OR ITS SUBSIDIARIES COULD NEGATIVELY AFFECT TXU ENERGY'S ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE EFFICIENTLY ITS POWER AND GAS OPERATIONS AND COULD REQUIRE TXU ENERGY TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

         The current credit ratings for the long-term debt of TXU Energy and its subsidiaries are investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade the long-term debt ratings of TXU Energy and/or its subsidiaries, particularly below investment grade, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease, all of which would diminish TXU Energy's financial results.

         Most of TXU Energy's large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If the ratings of TXU Energy's subsidiaries were to decline to below investment grade, costs to operate the power and gas operations would increase because counterparties may require the posting of collateral in the form of cash-related instruments. These increased costs would likely adversely affect TXU Energy's financial results. If counterparties decline to do business with TXU Energy's subsidiaries, its business activities may suffer.

         In addition, for a discussion of provisions in financing and other arrangements that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts, please read MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Financing Activities - Financial Covenants, Credit Rating Provisions and Cross Default Provisions - Credit Rating Provisions."

OPERATION OF POWER PRODUCTION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU ENERGY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The operation of power production facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Energy's facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. Increased starting and stopping of equipment due to the volatility of the competitive market is likely to increase maintenance and capital expenditures. Any such increases, as well as any unexpected failure to produce power, including failure caused by breakdown or forced outage, could materially adversely affect TXU Energy's results of operations and financial condition. Also, the cost of repairing damage to TXU Energy's facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, would adversely impact TXU Energy's revenues, operating and capital expenses and results of operations. Further, TXU Energy's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Energy could be subject to additional costs and/or the write-off of its investment in the project or improvement.

         Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Energy's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

TXU ENERGY MAY INCUR SUBSTANTIAL COST AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK NUCLEAR GENERATION FACILITY.

         The ownership and operation of nuclear facilities, including TXU Energy's ownership and operation of the Comanche Peak nuclear generation facility, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

          o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at the Comanche Peak nuclear generation facility.

          o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC that require a substantial increase in capital expenditures or that result in increased operating or decommissioning costs could materially adversely affect TXU Energy's results of operations and financial condition.

          o Nuclear Accident Risk - Although the safety record of the Comanche Peak nuclear generation facility and nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Energy's resources, including insurance coverage.

TXU ENERGY WILL BE REQUIRED TO MAKE SUBSTANTIAL PAYMENTS TO ONCOR BEGINNING IN 2004.

         TXU Energy will be required to make payments (retail clawback) to Oncor beginning in 2004 unless the Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within the historical service territory of US Holdings is committed to be served by retail electric providers other than TXU Energy. Under the regulatory settlement plan with respect to US Holdings as approved by the Commission, if the 40% test is not met and a payment is required, the amount of these payments would be $90 multiplied by the number of residential or small commercial customers, as the case may be, that TXU Energy serves on January 1, 2004 in the historical service territory of US Holdings, less the number of new retail electric customers TXU Energy serves in other areas of Texas. As of June 30, 2003, TXU Energy had approximately 2.6 million residential and small commercial customers in the historical service territory of US Holdings. Based on assumptions and estimates regarding the number of customers expected in and out of territory, TXU Energy recorded an accrual for retail clawback in 2002 of $185 million ($120 million after-tax). This accrual is subject to adjustment as the actual measurement date approaches.

TXU ENERGY'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         TXU Energy is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Energy is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Energy may incur significant additional costs to comply with these requirements. If TXU Energy fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Energy or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, TXU Energy's results of operations and financial condition could be materially adversely affected.

         TXU Energy may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Energy fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Energy's older facilities it may be uneconomical for TXU Energy to install the necessary equipment, which may cause TXU Energy to shut down those facilities.

         In addition, TXU Energy may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Energy may obtain, or be required to provide, indemnification against certain environmental liabilities. The incurrence of a material liability, or the failure of the other party to meet its indemnification obligations to TXU Energy, could have a material adverse effect on TXU Energy's results of operations and financial condition.

TXU ENERGY MAY LOSE A SIGNIFICANT NUMBER OF THE RETAIL CUSTOMERS IN THE HISTORICAL SERVICE TERRITORY OF US HOLDINGS.

         On January 1, 2002, most retail customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, became able to choose their retail electric provider. On January 1, 2002, TXU Energy began to provide retail electric services to all customers of US Holdings who did not take action to select another retail electric provider.

         TXU Energy will not be permitted to offer electricity to residential and small commercial customers in US Holdings' historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by each respective class of customers in that area is committed to be served by retail electric providers other than TXU Energy. Because TXU Energy will not be able to compete for residential and small commercial customers on the basis of price in the historical service territory of US Holdings, TXU Energy could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Energy's cost to produce power, TXU Energy would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

         Other retail electric providers will be allowed to offer electricity to TXU Energy's residential and small commercial customers at any price. The margin or "headroom" available in the price-to-beat rate for any retail electric provider equals the difference between the price-to-beat rate and the sum of delivery charges and the price that retail electric provider pays for power. The higher the amount of headroom for competitive retail electric providers, the more incentive those retail electric providers should have to provide retail electric services in a given market.

         TXU Energy provides commodity and value-added energy management services to the large commercial and industrial customers who did not take action to select another retail electric provider beginning on January 1, 2002. TXU Energy or any other retail electric provider can offer to provide services to these customers at any negotiated price. TXU Energy believes that this market will be very competitive; consequently, a significant number of these customers may choose to be served by another retail electric provider, and any of these customers that select TXU Energy to be its provider may subsequently decide to switch to another provider.

THE RESULTS OF TXU ENERGY'S RETAIL ELECTRIC OPERATIONS IN US HOLDINGS' HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU ENERGY'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

         An affiliated retail electric provider is obligated to offer the price-to-beat rate to requesting residential and small commercial customers in the historical service territories of its incumbent utility through January 1, 2007. The initial price-to-beat rates for the affiliated retail electric providers, including TXU Energy's, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated retail electric provider is 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

         The results of TXU Energy's retail electric operations in US Holdings' historical service territory will be largely dependent upon the amount of headroom available to TXU Energy and the competitive retail electric providers in TXU Energy's price-to-beat rate. Since headroom is dependent, in part, on power purchase costs, TXU Energy does not know nor can it estimate the amount of headroom that it or other retail electric providers will have in TXU Energy's price-to-beat rate or in the price-to-beat rate for the affiliated retail electric provider in each of the other Texas retail electric markets. Headroom may be a positive or negative number. If the amount of headroom in its price-to-beat rate is a negative number, TXU Energy will be selling power to its price-to-beat rate customers in the historical service territory of US Holdings at prices below its costs of purchasing and delivering power to those customers. If the amount of positive headroom for competitive retail electric providers in its price-to-beat rate is large, TXU Energy may lose customers to competitive retail electric providers.

         Under amended Commission rules, effective in March 2003, affiliated retail electric providers of utilities are allowed to petition the Commission twice per year for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 5% (10% if the petition is filed after November 15 of any year) from the level used to set the previous price-to-beat fuel factor rate.

          o In January 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills rose approximately 12%.

          o On July 23, 2003, TXU Energy filed another request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. The request was approved on August 21, 2003 and became effective immediately. The change raised the average monthly residential electric bill of a customer using an average of 1,000 kilowatt-hours by 3.7 percent, or $3.61 per month. This rate change will increase TXU Energy's revenues by approximately $180 million ($65 million for the remainder of 2003) on an annualized basis.

           If TXU Energy's price- to-beat rate results in negative headroom in the future, or if future adjustments to its price-to-beat rate are inadequate to cover future increases in its costs to purchase power to serve its price-to-beat rate customers, TXU Energy's business, results of operations and financial condition could be materially adversely affected.

IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY OF US HOLDINGS, TXU ENERGY MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

         In most retail electric markets outside the historical service territory of US Holdings, TXU Energy's principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Energy. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Energy to enter these markets.

TXU ENERGY RELIES ON THE INFRASTRUCTURE OF LOCAL TRANSMISSION AND DISTRIBUTION UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO AND TO OBTAIN INFORMATION ABOUT ITS RETAIL CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT TXU ENERGY'S CUSTOMERS' SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON ITS BUSINESS AND RESULTS OF OPERATIONS.

         TXU Energy depends on transmission and distribution facilities owned and operated by Oncor, as well as by other utilities, to deliver the electricity it produces and sells to consumers, as well as to other retail electric providers. If transmission capacity is inadequate, TXU Energy's ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Energy expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to service other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy's customers could negatively impact the satisfaction of its customers with its service.

         Additionally, in certain parts of Texas, TXU Energy is dependent on unaffiliated transmission and distribution utilities for the reading of its customers' energy meters. TXU Energy is required to rely on the utility or, in some cases, the independent transmission system operator, to provide it with its customers' information regarding energy usage, and it may be limited in its ability to confirm the accuracy of the information. Inaccurate information provided to TXU Energy by the local transmission and distribution utilities or independent transmission system operators could have a material adverse impact on its business and results of operations.

TXU ENERGY OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU ENERGY'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, ITS RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

         TXU Energy offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. To the extent that the prices TXU Energy charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from TXU Energy's underlying cost to obtain the commodities or services, its results of operations would be adversely affected. TXU Energy will encounter similar risks in selling bundled services that include non-energy-related services, such as telecommunications, facilities management, and the like. In some cases, TXU Energy has little, if any, prior experience in selling these non-energy-related services.

TXU ENERGY MAY HAVE TO TEMPORARILY PROVIDE RETAIL ELECTRIC SERVICES TO SOME CUSTOMERS THAT ARE UNABLE TO PAY THEIR ELECTRIC BILLS. THIS COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

         Under the Commission's rules, as an affiliated retail electric provider, TXU Energy may have to temporarily provide electric service to some customers that are unable to pay their electric bills. If the numbers of such customers are significant and TXU Energy is delayed in terminating electric service to those customers, its results of operations may be adversely affected.

IF THE INFORMATION SYSTEMS AND PROCESSES TXU ENERGY HAS DEVELOPED FOR ITS BUSINESS DO NOT WORK AS PLANNED, TXU ENERGY'S BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

         The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Energy is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned. Delays in the perfection of these systems and processes and any related increase in costs could have a material adverse impact on TXU Energy's business and results of operations.

CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU ENERGY'S POWER PLANTS AND MAY SIGNIFICANTLY IMPACT ITS BUSINESS IN OTHER WAYS AS WELL.

         Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Energy's. While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the ERCOT market area where TXU Energy has facilities will likely increase the competitiveness of the wholesale power market in that area, which could have a material adverse effect on its business, results of operations and financial condition. In addition, the market value of TXU Energy's power production and/or energy transportation facilities may be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Energy's facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

         RISKS RELATED TO TXU ENERGY'S CORPORATE AND FINANCIAL STRUCTURE

TXU ENERGY IS A HOLDING COMPANY, AND ITS OBLIGATIONS, INCLUDING THOSE WITH RESPECT TO THE NEW NOTES AND ANY REMAINING NOTES, ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED EQUITY INTERESTS OF ITS SUBSIDIARIES.

         TXU Energy is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy's cash flows and ability to meet its obligations, including obligations with respect to the New Notes and any Remaining Old Notes, and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Energy in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the New Notes or any Remaining Old Notes, or to make any funds available for such payment.

         Because TXU Energy is a holding company, its obligations to its creditors, including holders of the New Notes and any Remaining Old Notes, are structurally subordinated to all existing and future liabilities and existing and future preferred equity interests of its subsidiaries. Therefore, TXU Energy's rights and the rights of its creditors, including the rights of the holders of the New Notes and any Remaining Old Notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred equity interests. To the extent that TXU Energy may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Energy. As of June 30, 2003, TXU Energy's consolidated subsidiaries had approximately $47 million of outstanding debt.

         Subject to restrictions contained in the terms of the New Notes, any Remaining Old Notes and TXU Energy's other financing arrangements, TXU Energy's subsidiaries may incur additional indebtedness and other liabilities.

IN THE FUTURE, TXU ENERGY COULD HAVE LIQUIDITY NEEDS THAT COULD BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

         The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Energy's ability to sustain and grow its business, which is capital intensive, and would increase its capital costs. TXU Energy relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Energy's access to the financial markets could be adversely impacted by various factors, such as:

          o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

          o    inability to access commercial paper markets;

          o a deterioration of TXU Energy's credit or a reduction in TXU Energy's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries;

          o extreme volatility in TXU Energy's markets that increases margin or credit requirements;

          o    a material breakdown in TXU Energy's risk management procedures;

          o prolonged delays in billing and payment resulting from delays in switching customers from one retail electric provider to another; and

          o the occurrence of material adverse changes in TXU Energy's business that restrict TXU Energy's ability to access its liquidity facilities.

         A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Energy's credit worthiness by counterparties and rating agencies. Further, concerns on the part of counterparties regarding TXU Energy's liquidity and credit could limit its portfolio management activities.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU ENERGY'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU ENERGY'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON TXU ENERGY'S BUSINESS, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

         As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Energy believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Energy's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Energy cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any new accounting standards could negatively impact reported financial results.

TXU ENERGY IS SUBJECT TO COSTS AND OTHER EFFECTS OF RECENT LEGAL PROCEEDINGS, INCLUDING THOSE INVOLVING TXU CORP., WHICH COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION.

         TXU Energy is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, a number of lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. If any of these suits results in a substantial monetary judgment against TXU Corp. or such officers and directors, or is settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

         In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe, including the administration proceeding involving TXU Corp.'s indirect subsidiary TXU Europe Limited, might result in lawsuits by the creditors of or others associated with TXU Europe. If any such lawsuit were filed and resulted in a substantial monetary judgment against TXU Corp. or were settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

         Since TXU Corp. is a holding company, any substantial costs relating to these matters would likely be funded in whole or in part using cash generated by its subsidiaries, including TXU Energy. The reallocation of TXU Energy's capital to fund such costs could have an adverse impact on TXU Energy's business and financial condition.

TXU ENERGY'S PARENT COMPANIES ARE NOT OBLIGATED TO HELP MAINTAIN ITS CAPITAL.

         TXU Energy is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to TXU Energy or any of its subsidiaries. TXU Energy must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources.

         As a member of this corporate group, TXU Energy operates within policies, including dividend and affiliate lending policies, established by TXU Corp. These policies may influence the operations and cash reserves of TXU Energy in a manner that is unfavorable to holders of the New Notes and any Remaining Old Notes.

         A lack of necessary capital and cash reserves could adversely impact TXU Energy's growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by counterparties and rating agencies.

                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

         The Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of the Remaining Old Notes will not have any further rights to have those notes registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or
(ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Notes and thus you may be unable to sell those notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD NOTES.

         Noteholders are responsible for complying with all exchange offer procedures. The issuance of New Notes will only occur upon the proper and timely completion of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Notes that wish to exchange Old Notes for New Notes should allow sufficient time for the timely completion of the exchange procedure. Neither TXU Energy nor the exchange agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

         A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes. TXU Energy's obligation to make this prospectus available to broker-dealers is limited. Consequently, TXU Energy cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

                         RISKS RELATED TO THE NEW NOTES

THERE IS NO EXISTING MARKET FOR THE NEW NOTES, AND TXU ENERGY CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

         There is no existing market for the New Notes and TXU Energy does not intend to apply for listing of the New Notes on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of noteholders to sell their New Notes or the price at which the noteholders will be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors including, among other things, prevailing interest rates, TXU Energy's operating results and the market for similar securities. If a market for the New Notes does not develop, purchasers may be unable to resell their New Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW NOTES WILL FLUCTUATE.

         TXU Energy's actual operating history began January 1, 2002. The financial statements of TXU Energy prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows for the unbundled generation operations of US Holdings; the wholesale portfolio management activities and the unregulated commercial and industrial retail gas business of TXU Gas; and the fuel, coal mining and energy services businesses of other subsidiaries of TXU Corp. Thus, any material differences between TXU Energy's actual results and the historical combined results contained in this prospectus could have a significant adverse impact on the market price of the New Notes, assuming a market for the New Notes develops.

         Likewise, any downgrade of TXU Energy's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other United States subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the New Notes, assuming a market for the New Notes develops.

         In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices, including, but not limited to, significant amounts of speculative and "wash" trading, power market manipulation and inaccurate power and commodity price reporting, has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither TXU Energy nor any of its affiliates has engaged in these practices, the market price of TXU Energy's securities, including the New Notes, assuming a market for the New Notes develops, may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which TXU Energy has no control.

                           FORWARD-LOOKING INFORMATION

         This prospectus contains "forward-looking statements." All statements, other than statements of historical facts, that are included in this prospectus that address activities, events or developments that TXU Energy expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of power production assets, market and industry developments and the growth of TXU Energy's business and operations, are forward-looking statements. Although TXU Energy believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause TXU Energy's actual results to differ materially from those projected in such forward-looking statement:

          o prevailing governmental policies and regulatory actions, including those of the FERC, the Commission and the NRC, with respect to:

               -    industry, market and rate structure;
               -    purchased power and recovery of investments;
               -    operations of nuclear generating facilities;
               -    acquisitions and disposal of assets and facilities;
               -    operation and construction of facilities;
               -    decommissioning costs;
               -    present or prospective wholesale and retail competition;
               -    changes in tax laws and policies; and
               - changes in and compliance with environmental and safety laws and policies;

          o continued implementation of the restructuring legislation passed by the Texas legislature in 1999;

          o    legal and administrative proceedings and settlements;

          o    general industry trends;

          o    power costs and availability;

          o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

          o unanticipated population growth or decline, and changes in market demand and demographic patterns;

          o changes in business strategy, development plans or vendor relationships;

          o    competition for retail and wholesale customers;

          o access to adequate transmission facilities to meet changing demands;

          o pricing and transportation of crude oil, natural gas and other commodities;

          o unanticipated changes in interest rates, commodity prices or rates of inflation;

          o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

          o    commercial bank market and capital market conditions;

          o competition for new energy development and other business opportunities;

          o inability of various counterparties to meet their obligations with respect to TXU Energy's financial instruments;

          o    changes in technology used by and services offered by TXU Energy;

          o significant changes in TXU Energy's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

          o significant changes in critical accounting policies material to TXU Energy; and

          o    actions of rating agencies.

         Any forward-looking statement speaks only as of the date on which it is made, and TXU Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Energy to predict all of them. Also, TXU Energy can not assess the impact of each factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         TXU Energy will not receive any cash proceeds from the issuance of the New Notes. In exchange for issuing the New Notes as described in this prospectus, TXU Energy will receive an equal aggregate principal amount of Old Notes, which will be cancelled.

         TXU Energy received approximately $1,240,000,000 of net proceeds from the sale of the Old Notes. TXU Energy used those proceeds for general corporate purposes, including the repayment of short-term advances from affiliates.

                       CAPITALIZATION AND SHORT-TERM DEBT

         The following table shows TXU Energy's capitalization and short-term debt as of June 30, 2003, and as adjusted. You should read the information in this table together with the sections of this prospectus titled SELECTED FINANCIAL INFORMATION, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS.

                                                                                               ADJUSTED (C)
                                                                OUTSTANDING AT    ------------------------------------
                                                                JUNE 30, 2003           AMOUNT            PERCENT
                                                                -------------           ------            -------
                                                                (IN MILLIONS)       (IN MILLIONS)

CAPITALIZATION:
     Long-term debt, less amounts due currently (a).....          $3,579               $3,088               40.9%
     Exchangeable preferred membership interests........               -                  491                6.5%
     Member interests (b)...............................           3,977                3,977               52.6%
                                                                   -----                -----               ----
                  Total capitalization .................          $7,556               $7,556              100.0%
                                                                  ======               ======              =====
SHORT-TERM DEBT:
     Short-term advances from affiliates ...............          $    -               $    -
     Notes payable -- banks .............................              -                    -
     Long-term debt due currently ......................               1                    1
                                                                     ---                  ---
                  Total short-term debt ................          $    1               $    1
                                                                  ======               ======

____________________________________________
(a) Includes at June 30, 2003 TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $259 million).
(b) Includes at June 30, 2003 $266 million of original non-cash capital contribution related to the issuance of TXU Energy's $750 million exchangeable subordinated notes.
(c) Adjusted to reflect the exchange in July 2003 of TXU Energy's $750 million exchangeable subordinated notes for exchangeable preferred membership interests in TXU Energy that have substantially identical economic and other terms.

                         SELECTED FINANCIAL INFORMATION

         The following tables present TXU Energy's selected financial information. The information set forth below should be read together with the sections of this prospectus titled MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS. The financial information for power generation and certain retail operations included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the historical financial statements of US Holdings. The financial information for the portfolio management activities and the unregulated commercial and industrial retail gas business included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the consolidated financial statements for the years ended December 31, 2001 and 2000 was derived from the separate historical financial statements of those entities. The financial information for the retail electric provider of TXU SESCO was derived from the historical financial statements of TXU SESCO. Various allocation methodologies were used to unbundle the financial statements of US Holdings for years ended December 31, 2001 and 2000 between its power generation and transmission and distribution operations. While TXU Energy believes that such methodologies are reasonable, had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the consolidated financial statements for the years ended December 31, 2001 and 2000. The financial information for the six months ended June 30, 2003 and 2002 and the year ended December 31, 2002 represents the actual results of operations and financial position for TXU Energy for the periods indicated and may not be comparable to the combined financial information for the years ended December 31, 2001 and 2000. Because of the seasonal nature of TXU Energy's business, results for interim periods may not be indicative of results that may be expected for an entire year.

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                    --------------------    ----------------------------------------
                                                    2003          2002           2002           2001(a)       2000
                                                    ----          ----           ----           ----          ----
                                                          (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
   Operating revenues........................    $    3,851    $    3,818    $    7,738     $    7,458     $    7,449
   Net income (b)............................    $      131    $      370    $      270     $      507     $      576
   Ratio of earnings to fixed charges (c) ...          2.43          5.05          2.34           3.83           3.64

BALANCE SHEET DATA (END OF PERIOD):
   Total assets..............................    $   15,160                  $   15,430     $   13,657     $   14,556
   Property, plant and equipment - net.......    $   10,511                  $   10,127     $   10,354     $   10,462

   Capitalization (d):
     Long-term debt, less amounts due currently  $    3,579                  $    2,378     $    3,454     $    3,196
     Member interests........................         3,977                       4,273          4,212          4,121
                                                      -----                       -----          -----          -----
           Total Capitalization..............    $    7,556                  $    6,651     $    7,666     $    7,317
                                                 ==========                  ==========     ==========     ==========

   Capitalization ratios (d):
     Long-term debt, less amounts due currently        47.4%                       35.8%          45.1%          43.7%
     Member interests........................          52.6                        64.2           54.9           56.3
                                                       ----                        ----           ----           ----
           Total ............................         100.0%                      100.0%         100.0%         100.0%
                                                      =====                       =====          =====          =====

OTHER FINANCIAL DATA
   Cash provided by operating activities.....        $  610        $  550      $ 1,034        $ 1,172        $   670
   Capital expenditures......................        $  104        $  150      $   274        $   330        $   264

_____________________________________________
(a) As required by SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections," the previously reported after-tax loss on the early extinguishment of debt of $97 million in the year ended December 31, 2001 (as described in Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS) has been reclassified in the income statement from extraordinary loss, net of income tax, to other deductions and income tax expense as such losses no longer meet the criteria of an extraordinary item. There was no effect on net income as a result of the implementation of SFAS No. 145. The ratio of earnings to fixed charges for the year ended December 31, 2001 in the table above reflects the implementation of SFAS No. 145.
(b) The decreases in net income for the six months ended June 30, 2003 compared to the six months ended June 30, 2002 and for the year ended December 31, 2002 compared to the year ended December 31, 2001 reflect, among other things, significant charges. See the sections of this prospectus titled SELECTED FINANCIAL INFORMATION, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS for additional information with respect to these and other factors contributing to this decrease.
(c) Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(d) Long-term debt at June 30, 2003 and December 31, 2002 includes TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $259 million and $264 million, respectively). Member interests at June 30, 2003 and December 31, 2002 include $266 million of original non-cash capital contribution related to the issuance of such notes. In July 2003, TXU Energy exercised its right to exchange the notes for exchangeable preferred membership interests in TXU Energy that have substantially identical economic and other terms. The exchange of the notes is not reflected herein.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the sections of this prospectus titled RISK FACTORS, FORWARD-LOOKING INFORMATION and SELECTED FINANCIAL INFORMATION, and FINANCIAL STATEMENTS. For a discussion of the entities that comprise TXU Energy and the use of historical business data to prepare TXU Energy's financial statements and related notes, see Note 1 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         Dollar amounts in the following tables are stated in millions of United States dollars, unless otherwise noted.

OVERVIEW

         TXU Energy is a Delaware limited liability company that began operations on January 1, 2002. TXU Energy is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. As of that date, US Holdings transferred to TXU Energy its power generation assets and retail customers. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the retail electric provider of TXU SESCO; the wholesale portfolio management and the unregulated commercial and industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power generation operations. On January 1, 2002, US Holdings also transferred its transmission and distribution operations to Oncor.

         TXU Energy is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, and portfolio management, including risk management and certain trading activities. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

         In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale portfolio management and the unregulated commercial and industrial retail gas operations of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, that were originally part of ENSERCH Corporation, and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the December 31, 2002 balance sheet of TXU Energy.

CRITICAL ACCOUNTING POLICIES

         TXU Energy's significant accounting policies are detailed in Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000, and Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS. TXU Energy follows US GAAP. In applying these accounting policies in the preparation of TXU Energy's consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of TXU Energy that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

     FINANCIAL INSTRUMENTS AND MARK-TO-MARKET ACCOUNTING

         TXU Energy enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to manage market risks related to changes in commodity prices, including costs of fuel for generation of power, as well as changes in interest rates. These financial instruments are accounted for in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, prior to October 26, 2002, Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The majority of financial instruments entered into by TXU Energy are derivatives as defined in SFAS No. 133.

         SFAS No. 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS No. 133 provides exceptions to this accounting if (a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or
(b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Any hedge ineffectiveness is recorded in earnings. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings.

         TXU Energy documents designated commodity and debt-related hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Energy applies hedge accounting in accordance with SFAS No. 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items.

         Pursuant to SFAS No. 133, the normal purchase or sale exception and the cash flow hedge designation are elections that can be made by management if certain strict criteria are met and documented. As these elections can reduce the volatility in earnings resulting from fluctuations in fair value, results of operations could be materially affected by such elections.

         Financial instruments entered into in connection with indebtedness to manage interest rate risk are generally accounted for as cash flow hedges in accordance with SFAS No. 133.

         EITF Issue No. 98-10 required mark-to-market accounting for energy-related contracts, whether or not derivatives under SFAS No. 133, that were deemed to be entered into for trading purposes as defined by that rule. The majority of commodity contracts and energy-related financial instruments entered into by TXU Energy to manage commodity price risk represented trading activities as defined by EITF Issue No. 98-10 and were therefore marked to market. On October 25, 2002, the EITF rescinded EITF Issue No. 98-10. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting.

         In June 2002, in connection with the EITF's consensus on Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," additional guidance on recognizing gains and losses at the inception of a trading contract was provided. In November 2002, this guidance was extended to all derivatives. If the commercial and industrial contracts that TXU Energy enters into do not meet the revised guidance, then income from such contracts will be recognized on a settlement basis.

         The majority of financial instruments entered into by TXU Energy for the purpose of managing risk or optimizing margins in meeting the energy demands of customers are derivatives and will continue to be subject to SFAS No. 133.

         Mark-to-market accounting recognizes changes in the value of financial instruments as reflected by market price fluctuations. In the energy market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid periods. The liquid period varies by region and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

         For those periods where quoted market prices are not available, forward price curves are developed based on the available information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

     REVENUE RECOGNITION

         TXU Energy generally records revenue for retail and wholesale energy sales under the accrual method, with the exception of certain large commercial and industrial contracts that are derivatives as defined in SFAS No. 133 and have therefore been marked-to-market. Retail electric revenues are recognized when electricity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity consumed from the meter reading date to the end of the period. The unbilled revenue is estimated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption.

         As a result of the opening of the Texas market to competition and related changes in systems and processes within ERCOT, adjustments are recorded for accounts receivable from or payable to ERCOT related to system balancing and are recorded net in revenues. Such balances reflect estimates of volumetric data and are subject to adjustment as data is reconciled and final settlements are received. Net accounts receivable from ERCOT totaled approximately $40 million at December 31, 2002, covering periods that date back to 2001.

         Revenues reflect unrealized gains and losses related to large commercial and industrial retail contracts, including unrealized gains recorded upon inception of these contracts, as discussed below under - "Commodity Contracts and Mark-to-Market Activities." Results of wholesale portfolio management activities, which represent realized and unrealized gains and losses from transacting in energy-related contracts, are also reported as a component of revenues. As discussed above under - "Financial Instruments and Mark-to-Market Accounting," recognition of unrealized gains and losses involves a number of assumptions and estimates that could have a significant effect on reported revenues and earnings.

         The historical financial statements for periods prior to 2002 included adjustments made to revenues of TXU Energy for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Energy recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred were less than amounts included in customer billings, revenues were reduced. Following deregulation of the Texas market on January 1, 2002, any changes to the fuel factor component of the price-to-beat rate amounts are applied prospectively.

     ACCOUNTING FOR CONTINGENCIES

         The financial results of TXU Energy may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

         A significant contingency that TXU Energy accounts for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debt expense is based on factors such as historical write-off experience, agings of current accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions and customers' behaviors. With the opening of the Texas electricity market to competition, many historical measures used to estimate bad debt experience may be less reliable.

The changing environment, including effects of the provider of last resort rules, as discussed below under - "Regulation and Rates," billing delays due to new procedures within ERCOT and changes in systems and processes, and customer churn due to competitor actions has added some level of complexity to the estimation process. In 2002, TXU Energy recorded bad debt expense of $158 million.

         In connection with the opening of the Texas market to competition, the Texas Legislature established a retail clawback provision intended to incent affiliated retail electric providers of utilities to actively compete for customers outside their historical service territories. As discussed below under
- "Regulation and Rates - Retail Clawback," and in Note 9 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS, a retail clawback liability arises if TXU Energy retains more than 60% of US Holdings' former residential and small commercial power consumption after the first two years of competition. The amount of the liability is based on the number of such customers retained as of January 1, 2004 less the number of new customers added from outside the historical service territory multiplied by $90. In 2002, TXU Energy recorded a retail clawback accrual of $185 million ($120 million after-tax) reported in the "Cost of energy sold and delivery fees" caption of the statement of income. The accrual reflects assumptions and estimates regarding the number of customers expected in and out of territory. The accrual is subject to further adjustment as the actual measurement date approaches.

     IMPAIRMENT OF LONG-LIVED ASSETS

         TXU Energy evaluates long-lived assets for impairment whenever indications of impairment exist, in accordance with the requirement of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." One of those indications is a current expectation that "more likely than not" a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The determination of the existence of this and other indications of impairment involves judgments that are subjective in nature and in some cases requires the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of TXU Energy's property, plant and equipment, which includes a fleet of generation assets using different fuels and individual plants that have varying utilization rates, requires the use of significant judgments in determining the existence of impairment indications and grouping assets for impairment testing.

         In 2002, TXU Energy recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of current wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on current appraisals of property and equipment. The charge is reported in the "Other deductions" caption of the statement of income. As the writedown is based on current estimates, the remaining carrying value of the projects of $113 million is subject to further adjustment should estimates of recoverable value change.

     GOODWILL AND INTANGIBLE ASSETS

         TXU Energy evaluates goodwill for impairment at least annually in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." TXU Energy has performed impairment tests, and no goodwill impairment charges were recorded.

         TXU Energy primarily uses discounted cash flow analyses to test for goodwill impairment. Such analyses require a significant number of estimates and assumptions regarding future earnings, working capital requirements, capital expenditures, discount rate, terminal year growth factor and other modeling factors.

     DEPRECIATION

         The depreciable lives of power generation plants are based on management's estimates/determinations of the plants' economically useful lives. To the extent that the actual lives differ from these estimates, there would be an impact on the amount of depreciation charged to the financial statements.

     DEFINED BENEFIT PENSION PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS

         TXU Energy is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. TXU Energy also participates with TXU Corp. and certain other affiliated subsidiaries of TXU Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Corp. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits (see Note 7 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS) are dependent upon numerous factors, assumptions and estimates.

         For example, these costs are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions made to the plan, and earnings on plan assets. The TXU Retirement Plan's assets are primarily made up of equity and fixed income investments. Changes made to the provisions of the plan may also impact current and future pension costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

         In accordance with SFAS No. 87, "Employers' Accounting for Pensions," changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

         As of December 31, 2002, key assumptions of the TXU Retirement Plan and other postretirement benefit plans were revised, including decreasing the expected return on plan assets from 9% to 8.5% and decreasing the assumed discount rate from 7.5% to 6.75%. In selecting assumed discount rates, TXU Corp. considered fixed income security yield rates for AA rated portfolios as reported by Moody's. In selecting an assumed rate of return on plan assets, TXU Corp. considered past performance and economic forecasts for the types of investments held by the plan. The market value of the TXU Retirement Plan assets has been affected by sharp declines in equity markets since the first quarter of 2000. Plan asset values have declined $151 million and $49 million in 2002 and 2001, respectively. The projected benefit obligation has increased by $165 million as a result of the change in the discount rate. Further, based on the current assumptions and available information, in 2003 funding requirements for TXU Energy are expected to increase approximately $3 million and pension expense is expected to increase, as a result of the changed assumptions above and other actions, a total of approximately $17 million over 2002 amounts. Pension cost and cash funding requirements could increase in future years.

         As a result of the TXU Retirement Plan asset return experience, at December 31, 2002, TXU Energy was required to recognize its portion of an additional minimum liability as prescribed by SFAS No. 87 and SFAS No. 132, "Employers' Disclosures about Pensions and Postretirement Benefits." The liability, which amounted to $60 million ($39 million after-tax) for TXU Energy, was recorded as a reduction to member interests through a charge to Other Comprehensive Income, and did not affect net income for 2002. The charge to Other Comprehensive Income will be reversed in future periods to the extent fair value of trust assets exceeds the accumulated benefit obligation.

         The amounts provided above for funding requirements, pension expense and minimum liability adjustment represent allocations of the TXU Retirement Plan to TXU Energy.

RESULTS OF OPERATIONS

     OPERATING DATA

                                              THREE MONTHS ENDED       SIX MONTHS ENDED              YEAR ENDED
                                                   JUNE 30,                JUNE 30,                 DECEMBER 31,
                                              -------------------      ----------------   ------------------------------
                                                2003        2002       2003       2002       2002       2001      2000
                                                ----        ----       ----       ----       ----       ----      ----
OPERATING STATISTICS:
Retail electric sales volumes (GWh)......      19,804      22,771       39,202    45,157     90,581    99,151    100,493
Wholesale electric sales volumes (GWh)...       8,384       7,115       15,835    13,314     29,578     6,409      6,154
Retail electric customers (end of period
   and in thousands-number of meters)....                                2,649     2,731      2,737     2,728      2,672

OPERATING REVENUES (MILLIONS OF DOLLARS):
Retail electric:
     Residential.........................     $   808     $   781     $ 1,492    $ 1,476    $ 3,108   $ 3,255    $ 3,263
     Commercial and industrial...........         832         831       1,580      1,881      3,415     3,837      4,025
                                                  ---         ---       -----      -----      -----     -----      -----
         Total...........................       1,640       1,612       3,072      3,357      6,523     7,092      7,288
Wholesale electric.......................         281         209         518        355        845        96        168
Portfolio management activities..........          62         112         153         49        211       258         44
Other revenues...........................          62          86         108         57        159        46        254
Mitigation...............................           -           -           -          -          -       (34)      (305)
                                                  ---         ---         ---        ---        ---       ----      -----
         Total operating revenues........     $ 2,045     $ 2,019     $ 3,851    $ 3,818    $ 7,738    $ 7,458    $ 7,449
                                              =======     =======     =======    =======    =======    =======    =======

WEATHER (AVERAGE FOR SERVICE TERRITORY) *
     Percent of normal:
         Cooling degree days.............      107.0%      106.6%      104.7%     106.1%     99.9%     100.5%     119.1%
         Heating degree days.............       64.0%       69.0%      103.9%      99.2%    101.6%     97.5%       94.6%

__________________________
* Weather data is obtained from Meteorlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the United States Department of Commerce).


         The results of operations and the related management's discussion of those results for all periods presented have been restated to reflect the change in format of the statements of consolidated income, the inclusion of delivery fees in 2001 and 2000 and the impact of EITF Issue No. 02-3, as discussed below. For a description of new line items, see Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

     CHANGES IN ACCOUNTING STANDARDS

         In June 2002, the EITF reached a consensus on certain aspects of Issue No. 02-3 regarding the presentation of trading activities in the statement of income. The new rules were effective for TXU Energy on July 1, 2002, and required that all trading contracts, as defined by EITF Issue No. 98-10, whether or not physically settled, be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. Prior period amounts have been reclassified to conform to this new reporting requirement. Transactions affected by the new reporting requirements represent contracts that provided for physical delivery but were settled financially without delivery, as well as contracts physically settled but classified as trading activities. With the rescission of EITF Issue No. 98-10, discussed below, the EITF modified Issue No. 02-3 to apply to contracts that are derivatives and entered into for trading purposes effective January 1, 2003. The new reporting requirements have no impact on TXU Energy's gross margin, net income or cash provided by operating activities.

         Effective January 1, 2002, TXU Energy incurs electricity delivery fees charged by Oncor and other transmission and distribution utilities, which TXU Energy includes in billings to its large commercial and industrial customers. For residential and small business customers, the price-to-beat rates include a delivery component, but such billed amounts are not necessarily equivalent to delivery fees incurred by TXU Energy. Prior revenues as previously reported represented only the revenues associated with generation activity, as such revenues were derived by unbundling the revenues of US Holdings into a generation component and a delivery component. The delivery component revenues have been included in TXU Energy's revenues and cost of energy sold for the year ended December 31, 2001 and 2000. TXU Energy's gross margin for those years is not affected by the inclusion of these electricity delivery fees.

         The table below summarizes the impact on TXU Energy's operating revenues and cost of energy sold for prior years of the new reporting rules under EITF Issue No. 02-3 and the inclusion of delivery fees.

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                    2001          2000
                                                                    ----          ----
Operating revenues as previously reported...................    $  10,867     $  10,858
Electricity delivery fees...................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues..       (5,159)       (5,318)
                                                                   ------        ------
Operating revenues after reclassification...................    $   7,458     $   7,449
                                                                =========     =========

Cost of energy sold and delivery fees as previously reported    $   8,211     $   8,510
Electricity delivery fees...................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues..       (5,159)       (5,318)
                                                                   ------        ------
Cost of energy sold and delivery fees after reclassification    $   4,802     $   5,101
                                                                =========     =========


         In October 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. SFAS No. 143, "Accounting for Asset Retirement Obligations," became effective on January 1, 2003. As a result of these two changes in accounting standards, TXU Energy recorded a cumulative effect of changes in accounting principles as of January 1, 2003. For a detailed discussion of these accounting changes, see Note 2 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         The following summarizes the effect on results for the six months ended June 30, 2003 for changes in accounting principles effective January 1, 2003:


 Charge from  rescission of EITF Issue No.  98-10,  net of tax effect    $(63)
 of $34 million...................................................
 Credit  from  adoption  of SFAS No.  143,  net of tax  effect  of $3       5
 million
      Total net charge............................................       $(58)


          For further discussion of other changes in accounting standards, see
Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 and Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

INTERIM PERIODS

     THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS
     ENDED JUNE 30, 2002
     ---------------------------------------------------------

         Operating revenues increased $26 million, or 1%, to $2.0 billion in 2003. Retail and wholesale electric revenues increased $100 million, or 5%, to $1.9 billion, reflecting a $203 million increase due to higher average prices partially offset by a $103 million reduction due to lower sales volumes. The price variance primarily reflects the effect of increased price-to-beat rates, due to approved fuel factor increases and higher pricing in the large commercial and industrial business, both resulting from higher natural gas costs. The volume variance primarily reflects a 13% decline in overall retail electric sales volumes due to the effects of increased competitive activity, primarily in the large commercial and industrial segment of the market. The effect of lower retail volumes was partially offset by an 18% increase in wholesale electric volumes, reflecting a partial shift in the large commercial and industrial customer base from retail to wholesale services. Results from portfolio management activities, which include realized and unrealized gains and losses on hedging transactions, declined $50 million due primarily to the effect of less favorable price movements on commodity contract positions. Other revenues declined $24 million due largely to the effect of discontinuing recognition of origination gains on commercial/industrial retail contracts.

         GROSS MARGIN --

                                                                               THREE MONTHS ENDED
                                                                                    JUNE 30,
                                                               --------------------------------------------------
                                                                               % OF                      % OF
                                                                  2003        REVENUE       2002        REVENUE
                                                                  ----        -------       ----        -------

Operating revenues.......................................       $ 2,045         100%      $ 2,019          100%
Costs and expenses:
     Cost of energy sold and delivery fees...............         1,282          63%        1,185           59%
     Operating costs.....................................           186           9%          178            9%
     Depreciation and amortization related to generation
         assets..........................................            87           4%          102            5%
                                                                     --           --          ---            --
Gross margin.............................................       $   490          24%      $   554           27%
                                                                =======          ==       =======           ==


         Gross margin is considered a key operating metric as it measures the effect of changes in sales volumes and pricing versus the direct variable and fixed costs of energy sold, whether generated or purchased.

         The depreciation and amortization expense included in gross margin excludes $8 million and $5 million of such expense for the three months ended June 30, 2003 and 2002, respectively, that is not directly related to generation property, plant and equipment.

         Gross margin decreased $64 million, or 12%, to $490 million in 2003. The decrease was driven by lower retail sales volumes, primarily in the large commercial/industrial business. Higher average pricing was largely offset by higher costs of energy sold and lower portfolio management results. Increased power costs reflected higher natural gas costs and an outage at the nuclear generation plant as a result of a lightning strike on a transmission line. Mark-to-market accounting for commodity contracts increased revenues and gross margin by $56 million in 2003 and by $134 million in 2002 (as compared to accounting on a settlement basis). Operating costs rose $8 million, or 4%, to $186 million primarily due to the timing of repair and maintenance expenses.

         In July 2003, an unexpected outage occurred in one of the units at the Comanche Peak nuclear generation facility in order to repair a reactor coolant water pump, resulting in approximately $20 million in higher costs of energy sold that will be reflected in third quarter results.

         In July 2003, TXU Energy filed a request with the Commission to raise its price-to-beat rates as a result of higher natural gas prices. The Commission has 45 days from the filing of the request, or as soon as practical thereafter, to review the request, which would increase revenues by an estimated $180 million on an annualized basis ($50 million for the remainder of 2003, if approved in mid-September).

         A decrease in depreciation and amortization (including amounts shown in the gross margin table above) of $12 million, or 11%, to $95 million in 2003 included a $13 million decline due to adjusted depreciation rates related to TXU Energy's generation fleet effective with second quarter reporting. This adjustment reflects an extension in the estimated depreciable life of its nuclear generation facility of approximately 11 years (to 2041) to better reflect its useful life, partially offset by higher depreciation rates for lignite and gas facilities to reflect investments made in recent years.

         A decrease in selling, general and administrative expenses of $64 million, or 29%, to $153 million in 2003 was driven by cost reductions, primarily lower staffing and related administrative expenses, initiated in response to the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities and the expected deferral of deregulation of energy markets in other states. Lower selling, general and administrative expenses also reflected lower levels of bad debt expense, reflecting reduction in billing and collection delays experienced in 2002 in connection with the transition to competition. Selling, general and administrative expenses were also favorably impacted by lower activity in the small strategic retail services business. Favorable comparisons of selling, general and administrative expenses are expected to continue over the balance of 2003.

         Other income increased by $3 million to $16 million in 2003. Other income included net gains on sales of properties and businesses of $15 million in 2003, including a $3 million net gain on the sale of certain retail commercial and industrial gas operations, and $12 million in 2002.

         Interest expense and other charges increased $36 million, or 72%, to $86 million in 2003. The increase reflects $28 million due to higher average interest rates, including credit line fees, $3 million due to higher average debt levels and $5 million in amortization of the discount on the exchangeable subordinated notes issued by TXU Energy in November 2002. Higher average interest rates were due in part to replacement of short-term borrowings with higher rate long-term debt.

         The effective tax rate increased to 33.0% in 2003 from 31.5% in 2002. The increase was driven by higher state income tax accruals.

         Income before cumulative effect of changes in accounting principles decreased $29 million, or 16%, to $154 million in 2003. The decline was driven by the decrease in gross margin and the increase in interest expense, partially offset by decreased selling, general and administrative and depreciation and amortization expenses. Net pension and postretirement benefit costs reduced net income by $9 million in 2003 and $5 million in 2002.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002
     -------------------------------------------------------------------------

         Operating revenues increased $33 million, or 1%, to $3.9 billion in 2003. Retail and wholesale electric revenues declined $122 million, or 3%, to $3.6 billion, reflecting a $218 million reduction due to lower volumes partially offset by a $96 million increase due to higher average prices. The volume variance primarily reflects a 13% decline in overall retail electric sales volumes due to the effects of increased competitive activity, primarily in the large commercial and industrial segment of the market. The effect of lower retail volumes was partially offset by a 19% increase in wholesale electric volumes reflecting a partial shift in the large commercial and industrial customer base from retail to wholesale services. The price variance reflects the effect of increased price-to-beat rates and higher wholesale electric sales prices, both resulting from higher natural gas prices. Results from portfolio management activities, which include realized and unrealized gains and losses on hedging transactions, rose $104 million due primarily to the effect of more favorable price movements on commodity contract positions. Other revenues increased $51 million due in part to activity in the small strategic retail services business.

         GROSS MARGIN --

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                               ---------------------------------------------------
                                                                               % OF                      % OF
                                                                  2003        REVENUE       2002        REVENUE
                                                                  ----        -------       ----        -------

Operating revenues.......................................       $ 3,851          100%     $ 3,818          100%
Costs and expenses:
     Cost of energy sold and delivery fees...............         2,500           65%       2,126           56%
     Operating costs.....................................           379           10%         340            9%
     Depreciation and amortization related to generation
         assets..........................................           189            5%         203            5%
                                                                    ---            -          ---            -
Gross margin.............................................       $   783           20%     $ 1,149           30%
                                                                =======           ==      =======           ==


         The depreciation and amortization expense included in gross margin excludes $19 million and $23 million of such expense for the six months ended June 30, 2003 and 2002, respectively, that is not directly related to generation property, plant and equipment.

         Gross margin decreased $366 million, or 32%, to $783 million in 2003. The decrease reflected the effect of increased costs of energy sold that exceeded higher average pricing and higher portfolio management results. Lower retail sales volumes, primarily in the large commercial/industrial business, also contributed to the decline in margin. Increased power costs reflected higher natural gas costs and an outage at the nuclear generation plant as a result of a lightning strike on a transmission line. Mark-to-market accounting for commodity contracts increased revenues and gross margin by $33 million in 2003 and decreased results by $12 million in 2002 (as compared to accounting on a settlement basis). Operating costs rose $39 million, or 11%, to $379 million primarily due to the timing of repair and maintenance expenses, higher costs in the small strategic retail services business, higher pension and other postretirement benefit expenses and employee severance costs associated with cost reduction initiatives.

         In July 2003, an unexpected outage occurred in one of the units at the Comanche Peak nuclear generation facility in order to repair a reactor coolant water pump, resulting in approximately $20 million in higher costs of energy sold that will be reflected in third quarter results.

         In July 2003, TXU Energy filed a request with the Commission to raise its price-to-beat rates as a result of higher natural gas prices. The Commission has 45 days from the filing of the request, or as soon as practical thereafter, to review the request, which would increase revenues by an estimated $180 million on an annualized basis ($50 million for the remainder of 2003, if approved in mid-September).

         A decrease in depreciation and amortization, including amounts shown in the gross margin table above, of $18 million, or 8%, to $208 million in 2003 was primarily due to a $13 million decline due to adjusted depreciation rates related to TXU Energy's generation fleet as discussed above and the timing of intangible asset amortization expense during the 2002 year.

         A decrease in selling, general and administrative expenses of $140 million, or 32%, to $297 million in 2003 was driven by lower levels of bad debt expense, reflecting reduction in billing and collection delays experienced in 2002 in connection with the transition to competition, and cost reduction initiatives as discussed above. Favorable comparisons of selling, general and administrative expenses are expected to continue over the balance of 2003.

         Other income increased by $9 million to $24 million in 2003. Other income included net gains on sales of properties and businesses of $21 million in 2003, including a $9 million gain on the sale of certain retail commercial and industrial gas operations, and $12 million in 2002.

         Interest income declined by $6 million, or 67%, to $3 million in 2003 primarily due to lower average advances to affiliates.

         Interest expense and other charges increased $54 million, or 50%, to $163 million in 2003. The increase reflects $33 million due to higher average interest rates, including credit line fees, $11 million due to higher average debt levels and $10 million in amortization of the discount on the exchangeable subordinated notes issued by TXU Energy in November 2002. Higher average interest rates were due in part to replacement of short-term borrowings with higher rate long-term debt.

         The effective tax rate decreased to 30.3% in 2003 from 31.9% in 2002. The decrease was driven by the effect of comparable (to 2002) tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2003.

         Income before cumulative effect of changes in accounting principles decreased $181 million, or 49%, to $189 million in 2003. The decline was driven by the decrease in gross margin and the increase in interest expense, partially offset by decreased selling, general and administrative and depreciation and amortization expenses. Results for the six months reflected a $16 million (after-tax) gain on the settlement of outstanding counterparty default events and $9 million (after-tax) in severance charges. Net pension and postretirement benefit costs reduced net income by $18 million in 2003 and by $11 million in 2002.

     ANNUAL PERIODS

         The 2001 and 2000 financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its generation and transmission and distribution operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the transmission and distribution operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002. Further, certain financial information was deemed to be not reasonably allocable because of the changed nature of TXU Energy's and Oncor's operations subsequent to the opening of the market to competition, as compared to US Holdings' previous operations. Such activities and related financial information consisted primarily of costs related to retail customer support activities, including billing and related bad debts expense and gross receipts taxes, as well as regulated revenues associated with these costs. Financial information related to these activities was reported in Oncor's results of operations for the 2001 and 2000 periods. The resultant effects on comparability to results of operations for 2002 are discussed below in the annual comparisons. Had the unbundled operations of US Holdings actually existed as separate entities in a deregulated environment, their results of operations could have differed materially from those included in the historical financial statements included herein.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO 2001
     ---------------------------------------------

         TXU Energy's operating revenues increased $280 million, or 4%, to $7.7 billion in 2002. Wholesale electric revenues increased $749 million to $845 million, reflecting the substantial increase in wholesale sales volumes due to the opening of the Texas market to competition. Retail electric revenues declined $569 million, or 8%, to $6.5 billion, reflecting a $613 million reduction due to lower volumes partially offset by a $44 million increase due to higher average pricing. The price variance reflects a shift in customer mix, partially offset by the effect of lower rates. A 9% decline in overall retail electric sales volumes was primarily due to the effects of increased competitive activity in the small business and large commercial and industrial markets. Year-end residential electric customer counts, reflecting losses in the historical service territory and gains in new territories due to competition, were about even with the prior year. The increase in revenues also reflects certain revenues and related retail and generation expenses that were the responsibility of Oncor in 2001, but are included in TXU Energy revenues in 2002.

         GROSS MARGIN --

                                                                            YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------------
                                                                                 % OF                     % OF
                                                                   2002        REVENUE        2001       REVENUE
                                                                   ----        -------        ----       -------
Operating revenues.....................................          $ 7,738         100%        $ 7,458        100%
Cost and expenses:
   Cost of energy sold and delivery fees...............            4,803          62%          4,802         64%
   Operating costs.....................................              747          10%            708         10%
   Depreciation and amortization related to generation assets        396           5%            391          5%
                                                                     ---           -             ---          -
Gross margin...........................................          $ 1,792          23%        $ 1,557         21%
                                                                 =======          ==         =======         ==

         The depreciation and amortization expense included in gross margin excludes $42 million and $6 million of such expenses for the years ended December 31, 2002 and 2001, respectively, that is not directly related to generation property, plant and equipment.

         Gross margin increased $235 million, or 15%, to $1.8 billion in 2002. The increase was driven by lower average costs of electricity and delivery fees and significant growth in wholesale electric sales in the newly deregulated ERCOT market, partially offset by the effect of lower retail electric volumes. Gross margin in 2002 was negatively affected by the accrual of $185 million for retail clawback, discussed above under - "Critical Accounting Policies - Accounting for Contingencies," which is reported in cost of energy sold and delivery fees. Results of wholesale portfolio management activities were down $47 million from the prior year, primarily due to hedge ineffectiveness. Mark-to-market accounting for wholesale and retail commodity contracts reduced revenues and gross margin by $72 million in 2002, as compared to accounting on a settlement basis, and increased results in 2001 by $314 million. Operating costs rose $39 million, or 6%, to $747 million primarily reflecting repair and maintenance costs associated with an unplanned outage at the nuclear-powered generation plant.

         The increase in total depreciation and amortization, other than goodwill, including amounts shown in the gross margin table above, of $41 million, or 10%, to $438 million was primarily due to investments in computer systems required to operate in the newly deregulated market, and expansion of office facilities.

         An increase in selling, general and administrative expenses of $477 million, or 131%, to $842 million reflected the effect of retail customer support costs and bad debt expense of approximately $150 million that were the responsibility of Oncor in 2001. The increase in selling, general and administrative expenses also reflected $199 million in higher staffing and other administrative costs related to expanded retail sales operations and portfolio management activities, and higher bad debt expense of $90 million, all due largely to the opening of the Texas electricity market to competition. With the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities, and the expected deferral of deregulation of energy markets in other states, TXU Energy initiated several cost savings initiatives in 2002 that are expected to continue in 2003. Such actions resulted in $31 million in severance charges in 2002, which contributed to the increase in selling, general and administrative expense. In addition, new provider of last resort rules established by the Commission are expected to result in reduced bad debt expense. For a discussion of these rules, see Note 9 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS. With the anticipated lower staffing and related administrative expenses and improvement in bad debt experience, selling, general and administrative expenses are expected to decline in 2003.

         Franchise and revenue-based taxes rose $106 million to $121 million due to state gross receipts taxes that were the responsibility of Oncor in 2001. Effective in 2002, state gross receipts taxes related to electricity revenues are an expense of TXU Energy, while local gross receipts taxes are an expense of Oncor.

         Other income increased by $30 million to $33 million, reflecting amortization of $30 million of a gain on the sale in 2002 of two generation plants.

         Other deductions increased by $55 million to $254 million. Amounts in 2002 included a $237 million writedown of two generation plant construction projects. See the discussion above under -- "Critical Accounting Policies -- Impairment of Long-Lived Assets." Amounts in 2001 included $149 million in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Texas restructuring legislation, a $22 million regulatory asset writeoff pursuant to a regulatory order and $18 million in various asset writedowns.

         Interest income declined by $28 million, or 74%, to $10 million primarily due to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in 2001.

         Interest expense and other charges declined $7 million, or 3%, to $216 million. Of the change, $53 million was due to lower average debt levels, which was partially offset by $38 million due to higher rates and an $8 million increase in capitalized interest.

         The effective tax rate decreased to 25.0% in 2002 from 28.7% in 2001. The decrease was driven by the effect of comparable (to 2001) tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2002. For more information, see Note 6 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         Income before extraordinary loss decreased $293 million, or 52%, to $270 million in 2002. The decline was driven by an increase in selling, general and administrative expenses and higher franchise and revenue-based taxes, partially offset by the improved gross margin, net of the effect of the retail clawback accrual. Net pension and postretirement benefit cost reduced net income by $21 million in 2002 and $13 million in 2001.

         TXU Energy recorded an extraordinary loss in 2001 of $56 million (net of income tax benefit of $62 million) consisting of net charges related to US Holdings' settlement plan approved by the Commission. For more information, see the discussion below under - "Regulation and Rates - Settlement Plan" and Note 9 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

     YEAR ENDED DECEMBER 31, 2001 COMPARED TO 2000
     ---------------------------------------------

         TXU Energy's operating revenues of $7.5 billion for 2001 were essentially even with the prior year. This performance reflected lower retail electricity revenues of approximately $200 million, or 3%, largely offset by increased wholesale portfolio management activities, due in large part to the anticipated opening of the Texas market to competition, as well as increased wholesale activity in markets outside of Texas. Lower retail electricity revenues reflected both volume declines and lower fuel revenues, due to lower fuel (primarily natural gas) costs in generation operations, partially offset by a lower adjustment for earnings in excess of the regulatory earnings cap (mitigation). Retail electricity volumes declined 1% due to milder, more normal weather, partially offset by the effect of 2% growth in number of customers.

         GROSS MARGIN --

                                                                            YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------------
                                                                                 % OF                     % OF
                                                                   2001        REVENUE        2000       REVENUE
                                                                   ----        -------        ----       -------
Operating revenues.....................................        $   7,458          100%     $   7,449         100%
Cost and expenses:
   Cost of energy sold and delivery fees...............            4,802           64%         5,101          69%
   Operating costs.....................................              708           10%           673           9%
   Depreciation and amortization related to generation assets        391            5%           390           5%
                                                                     ---            -            ---           -
Gross margin...........................................        $   1,557           21%     $   1,285          17%
                                                               =========           ==      =========          ==


         The depreciation and amortization expense included in gross margin excludes $6 million and $1 million of such expense for the years ended December 31, 2001 and 2000, respectively, that is not directly related to generation property, plant and equipment.

         Gross margin increased $272 million, or 21%, to $1.6 billion in 2001. The improved results reflected growth in wholesale portfolio management activities, arising primarily in anticipation of the opening of the Texas market to competition, partially offset by an increase in operating costs. Mark-to-market accounting for commodity contracts increased revenues and gross margin by $314 million in 2001 (as compared to accounting on a settlement basis.) This amount reflects $88 million in origination gains recorded upon execution of retail contracts with large commercial and industrial customers. Such contracts are derivatives and are marked-to-market in accordance with SFAS No. 133. Operating costs increased $35 million, or 5%, to $708 million in 2001 primarily reflecting higher generation plant maintenance costs.

         The increase in depreciation and amortization, other than goodwill (including amounts shown in the gross margin table above), of $6 million, or 2%, to $397 million was primarily due to investments in computer systems and expansion of office facilities.

         The increase in selling, general and administrative expense of $117 million, or 47%, to $365 million reflected higher spending for staffing and computer systems to support expanded retail sales and portfolio management operations, largely in anticipation of deregulation of the Texas electricity market, as well as increased bad debt expense. The increase in bad debts was primarily due to the rise in fuel costs and related revenue in late 2000 and early 2001.

         Other income decreased by $29 million to $3 million, reflecting a $28 million gain on the sale of land in 2000.

         Other deductions increased $193 million to $199 million, reflecting $149 million in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999

Texas restructuring legislation, a $22 million write-off of regulatory assets pursuant to a regulatory order and $18 million in various asset writedowns, all in 2001.

         Interest income increased $32 million to $38 million primarily due to interest income on under-recovered fuel costs under regulation.

         Interest expense and other charges declined $34 million, or 13%, to $223 million due primarily to lower interest rates and a $9 million increase in capitalized interest.

         The effective tax rate increased to 28.7% in 2001 from 27.5% in 2000, primarily due to higher state income taxes.

         Income before extraordinary loss decreased $13 million, or 2%, to $563 million in 2001. The decrease was driven by higher other deductions, which included losses on debt extinguishments, and increased selling, general and administrative expenses, partially offset by higher gross margin.

         TXU Energy recorded an extraordinary loss in 2001 of $56 million (net of income tax benefit of $62 million), as described above in the comparison of results for 2002 versus 2001.

     COMMODITY CONTRACTS AND MARK-TO-MARKET ACTIVITIES

         The table below summarizes the changes in commodity contract assets and liabilities for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001. For the six months ended June 30, 2003, the net increase, excluding "cumulative effect of change in accounting principle" and "other activity" as described below, of $33 million represents the net favorable effect of mark-to-market accounting on earnings. The net decrease for the year ended December 31, 2002, excluding "other activity" as described below, of $72 million represents the net unfavorable effect of mark-to-market accounting on earnings for this period. The net increase for the year ended December 31, 2001, excluding "other activity" as described below, of $314 million represents the net favorable effect of mark-to-market accounting on earnings for this period. The net effects represent the difference between earnings under mark-to-market accounting versus accounting for gains and losses upon settlement of the contracts.

                                                                              SIX MONTHS
                                                                                 ENDED            YEAR ENDED
                                                                                JUNE 30,         DECEMBER 31,
                                                                                 2003            2002         2001
                                                                                 ----            ----         ----

   Balance of net commodity contract assets at beginning of period.......       $  316       $    371      $    27

   Cumulative effect of change in accounting principle (1) ..............          (75)             -            -

   Settlements of positions included in the opening balance (2) .........          (82)          (230)         (54)

   Unrealized mark-to-market valuations of positions held at end of period (3)     115            158          368

   Other activity (4)....................................................          (17)            17           30
                                                                                ------       --------      -------

   Balance of net commodity contract assets at end of period ............       $  257       $    316      $   371
                                                                                ======       ========      =======

____________________________________
(1) Represents a portion of the pre-tax cumulative effect of the rescission of EITF Issue No. 98-10. For more information, see Note 2 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS.
(2) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
(3) For periods prior to January 1, 2002, includes unrealized gains recognized upon origination of retail electric contracts in accordance with SFAS No. 133 as discussed below, and $14 million on nonderivative wholesale contracts entered into prior to July 1, 2002. There were no significant changes in fair value attributable to changes in valuation techniques in the current period.
(4) Includes the initial values of positions involving the receipt or payment of cash, such as option premiums, the amortization of such values and the sale of certain retail commercial and industrial gas operations. In 2002, includes $71 million of unsettled liabilities to Enron Corporation reclassified to other current liabilities. These activities have no effect on unrealized mark-to-market valuations.


         ORIGINATION GAINS -- Because of the opening of the Texas electricity market to competition, retail electric contracts are no longer subject to rate regulation and are negotiated between the various retail electric providers and the customer. An especially competitive environment resulted for power contracts with large commercial and industrial customers. The contracts are derivatives as defined in SFAS No. 133 and, therefore, were marked-to-market upon execution prior to January 1, 2003. Origination gains of $40 million and $88 million were recorded in 2002 and 2001, respectively. The decline reflected fewer contracts executed in 2002. The average term of a commercial and industrial contract is approximately 18 months.

         The commercial and industrial contracts are typically standard contracts that provide for the delivery of power at fixed prices up to the expected load. Within the ERCOT system, a competitive, liquid wholesale market exists. Given TXU Energy's inherent asset position of baseload generation coupled with the ability to transact competitively in the wholesale market, a "dealer profit" was recognized prior to January 1, 2003. TXU Energy is able to validate the forward price curve of the commodity given the short term nature of the retail contracts and the existence of a wholesale market in ERCOT. For more information, see the discussion above under - "Changes in Accounting Standards" and in Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS under - "Financial Instruments and Mark-to-Market Accounting."

         As a result of guidance provided in EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," TXU Energy has not recognized origination gains on commercial/industrial retail contracts in 2003. For more information, see Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         MATURITY TABLE -- Of the net commodity contract asset balance above at June 30, 2003, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $291 million. The offsetting net liability of $34 million included in the June 30, 2003 balance consists of unamortized net option premiums received. The following table presents the unrealized mark-to-market balance at June 30, 2003, scheduled by contractual settlement dates of the underlying positions.

                                      MATURITY DATES OF UNREALIZED NET MARK-TO-MARKET BALANCES AT JUNE 30, 2003
                                   --------------------------------------------------------------------------------
                                     MATURITY LESS                                   MATURITY IN
                                         THAN          MATURITY OF    MATURITY OF     EXCESS OF
SOURCE OF FAIR VALUE                     1 YEAR        1-3 YEARS      4-5 YEARS        5 YEARS         TOTAL
--------------------                     ------        ---------      ---------        -------         -----
Prices actively quoted..........        $    (7)       $     -         $     -        $     -         $    (7)
Prices provided by other
  external sources..............            176             73               7             (1)            255
Prices based on models..........             30             13               -              -              43
                                             --             --             ---             ---             --
Total...........................        $   199        $    86         $     7        $    (1)        $   291
Percentage of total fair value..             68%            30%              2%           - %             100%


         As the above table indicates, approximately 98% of the unrealized mark-to-market valuations at June 30, 2003 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2005. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power and natural gas generally extend through 2005 and 2012, respectively. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

         PORTFOLIO MANAGEMENT -- The use of commodity contracts to manage risks, generally referred to as trading activities, is one of several responsibilities of the "portfolio management" operations of TXU Energy. Portfolio management refers to risk management and value creation activities undertaken to balance the demand for energy by customers with the supply of energy in an economically efficient and effective manner. These activities include:

     o Managing the utilization of generation assets through "make or buy" decisions.

     o    Forecasting volume demands and scheduling supply resources.

     o Entering into short and long-term contracts to balance energy supply and demand.

     o    Arranging physical sales of energy to wholesale customers.

     o Buying and selling energy-related contracts to minimize the cost of fuel used to generate electricity and to maximize the margin earned on wholesale and retail sales of energy. These activities are sometimes broadly characterized as "trading." However, speculative trading, whereby energy-related financial instruments are bought and sold outside of the supply/demand balancing process with the objective of generating profits on anticipated price changes, represents a small fraction of TXU Energy's portfolio management activities.

         In this MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, analyses of revenue and gross margin performance refer to results of wholesale portfolio management activities. Such results represent net realized and unrealized gains and losses from transacting in energy-related contracts as described in the last point above, which are reported as a component of revenues.

     COMPREHENSIVE INCOME

         A minimum pension liability loss adjustment of $60 million ($39 million after-tax) was recorded in other comprehensive income in the year ended December 31, 2002. The minimum pension liability represents the difference between the excess of the accumulated benefit obligation over the plans' assets and the liability reflected in the balance sheet. Further, based on the current assumptions and available information, funding requirements in 2003 related to the pension plans are expected to increase for TXU Energy by $3 million, and pension expense is expected to increase approximately $17 million over the 2002 amounts. The recording of the liability did not affect TXU Energy's financial covenants in any of its credit agreements.

         TXU Energy has historically used, and will continue to use, derivative financial instruments that are highly effective in offsetting future cash flow volatility in interest rates and energy commodity prices. The amounts included in other comprehensive income are expected to be used in the future to offset the impact of rate or price changes on related payments. Amounts in other comprehensive income include (i) the value of cash flow hedges, based on current market conditions and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amortization, providing the transaction that was hedged is still probable. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled.

         For the years ended December 31, 2002 and 2001, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $197 million ($128 million after-tax) and gains of $25 million ($16 million after-tax), respectively. Losses in 2002 were evenly divided between decreases of $98 million ($63 million after-tax) in the fair value of interest rate hedges because of lower interest rates and decreases of $99 million ($65 million after-tax) in the fair value of commodity hedges. Gains in 2001 were related to increases in the fair value of commodity hedges.

         During 2002, $21 million ($14 million after-tax) in other comprehensive income gains was recognized in earnings, primarily reflecting commodity hedges.

         For the three months ended June 30, 2003 and 2002, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $31 million ($20 million after-tax) and $65 million ($42 million after-tax), respectively. Losses in 2003 were due to decreases in the fair value of commodity hedges, while losses in 2002 were primarily due to decreases in the fair value of interest rate hedges because of lower interest rates.

         For the six months ended June 30, 2003 and 2002, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $151 million ($98 million after-tax) and $131 million ($85 million after-tax), respectively. Losses in 2003 were due to decreases in the fair value of commodity hedges, while losses in 2002 were due to decreases in the fair value of commodity hedges of $89 million ($58 million after-tax) and decreases in the fair value of interest rate hedges because of lower interest rates of $42 million ($27 million after-tax).

         For the three months ended June 30, 2003 and 2002, amounts realized in earnings for cash flow hedges were losses of $35 million ($23 million after-tax) and gains of $1 million, respectively. For the six months ended June 30, 2003 and 2002, amounts realized in earnings for cash flow hedges reflected losses of $110 million ($71 million after-tax) and gains of $6 million ($4 million after-tax), respectively. Losses and gains realized in earnings reflected the recognition of hedge effects as the underlying hedged transactions were settled.

         See also the discussions under - "Derivatives and Hedges" in Note 6 to the financial statements for the three and six months ended June 30, 2003 and 2002 and Note 12 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

FINANCIAL CONDITION

     LIQUIDITY AND CAPITAL RESOURCES

         TXU Energy expects to satisfy its liquidity needs from existing cash balances, cash flows from operations, advances from affiliates, renewal of existing credit facilities, successful remarketing of mandatorily tendered securities, issuance of additional securities and dispositions of non-strategic assets.

         CASH FLOWS --

         INTERIM PERIODS - Cash flows provided by operating activities for the first six months of 2003 were $610 million compared to $550 million for 2002. The increase in cash flows provided by operating activities in 2003 of $60 million, or 11%, reflected favorable working capital (accounts receivable, accounts payable and inventories) changes of $388 million, partially offset by lower cash earnings of $175 million (net income adjusted for the significant noncash reconciling items identified in the statement of cash flows) and payments of $102 million related to counterparty default events and the termination and liquidation of those outstanding positions. The net working capital improvement reflected the effect of billing and collection delays in 2002 associated with the transition to competition.

         Cash flows used in financing activities for the first six months of 2003 were $1 billion compared to $713 million for 2002. Debt-related activities in 2003 (including short-term borrowings and advances from affiliates) reflected retirements and repayments of $1.8 billion, partially offset by long-term debt issuances of $1.3 billion. Debt retirements and repayments, net of issuances, totaled $285 million in 2002. Cash distributions to US Holdings totaled $400 million in 2003 and $377 million in 2002. Payments to Oncor on the excess mitigation credit note payable totaled $99 million in 2003 and $47 million in 2002.

         Cash flows used in investing activities were $125 million in the first six months of 2003 compared to $179 million provided in 2002. Capital expenditures declined to $104 million in 2003 from $150 million in 2002, driven by lower development spending. Purchases of nuclear fuel were $35 million in 2003 compared to $50 million in 2002. Proceeds from the sale of certain retail commercial and industrial gas operations provided $15 million in 2003, compared to $443 million from the sale of generation facilities in 2002.

         For the six months ended June 30, 2003, depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $30 million. This difference primarily represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice.

         ANNUAL PERIODS - Cash flows provided by operating activities for the year ended December 31, 2002 were $1.0 billion compared to $1.2 billion and $670 million for the years ended December 31, 2001 and 2000, respectively. The decrease in cash flows provided by operating activities in 2002 of $142 million, or 12%, reflected a number of factors. The principal driver of the decline was lower cash earnings (net income adjusted for the significant noncash items identified in the statement of cash flows). The net working capital (accounts receivable, accounts payable and inventories) increase of approximately $380 million in 2002 was comparable to 2001. However, this performance reflected higher unbilled accounts receivable of approximately $200 million related to the opening of the Texas market to competition, which reflects the effects of a new ERCOT protocol that allows five days to clear meter-read data through ERCOT, as well as other changes in billing processes. The higher accounts receivable was largely offset by increased accounts payable, reflecting more purchases of power (as opposed to power generated by TXU Energy) and timing of payments. The operating cash flow performance in 2002 was favorably impacted by higher balances due Oncor of approximately $200 million, reflecting the start-up of billing retail electric providers for electric delivery fees, but this change was largely offset by the effect of a return of margin deposits of $227 million in 2001 (in exchange for letters of credit). The increase in cash flows in 2001 from 2000 of $506 million was driven by the effect of under-recovered fuel costs, reflecting high gas prices in 2000 that reduced cash flows in 2000 as the gas costs were incurred, but increased cash flows in 2001 as the costs were recovered from customers.

         Cash flows used in financing activities were $407 million, $765 million and $252 million during the years 2002, 2001 and 2000, respectively. Net issuances, retirements and repurchases of debt securities in 2002 resulted in net cash outflows of $872 million. Advances from affiliates increased $1.2 billion, reflecting the drawdown of credit facilities in the fourth quarter of 2002 by US Holdings, primarily to repay TXU Energy's commercial paper borrowings, and notes payable to banks increased $282 million in 2002. Cash distributions to US Holdings in 2002 were $777 million.

         Cash flows used in investing activities were $44 million, $406 million and $404 million for the years ended December 31, 2002, 2001 and 2000, respectively. Proceeds in 2002 from the sale of the Handley and Mountain Creek power plants in the Dallas-Ft. Worth area were $443 million. Acquisitions in 2002 included $36 million for a cogeneration and wholesale production business in New Jersey. Capital expenditures declined to $274 million in 2002 from $330 million, reflecting the spending in 2001 for computer system development and office facilities in connection with the opening of the Texas market to competition. Nuclear fuel spending of $52 million reflected refuelings at the Comanche Peak nuclear generation facility. Other investing activities in 2002 included terminations of out-of-the-money cash flow hedges, primarily reflecting declines in interest rates.

         For the year ended December 31, 2002, depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $64 million. This difference primarily represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice.

         GENERATION PLANT ACQUISITIONS AND DISPOSITIONS -- In May 2002, TXU Energy acquired a 260 megawatt combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

         In April 2002, TXU Energy completed the sale of its Handley and Mountain Creek generating plants in the Dallas-Fort Worth area with total plant capacity of 2,334 megawatts for $443 million in cash, including an above-market price tolling agreement with a fair value of $190 million. The tolling agreement provides for TXU Energy to purchase power during the summer months through 2006. A pretax gain on the sale of $146 million, net of the effects of the above-market tolling agreement, was deferred, and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet.

         FUTURE CAPITAL REQUIREMENTS -- As of December 31, 2002, capital expenditures were estimated at $328 million for 2003, substantially all of which is for maintenance and organic growth of existing operations, and are expected to be funded by cash flows from operations.

     FINANCING ACTIVITIES

         EXCHANGEABLE DEBT -- In November 2002, TXU Energy issued $750 million of exchangeable subordinated notes. The notes were to mature in November 2012, bear interest at the annual rate of 9% and permit the deferral of interest payments. TXU Corp. granted the holders the right to exchange the notes for TXU Corp. common stock. The number of shares of TXU Corp. common stock issuable upon the exercise of the exchange right is determined by dividing the principal amount of notes to be exchanged by the exercise price. The exercise price and the number of shares to be issued are subject to anti-dilution adjustments. The proceeds from the issuance of the notes were used for the repayment of two standby credit facilities that expired in November 2002. TXU Energy has recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, for the value of the exchange right as TXU Corp. granted an irrevocable right to exchange the notes for shares of TXU Corp. common stock. This discount amount is being amortized to interest expense over the term of the debt. At the time of any exchange of the notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings. See also the discussion below under - "Capitalization."

         The terms of the notes provided TXU Energy the right to require the holders of the notes to exchange their interest in the notes for exchangeable preferred equity interests in TXU Energy with economic and other terms identical to the notes. In July 2003, TXU Energy exercised this exchange right. The preferred equity interests currently are convertible into TXU Corp. common stock at an exercise price of $13.1242. The market price of TXU Corp. common stock on June 30, 2003 was $22.45. Any exchange of these securities into common stock would result in a proportionate write-off of the related unamortized discount discussed above as a charge to earnings. If all these securities had been exchanged into common stock on June 30, 2003, the pre-tax charge would have been $259 million.

         CAPITALIZATION -- The ratios of TXU Energy's long-term debt (less amounts due currently) to long-term debt (less amounts due currently) plus members' interests at June 30, 2003 and December 31, 2002 were 47.4% and 35.8%, respectively. Long-term debt includes TXU Energy's $750 million 9% Fixed Exchangeable Subordinated Notes (net of unamortized discount balance of $259 million and $264 million at June 30, 2003 and December 31, 2002, respectively.) Members' interests include $266 million of original non-cash capital contribution related to the issuance of such notes.

         In August 2003, TXU Corp. entered into a $500 million 5-year revolving credit facility with LOC 2003 Trust, a special purpose, wholly-owned subsidiary of TXU Corp. (LOC Trust). LOC Trust, in turn, entered into a $500 million 5-year secured credit facility with a group of lenders. TXU Corp. intends to capitalize LOC Trust with approximately $525 million of cash, which will be invested by the lenders in permitted investments as directed by LOC Trust. LOC Trust's assets, including the investments, will constitute collateral for the benefit of the lenders to secure issuances of letters of credit or loans, and are owned by LOC Trust. During the term of the facility, LOC Trust will be required to maintain collateral in an amount equal to 105% of the commitments under the secured facility. Upon capitalization of LOC Trust, TXU Corp. may request up to $500 million of letters of credit or up to $250 million of loans from LOC Trust, subject in the aggregate to its $500 million commitment, for the benefit of TXU Corp. and its subsidiaries, which may be provided through issuances of letters of credit or loans by the lenders. LOC Trust's assets are not available to satisfy claims of creditors of TXU Corp. or its subsidiaries. However, LOC Trust may terminate all or a portion of the secured facility at any time and request the release of any collateral not required to secure outstanding letters of credit from the lenders.

         At June 30, 2003, US Holdings and its subsidiaries, including TXU Energy, had credit facilities as follows:

                                                                                         AT JUNE 30, 2003
                                                                            --------------------------------------------------
                                         EXPIRATION       AUTHORIZED          FACILITY    LETTERS OF    CASH
FACILITY                                    DATE          BORROWERS            LIMIT       CREDIT     BORROWINGS  AVAILABILITY
--------                                    ----          ---------            -----       ------     ----------  ------------

Five-Year Revolving Credit Facility     February 2005    US Holdings         $ 1,400      $  391       $    -      $1,009
Revolving Credit Facility               February 2005    TXU Energy, Oncor       450          21            -         429
Three-Year Revolving Credit Facility    May 2005         US Holdings             400           -            -         400
                                                                                 ---         ---          ---         ---
      Total North America                                                    $ 2,250      $  412       $    -      $1,838
                                                                             =======      ======       ======      ======

         Through April 2003, $1.8 billion in outstanding cash borrowings as of December 31, 2002 under the credit facilities were repaid, and the facilities were restructured. A $450 million revolving credit facility was established for TXU Energy and Oncor that matures on February 25, 2005. This facility will be used for working capital and other general corporate purposes, including letters of credit, and replaces the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under the facility.

         This facility, as well as others available to TXU Energy, will provide back-up for any future issuance of commercial paper by TXU Energy and Oncor. At June 30, 2003, there was no outstanding commercial paper under the credit facilities.

          In connection with the restructuring of the North America credit facilities of TXU Corp., in April 2003:

     o Oncor cancelled its undrawn $150 million secured 364-day credit facility that was scheduled to expire in December 2003.

     o US Holdings replaced TXU Corp. as the borrower under the $500 million three-year revolving credit facility. Concurrently, the facility was reduced to $400 million.

     o US Holdings' $1.4 billion five-year revolving credit facility was amended. Among other things, the amendment increased the amount of letters of credit allowed to be issued under the facility to $1 billion from $500 million.

         In addition to providing back-up of commercial paper issuance by TXU Energy and Oncor, the facilities above are for general corporate and working capital purposes, including providing collateral support for TXU Energy portfolio management activities.

         UNITED STATES DEBT RESTRUCTURING -- During the fourth quarter of 2001, US Holdings restructured its debt in connection with its plan for compliance with the 1999 Texas restructuring legislation. As a result of the debt restructuring and refinancings, TXU Energy recorded a loss on early extinguishment of debt of $149 million in other deductions ($97 million after-tax). For more information, see Notes 1, 9 and 13 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         LONG-TERM DEBT -- During the six months ended June 30, 2003, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                                            ISSUANCES   RETIREMENTS
                                                                            ---------   -----------
     Fixed rate senior notes..........................................       $1,250      $    72
     Pollution control revenue bonds..................................           44           97
     Other............................................................            -            1
                                                                             $1,294      $   170

         During the year ended December 31, 2002, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                                           Issuances   Retirements
                                                                           ---------   -----------
    Exchangeable subordinated notes..................                      $    750    $      -
    Pollution control revenue bonds..................                            61          61
    Floating rate debentures.........................                             -       1,500
    Other long-term debt.............................                             -         122
                                                                           --------    --------
      Total..........................................                      $    811    $  1,683
                                                                           ========    ========


         For further detail of debt issuance and retirements, financing arrangements, and capitalization, see Notes 3 and 4 to the financial statements for the three and six months ended June 30, 2003 and 2002 and Note 5 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

         SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of June 30, 2003, TXU Energy (through certain subsidiaries), Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. The June 30, 2003 financial statements reflect the sale of $1.0 billion face amount of TXU Energy's receivables to TXU Receivables Company under the program in exchange for cash of $465 million and $528 million in subordinated notes, with $10 million of losses on sales for the six months ended June 30, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program increased $36 million in the six month period ended June 30, 2003 primarily due to reserve requirements that were reduced through a temporary amendment in recognition of improving collection trends. Higher loss reserve requirements in previous periods reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition. Funding increases or decreases under the program are reflected as cash provided by or used in operating activities.

         Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Corp.'s subsidiaries' retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

         In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The program was also amended to coincide with the credit facilities' covenants by removing investment grade credit ratings as a requirement of an eligible originator and substituting maintenance of fixed charge coverage ratios and debt to capital ratios as requirements of an eligible originator. In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition.

         CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

          1) all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

          2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

         The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customers' switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new provider of last resort rules by the Commission and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

         Under the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

         CREDIT RATINGS OF TXU CORP. AND CERTAIN UNITED STATES SUBSIDIARIES -- The current credit ratings for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:

                    TXU Corp.         US Holdings          Oncor           TXU Energy
                    ---------         -----------          -----           ----------
                     (Senior            (Senior          (Secured)           (Senior
                   Unsecured)         Unsecured)                           Unsecured)
  S&P                 BBB-               BBB-               BBB               BBB
  Moody's             Ba1                Baa3               Baa1              Baa2
  Fitch               BBB-               BBB-               BBB+              BBB

         Moody's currently maintains a negative outlook for TXU Corp. and a stable outlook for US Holdings, TXU Energy and Oncor. Fitch currently maintains a stable outlook for each such entity. S&P currently maintains a negative outlook for each such entity.

         These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debt, which is one notch below investment grade.

         A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

         FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- The terms of certain financing arrangements of TXU Energy contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Energy's preferred membership interests (formerly subordinated notes) also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of June 30, 2003, TXU Energy and its subsidiaries were in compliance with all such applicable covenants.

         Certain financing and other arrangements of TXU Energy contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

         Other agreements of TXU Energy, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Energy or its subsidiaries.

         Credit Rating Provisions
         ------------------------

         TXU Energy has provided a guarantee of the obligations under TXU Corp.'s lease (approximately $135 million at June 30, 2003) for its headquarters building. In the event of a downgrade of TXU Energy's credit rating to below investment grade, a letter of credit would need to be provided within 30 days of any such ratings decline.

         TXU Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that its credit rating falls below investment grade.

         Based on its current commodity contract positions, if TXU Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request TXU Energy to post additional collateral of approximately $204 million.

         In addition, TXU Energy has a number of other contractual arrangements where the counterparties would have the right to request TXU Energy to post collateral if its credit rating was downgraded below investment grade by any specified rating agency. The amount TXU Energy would post under these transactions depends in part on the value of the contracts at that time. As of June 30, 2003, based on current market conditions, the maximum TXU Energy would post for these transactions is $295 million. Of this amount, $249 million relates to an arrangement that would require that TXU Energy be downgraded to below investment grade by all three rating agencies before collateral would be required to be posted.

         TXU Energy is also the obligor on leases aggregating $164 million. Under the terms of those leases, if TXU Energy's credit rating was downgraded to below investment grade by any specified rating agency, TXU Energy could be required to sell the assets, assign the leases to a new obligor that is investment grade, post a letter of credit or defease the leases.

         ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if TXU Energy's credit rating was downgraded to below investment grade by any specified rating agency, TXU Energy could be required to post collateral of approximately $60 million.

         Cross Default Provisions
         ------------------------

         Certain financing arrangements of TXU Energy contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

         A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility, the $68 million US Holdings letter of credit reimbursement and credit facility agreement and $30 million of TXU Mining senior notes (which have a $1 million threshold).

         A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million or more would result in a cross default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor, but not as to TXU Energy.

         A default or similar event under the terms of the TXU Energy preferred membership interests (formerly subordinated notes) that results in the acceleration (or other mandatory repayment prior to the mandatory redemption date) of such security or the failure to pay such security at the mandatory redemption date would result in a default under TXU Energy's $1.25 billion senior unsecured notes.

         TXU Energy has entered into certain mining and equipment leasing arrangements aggregating $127 million that would terminate upon the default of any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

         The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

         TXU Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

         A default by TXU Corp. on indebtedness of $50 million or more would result in a cross default under the new $500 million five-year revolving credit facility.

         TXU Energy and its subsidiaries have other arrangements, including interest rate swap agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

     OFF BALANCE SHEET ARRANGEMENTS

         See the discussion above under - "Sale of Receivables."

     COMMITMENTS AND CONTINGENCIES

         LONG-TERM CONTRACTUAL OBLIGATIONS AND COMMITMENTS -- The following table summarizes the contractual cash obligations of TXU Energy, as of December 31, 2002, for each of the periods presented. For more information, see Note 10 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS for additional disclosures regarding terms of these obligations.

                                                                 PAYMENT DUE
                                      -------------------------------------------------------------------
CONTRACTUAL  CASH OBLIGATIONS           2003       2004       2005       2006       2007     THEREAFTER
-----------  ----------------           ----       ----       ----       ----       ----     ----------

Long - term debt..................    $    72    $     -    $    30    $     -    $     -    $ 2,603
Capital lease obligations ........          1          1          2          2          2          6
Operating leases .................         65         65         69         65         69        513
Capacity payments-electricity
     contracts ...................        315        163        146        117         17          -
Coal contracts ...................         94         78         23         18          -          -
Pipeline transportation and storage
     reservation fees.............         14          6          6          6          4          6
                                      -------    -------    -------    -------    -------    -------
Total contractual cash obligations    $   561    $   313    $   276    $   208    $    92    $ 3,128
                                      =======    =======    =======    =======    =======    =======

         As of June 30, 2003, there were no material changes in cash commitments from those disclosed above.

         CONTINGENCIES -- For discussions of guarantees and other contingencies, see Note 5 to the financial statements for the three and six months ended June 30, 2003 and 2002 and Note 10 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         Market risk is the risk that TXU Energy may experience a loss in value as a result of changes in market conditions such as commodity prices or interest rates, which TXU Energy is exposed to in the ordinary course of business. TXU Energy's exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy and financial portfolio, as well as volatility and liquidity of markets. TXU Energy enters into financial instruments, including cash flow hedges to manage interest rate risks related to its indebtedness, as well as exchange traded, OTC contracts and other contractual commitments to manage commodity price risk in its portfolio management activities.

     RISK OVERSIGHT

         TXU Energy's portfolio management operations manage the market, credit and operational risk of the unregulated energy business within limitations established by senior management and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily by risk management groups that operate and report independently of the portfolio management operations, utilizing industry accepted practices and analytical methodologies. These techniques measure the risk and change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, Value at Risk (VaR) methodologies.

         TXU Corp. has a corporate risk management organization that is headed by a chief risk officer. The chief risk officer, through his designees, enforces the VaR limits by region, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks inherent in the various businesses of TXU Corp. and their associated transactions. Key risk control activities include, but are not limited to, credit review and approval, operational and market risk measurement, validation of transactions, portfolio valuation and daily portfolio reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

     COMMODITY PRICE RISK

         TXU Energy is subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products marketed and purchased. Through its portfolio management operations, TXU Energy actively manages its portfolio of owned generation, fuel supply and retail load to mitigate the impacts of these risks on its results of operations.

         In managing energy price risk, TXU Energy enters into short and long term physical contracts, financial contracts that are traded on exchanges and OTC, and bilateral contracts with customers. Speculative trading activities represent a small fraction of the portfolio management process. The portfolio management operation continuously monitors the valuation of identified risks and adjusts the portfolio based on current market conditions. Valuation adjustments or reserves are established in recognition that certain risks exist until full delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments have either matured or are closed out.

         VAR METHODOLOGY -- A VaR methodology is used to measure the amount of current and prospective risk that exists within a portfolio under a variety of market conditions. The VaR process produces an estimate of a portfolio's potential for loss given a specified confidence level and considers among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities. Stress testing of market variables is also conducted to simulate and address abnormal market conditions.

         The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e., the time necessary for management action, such as to liquidate positions); and
(iii) historical estimates of volatility and correlation data.

         VALUE AT RISK FOR ENERGY CONTRACTS SUBJECT TO MARK-TO-MARKET ACCOUNTING -- This measurement estimates the maximum potential loss in value, due to changes in market conditions, of all energy-related contracts subject to mark-to-market accounting, based on a specific confidence level and an assumed holding period. Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period. A probabilistic simulation methodology is used to calculate VaR, and is considered by management to be the most effective way to estimate changes in a portfolio's value based on assumed market conditions for liquid markets.

                                                                 JUNE 30,      DECEMBER 31,
                                                                   2003            2002
                                                                   ----            ----

       Period-end Mark-to-Market VaR.....................          $  26           $  23
       Average Mark-to-Market VaR (year-to-date).........          $  31           $  38


         PORTFOLIO VAR -- Represents the estimated maximum potential loss in value, due to changes in market conditions, of the entire energy portfolio, including owned assets and all contractual positions (the portfolio assets). Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period and includes both mark-to-market and accrual positions.

                                                                 JUNE 30,      DECEMBER 31,
                                                                   2003            2002
                                                                   ----            ----

       Period-end Portfolio VaR...........................         $ 180           $ 144
       Average Portfolio VaR (year-to-date) (a)...........         $ 186             N/A

       (a) Comparable information on an average VaR basis is not available for the full year 2002.


         OTHER RISK MEASURES -- The metrics appearing below provide information regarding the effect of energy changes in market conditions on earnings and cash flow of TXU Energy.

         EARNINGS AT RISK (EAR) -- EaR measures the estimated potential loss in expected earnings due to changes in market conditions. EaR metrics include the portfolio assets except for accrual positions expected to be settled beyond the fiscal year. Assumptions include using a 95% confidence level over a five-day holding period under normal market conditions.

         CASH FLOW AT RISK (CFAR) -- CFaR measures the estimated potential loss of expected cash flow over the next six months, due to changes in market conditions. CFaR metrics include all portfolio positions that impact cash flow during the next six months. Assumptions include using a 99% confidence level over a 6-month holding period under normal market conditions. The following CFaR calculation is based on a contract settlement period of six months.

                                                                 JUNE 30,      DECEMBER 31,
                                                                   2003            2002
                                                                   ----            ----

       EAR................................................         $  20           $  28
       CFAR...............................................         $ 108           $ 178


     INTEREST RATE RISK

         The table below provides information concerning TXU Energy's financial instruments as of December 31, 2002 and 2001 that are sensitive to changes in interest rates. The weighted average rate is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts and fair value hedges on long-term debt are excluded from the table. See Note 3 to the financial statements for the three and six months ended June 30, 2003 and 2002 included in the section of this prospectus titled FINANCIAL STATEMENTS for discussion of the issuances of new fixed rate debt and retirements of fixed rate debt since December 31, 2002 and new interest rate swaps.

                                             EXPECTED MATURITY DATE
                                -------------------------------------------------
                                                                                              2002                2001
                                                                         THERE-    2002      FAIR      2001      FAIR
                                 2003     2004    2005     2006   2007    AFTER    TOTAL      VALUE     TOTAL    VALUE
                                 ----     ----    ----     ----   ----    -----    -----      -----     -----    -----
Long-term debt (including
current maturities)
  Fixed rate  (a)               $   72   $  -    $   30   $   -  $   -   $2,170   $2,272     $2,230    $ 1,646   $1,651
  Average interest rate          7.00%      -     6.88%       -      -    6.46%    6.48%          -          -        -
  Variable rate                     -       -         -       -      -   $  433   $  433     $  432     $ 1,932  $1,932
      Average interest rate         -       -         -       -      -    1.46%    1.46%          -          -        -

______________________________________
(a) Reflects the maturity date and not the remarketing date for certain debt which is subject to mandatory tender for remarketing prior to maturity. For details concerning long-term debt subject to mandatory tender for remarketing, see Note 5 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included in the section of this prospectus titled FINANCIAL STATEMENTS.

     CREDIT RISK

         Credit risk relates to the risk of loss that TXU Energy may incur as a result of non-performance by counterparties. TXU Energy maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty's financial condition, credit ratings, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Energy has standardized documented processes for monitoring and managing its credit exposure, including methodologies to analyze counterparties' financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and stress tested to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Energy. Additionally, TXU Energy has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

         CONCENTRATION OF CREDIT RISK -- TXU Energy's gross exposure to credit risk as of June 30, 2003 was $3.0 billion, representing trade accounts receivable, commodity contract assets and derivative assets, net of allowance of uncollectible accounts receivable of $65 million.

         A large share of gross assets subject to credit risk represents accounts receivable from the retail sale of electricity and gas to residential and small commercial customers. The risk of material loss from non-performance from these customers is unlikely based upon historical experience. Reserves for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions.

         Most of the remaining trade accounts receivable are with large commercial and industrial customers. TXU Energy's wholesale commodity contract counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and energy trading companies.

         The following table presents the distribution of credit exposure as of June 30, 2003, for commodity contract assets, and derivative assets and trade accounts receivable from large commercial and industrial customers, by investment grade and noninvestment grade, credit quality and maturity.

                                                                            EXPOSURE BY MATURITY
                                                               -------------------------------------------
                             EXPOSURE
                              BEFORE                                                     GREATER
                              CREDIT    CREDIT         NET       2 YEARS     BETWEEN     THAN 5
                            COLLATERAL  COLLATERAL  EXPOSURE     OR LESS    2-5 YEARS     YEARS      TOTAL
                            ----------  ----------  --------     -------    ---------     -----      -----

Investment grade             $  886      $  (35)    $  851      $  643      $  108      $  100      $  851
Noninvestment grade             501        (152)       349         281          35          33         349
                             ------      ------     ------      ------      ------      ------      ------
     Totals                  $1,387      $ (187)    $1,200      $  924      $  143      $  133      $1,200
                             ======      ======     ======      ======      ======      ======      ======

Investment grade                 64%         19%        71%
Noninvestment grade              36%         81%        29%


         The exposure to credit risk from these customers and counterparties, excluding credit collateral, as of June 30, 2003, is $1.4 billion net of standardized master netting contracts and agreements which provide the right of offset of positive and negative credit exposures with individual customers and counterparties. When considering collateral currently held by TXU Energy (cash, letters of credit and other security interests), the net credit exposure is $1.2 billion. Of this amount, approximately 71% of the associated exposure is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU

Energy's internal credit evaluation process. Those customers and counterparties without an S&P rating of at least BBB- or similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models to estimate an S&P equivalent rating. TXU Energy routinely monitors and manages its credit exposure to these customers and counterparties on this basis.

         TXU Energy had no exposure to any one customer or counterparty greater than 10% of the net exposure of $1.2 billion at June 30, 2003. Additionally, approximately 77% of the credit exposure, net of collateral held, has a maturity date of two years or less. TXU Energy does not anticipate any material adverse effect on its financial position or results of operations as a result of non-performance by any customer or counterparty.

REGULATION AND RATES

     RESTRUCTURING LEGISLATION

         See Note 9 to the financial statements for the years ended December 31, 2002, 2001 and 2000 for a description of the significant provisions of the 1999 Texas restructuring legislation. The opening of the Texas market to competition was effective January 1, 2002.

     SETTLEMENT PLAN

         On December 31, 2001, US Holdings filed a settlement plan with the Commission that resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Texas restructuring legislation. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The settlement was approved by the Commission in June 2002 and has become final.

         EXCESS MITIGATION CREDIT -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit designed to result in a $350 million, plus interest, credit (reduction) applied to delivery fees billed to retail electric providers applied over a two-year period ending December 31, 2003. The actual amount of this credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. The resulting net earnings reduction for the year 2003 is currently expected to be approximately $14 million after-tax, after consideration of the portion of the credit reflected in TXU Energy's results as an affiliated retail electric provider.

         REGULATORY ASSET SECURITIZATION -- In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs as discussed above. The settlement provides that there can be an initial issuance of securitization bonds in the amount of up to $500 million, expected to be completed in the third quarter of 2003, followed by a second issuance of the remainder expected in the first half of 2004. The settlement resolves all issues related to regulatory assets and liabilities.

         RETAIL CLAWBACK -- If TXU Energy retains more than 60% of its historical residential and small commercial power consumption after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to delivery fees billed by Oncor to retail electric providers, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 1, 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period.

         Transmission and distribution utilities in Texas are required to file a progress report with the Commission when over 35% of the residential or small commercial price-to-beat customer load that existed in the transmission and distribution utility's service territory prior to the January 1, 2002 onset of customer choice is being served by retail electric providers other than the transmission and distribution utility's affiliated retail electric provider.

         Accordingly, on June 30, 2003, Oncor reported to the Commission that, as of May 31, 2003, approximately 37% of the total historical small commercial customer load, as adjusted pursuant to Commission rules, in its service territory was being served by retail electric providers other than TXU Energy.

         For purposes of these reports, the Commission's rules adjust the total historical load to remove load for those individual small commercial customers who now use more than 1,000 kilowatts, and for those customers in which the aggregate use of all their affiliates under common control is more than 1,000 kilowatts and have contracted with Oncor's affiliated retail electric provider, TXU Energy. The calculations do not take into account the small commercial load that TXU Energy has gained outside of the Oncor service territory. Also the report filed by Oncor does not address the residential category where a significantly smaller percentage of the load is served by retail electric providers other than TXU Energy.

         If the 40% threshold related to the small commercial load is met, TXU Energy would reassess, and adjust accordingly, the estimated $185 million accrual it previously recorded, which included amounts related to this customer category. In addition, TXU Energy would be able to price competitively to this class of customer.

         STRANDED COST RESOLUTION -- TXU Energy's stranded costs, not including regulatory assets, are fixed at zero. Accordingly, it will not have to conduct the stranded cost true-up in 2004 provided for in the 1999 Texas restructuring legislation.

         FUEL COST RECOVERY -- The settlement also provides that US Holdings will not seek to recover its unrecovered fuel costs that existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

         The 1999 Texas restructuring legislation provides that an affiliated retail electric provider may request that the Commission adjust its price-to-beat fuel factor not more than twice a year if the affiliated retail electric provider demonstrates that the existing fuel factor does not adequately reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers. The Commission's rules further provide that an affiliated retail electric provider may request that the Commission adjust the price-to-beat fuel factor upward or downward. Neither the law nor the Commission's rules give the Commission or any other entity the right to file a petition seeking to require an affiliated retail electric provider to increase or decrease its price-to-beat fuel factor.

         Under amended Commission rules, effective in March 2003, affiliated retail electric providers of utilities are allowed to petition the Commission twice per year for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 5% (10% if the petition is filed after November 15 of any year) from the level used to set the existing price-to-beat fuel factor rate.

          o In January 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills rose approximately 12%.

          o On July 23, 2003, TXU Energy filed another request with the Commission to increase the fuel factor component of its price-to-beat rates. The change would raise the average monthly residential electric bill of a customer using an average of 1,000 kilowatt-hours by 3.7 percent, or $3.61 per month. Even with the increase, TXU Energy would continue to have the lowest price-to-beat rate in the state. The Commission has 45 days from the filing of the request, or as soon as possible, to review the request, and is expected to make a decision in August 2003. This request would increase TXU Energy's revenues by approximately $180 million ($50 million for the remainder of 2003, if approved in mid-September) on an annualized basis.

     SUMMARY

         Although TXU Energy cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

                                    BUSINESS

INTRODUCTION

         TXU Energy was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. On that date, the power generation and certain retail operations of US Holdings, the portfolio management operations and the unregulated commercial and industrial retail gas operations of TXU Gas and other energy related businesses of TXU Corp. were transferred to TXU Energy. The electricity transmission and distribution businesses of US Holdings and TXU SESCO were transferred to Oncor, a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

         The relationships of the entities affected by the restructuring of US Holdings and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001, which provides, in general, that the economic impacts of the transition of the electricity business from a regulated to a competitive environment will be borne by TXU Energy.

         TXU Energy is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, and portfolio management, including risk management and certain trading activities, primarily in the State of Texas. TXU Energy is one of the largest competitive retailers of energy in the United States. Regulatory restructuring in Texas has resulted in competitive markets within the state, thus presenting additional opportunities for growth accompanied by the introduction of competitive pressures. TXU Energy's operations are conducted principally through the following subsidiaries: TXU Generation; TXU Portfolio Management; TXU Energy Retail; TXU Energy Solutions; TXU Fuel; and two coal mining subsidiaries.

         TXU Energy's strategy is to focus on operational excellence, customer retention and low risk growth from core operations in Texas. TXU Energy intends to accomplish this through the operation of a single, integrated energy business managing a portfolio of assets, capabilities and customer relationships. TXU Energy's portfolio of assets includes 19,140 megawatts of owned or leased power generating capacity, approximately 2,700 megawatts of power generating capacity under power purchase contracts and approximately 2.6 million retail electric customers. Early in 2002, TXU Energy intended to enhance its significant business portfolio in Texas through expansion into other regions in North America. However, the slowed pace of deregulation, the weaker economy, reduced liquidity in the power markets and reduced developmental capital spending have resulted in TXU Energy delaying those growth objectives until competitive and regulatory environments develop and economic factors improve. TXU Energy is currently implementing plans to reduce operating costs.

         TXU Energy's power generating facilities provide TXU Energy with the capability to supply a significant portion of the wholesale power market demand in Texas, particularly the North Texas market, at competitive production costs. As part of TXU Energy's integrated business portfolio, much of the low cost power generation is available to supply the power demands of its retail customers and other competitive retail electric providers.

         TXU Energy's portfolio management operation is responsible for managing the risks inherent in TXU Energy's portfolio of businesses and providing supply structuring, pricing and risk management services in connection with TXU Energy's unregulated retail energy activities. The portfolio management operation also is responsible for the commodity price risk management of the fuel supply needs of TXU Energy's generating plants as well as the dispatch and sale of power from those plants.

POWER PRODUCTION

         The power fleet in Texas consists of 22 owned or leased plants with generating capacity fueled as follows: 2,300 megawatts nuclear; 5,837 megawatts coal/lignite; and 10,881 megawatts gas/oil. TXU Energy has adequate power capacity to supply its retail customer base from its power fleet and purchases from third parties. TXU Energy believes that a key competitive advantage is its ability to produce electricity at low variable costs. The power generating plants and other important properties of TXU Energy are located primarily on land owned in fee simple.

         TXU Energy completed the acquisition of the Pedricktown, New Jersey co-generation facility and wholesale energy production business in April 2002. The acquisition included a 122 megawatt combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. In May 2002, TXU Energy acquired a 260 megawatt combined-cycle power production facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

         In April 2002, TXU Energy completed the sale of its Handley and Mountain Creek power generating plants (total plant capacity of 2,334 megawatts). The Handley plant consists of five natural gas-fueled generating units with a total plant capacity of 1,441 megawatts. The Mountain Creek plant consists of five natural gas-fueled generating units with a total plant capacity of 893 megawatts. The transaction included a power purchase and tolling agreement for TXU Energy to purchase power during the summer months through 2006. TXU Energy from time to time may sell additional assets to reduce its position in the Texas market, to provide funds for other investments and to reduce debt.

         TXU Energy has been active in adding renewable energy to its portfolio. TXU Energy is one of the largest purchasers of wind-generated, renewable energy in Texas and the United States. TXU Energy currently purchases renewable energy from over 382 megawatts of wind projects located in West Texas. TXU Energy expects to continue to add additional renewable supplies as commercial opportunities become available.

     CAPACITY AUCTION

         To encourage competition in the ERCOT region, each power generation company with 400 megawatts or more of installed generating capacity that is unbundled from an integrated electric utility in Texas is required to sell at auction entitlements to 15% of the output of its installed generating capacity. The obligation of an affiliated power generation company to sell capacity entitlements at auction continues until the earlier of January 1, 2007 or the date on which 40% of the electricity consumed by residential and small commercial customers initially transferred to the power generation company's affiliated retail electric provider on January 1, 2002 is supplied by competing retail electric providers. This capacity auction allows market participants to purchase power either through purchases in the wholesale power markets or through mandated capacity auctions. A retail electric provider cannot purchase entitlements sold by its affiliated power generation company in mandated capacity auctions. The first auction in Texas was held in September 2001, and several auctions have been held since such time with varying levels of success. Recently, on July 10, 2003, TXU Energy offered and sold monthly entitlements for September through December 2003; however, some of the entitlements offered were not sold. Because TXU Energy did not sell all of the requisite gas-intermediate products in the regularly scheduled auctions for 2003, TXU petitioned the Commission for approval to hold an August 2003 supplemental auction of a modified gas-intermediate product. On August 19, 2003, TXU Energy held this supplemental auction of modified gas-intermediate monthly entitlements for September through December 2003. The modified gas-intermediate monthly entitlements offered were not sold in this supplemental auction; and it is not clear at this time whether any further action will be taken in this regard. On September 10, 2003, TXU Energy began offering at auction one-year and monthly entitlements for 2004.

POWER FLEET

     NUCLEAR PRODUCTION ASSETS

         TXU Energy owns and operates two nuclear-fueled electricity generating units at Comanche Peak, each of which is designed for a capacity of 1,150 megawatts.

         TXU Energy has on hand, or has contracted for, services it expects to need for its nuclear units through the years indicated: uranium (2003), conversion (2003), enrichment (2005), and fabrication (2011). TXU Energy does not anticipate any difficulties procuring raw materials and services beyond these dates.

         TXU Energy's onsite spent nuclear fuel storage capability is sufficient to accommodate the operation of the Comanche Peak nuclear generation facility through the year 2017, while maintaining the capability to off-load the core of one of the nuclear-fueled generating units.

         Under current regulatory licenses, nuclear decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Since January 1, 2002, projected decommissioning costs are being recovered from Oncor's customers through a non-bypassable charge based upon a 1997 site-specific study, adjusted for changes in the value of trust fund assets, through rates placed into effect under the 2001 Unbundled Cost of Service filing.

     LIGNITE/COAL PRODUCTION ASSETS

         Lignite is used as the primary fuel for two units at the Big Brown generating plant, three units at the Monticello generating plant, three units at the Martin Lake generating plant, and one unit at the Sandow generating plant, having an aggregate capacity of 5,837 megawatts. TXU Energy's lignite units have been constructed adjacent to surface minable lignite reserves. TXU Energy owns in fee or has under lease proven reserves dedicated to the Big Brown, Monticello and Martin Lake generating plants. TXU Energy utilizes owned and/or leased equipment to remove the overburden and recover the lignite. Approximately 77% of the fuel used at TXU Energy's lignite plants in 2002 was supplied from owned or leased lignite.

         TXU Energy supplements its lignite fuel at Big Brown, Monticello and Martin Lake with western coal from the Powder River Basin in Wyoming. The coal is purchased from multiple suppliers under contracts of various lengths and is transported from the Powder River Basin to TXU Energy's generating plants by railcar. Approximately 23% of the fuel used at TXU Energy's lignite plants in 2002 was supplied from western coal under these contracts. Based on its current usage, which includes the use of western coal to supplement its lignite reserves, TXU Energy believes that it has sufficient lignite reserves and access to western coal resources for its generating needs in the foreseeable future.

     GAS/OIL PRODUCTION ASSETS

         TXU Energy has eighteen gas/oil fueled plants (including Pedricktown, New Jersey) with a capacity of 11,003 megawatts. Gas/oil requirements for 2002 were provided through a mix of contracts with producers at the wellhead and contracts with commercial suppliers. Fuel oil can be stored at 15 of the principally gas-fueled generating plants. At January 1, 2003, TXU Energy had fuel oil storage capacity sufficient to accommodate approximately 5.5 million barrels of oil and had approximately 0.9 million barrels of oil in inventory. A significant portion of the gas/oil generating plants have the ability to switch between gas and fuel oil.

         TXU Energy owns and operates an intrastate natural gas pipeline system with approximately 1,900 miles of pipeline facilities which extends from the gas-producing area of the Permian Basin in West Texas to the East Texas gas fields and southward to the Gulf Coast area. The pipeline facilities were originally built to serve US Holdings' generating plants. In keeping with the deregulation principles, this network now offers transportation and storage service to TXU Energy as well as third parties at a competitive price.

         TXU Energy also owns and operates two underground gas storage facilities with a usable capacity of 14.0 billion cubic feet. TXU Energy holds a portion of this storage capacity for use during periods of peak demand to meet seasonal and other fluctuations or interruption of deliveries by gas suppliers. Under normal operating conditions, up to 400 million cubic feet can be withdrawn each day for a ten-day period, with withdrawals at lower rates thereafter.

PRODUCTS AND SERVICES

         On January 1, 2002, all of US Holdings' over 2.7 million retail electric service customers in Texas who did not choose a different retail electric provider automatically became customers of TXU Energy. US Holdings' historical service territory is located in the north-central, eastern and western parts of Texas, with an estimated population in excess of 7 million, about one-third of the population of Texas. TXU Energy provides electric service in that service territory to customers in 92 counties and 370 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Rowlett, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, telecommunications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the state. TXU Energy also provides retail electric service in other areas of ERCOT now open to competition.

         TXU Energy's wholesale power sales are conducted through its portfolio management activities that are designed to integrate a portfolio of assets, capabilities and customer relationships. See - "Portfolio Management" below. In February 2002, TXU Energy was awarded 1,000 megawatts of load in the New Jersey Statewide Basic Generation Service Electricity Supply Auction, establishing itself in the Pennsylvania-New Jersey-Maryland market. However, plans for further expansion outside of Texas have been delayed until competitive and regulatory environments develop and economic factors improve.

         TXU Energy's natural gas operation in Texas includes pipelines, storage facilities, well-head production contracts, transportation agreements, storage leases, retail and wholesale customers and supply to gas-fired generation plants. Service is primarily provided to TXU Energy's generation operations. Third party service, which is expected to increase in coming years, comprised approximately 15% of revenue for the pipeline system in 2002. TXU Energy's portfolio management operation integrates various techniques and resources to maximize the value and manage the risks inherent in this natural gas operation. The main goal of portfolio management, in this regard, is to reduce costs and improve gross margin associated with the assets through storage, transportation and exchange and production contracts. Portfolio management must take into account market pricing, operational constraints and existing obligations in order to determine the best blend of resources.

PORTFOLIO MANAGEMENT

         The portfolio management operation integrates, manages and creates value from TXU Energy's extensive portfolio of retail and production assets, capabilities and customer relationships. Specifically, portfolio management ensures supply availability and manages associated operating costs, provides competitively priced power, and maximizes the value of physical assets, capital and technological infrastructure to monitor, evaluate and anticipate gas and electric commodity market trends relating to fundamental supply, market demand and Texas deregulation. TXU Energy uses these capabilities to optimize the cash flows and earnings of its deregulated Texas portfolio. TXU Energy also offers similar portfolio management services to non-affiliated third parties.

         TXU Energy enters into both financial contracts as well as contracts that provide for physical delivery related to the purchase and sale of electricity and gas primarily in the wholesale markets in Texas and to a limited extent in selected regions elsewhere in North America. Competitive markets demand that a number of services be offered, including term contracts with interruptible and firm deliveries, risk management, aggregation of supply, nominations, scheduling of deliveries for both gas transportation capacity and gas storage, as well as power generating facilities. In the course of providing these comprehensive portfolio management services to its customer base, TXU Energy engages in energy price risk management activities. TXU Energy enters into short- and long- term physical contracts, financial contracts that are traded on exchanges and OTC, and bilateral contracts with customers. Speculative trading activities represent a small fraction of TXU Energy's portfolio management activities.

         TXU Energy manages its exposure to price risk from existing contractual commitments as well as other energy related assets and liabilities within established transactional policies and limits. TXU Energy ensures best practices in risk management and risk control by employing proven principles used by financial institutions. These controls have been structured so that they are practical in application and consistent with stated business objectives. Portfolio management revalues TXU Energy's exposures daily using integrated energy systems to capture value and mitigate the portfolio management risks. A risk management forum meets regularly to ensure that transactional practices comply with its prior approval of commodities, instruments, exchanges and markets. Transactional risks are monitored and limits are enforced to comply with established TXU Corp. policy requirements. Risk assessment is segregated and operated separately from compliance and enforcement to ensure independence, accountability and integrity of actions. TXU Corp. has a strict disciplinary program to address any violations of its risk management policy requirements. TXU Energy also periodically reviews these policies to ensure they are responsive to changing market and business conditions. These policies are designed to protect earnings, cash flows and credit ratings. For information regarding TXU Energy's risk management policies, please read MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Quantitative and Qualitative Disclosures about Market Risk - Risk Oversight."

COMPETITION

     TEXAS

         Deregulation of the electric utility industry in Texas, effective January 1, 2002, allows retail consumers of independent operating utilities in the ERCOT region to choose a retail electric provider, which purchases its power from competing power producers. All customer switching is conducted through ERCOT, which acts as a clearinghouse and enforcement agent. Texas is one of the fastest growing states in the nation with a diverse and resilient economy and, as a result, has attracted several competitors into the retail electricity market. TXU Energy, as an active participant in this competitive market, is marketing its services in Texas to add new customers and to retain its existing customers.

         According to the latest data provided by the Commission (September
2002), customers at over 400,000 locations across ERCOT had elected to switch providers within their historical service territory. This number represents approximately 7% of all customers in ERCOT areas open to customer choice. Since December 2000, the Commission has certified a total of 54 retail electric providers and while some have dropped out, competition has remained strong.

         TXU Energy believes that the scale derived from a large retail portfolio provides the platform for a profitable operation by, among other things, reducing the cost of service and billing per customer. TXU Energy emphasizes its identification with the TXU brand and reputation. TXU Energy uses a value pricing approach by customizing its products to each customer segment with service enhancements that are known to be valued by customers in those segments. With its approach, TXU Energy intends to achieve substantially higher customer loyalty and enhanced profit margins, while reducing the costs associated with customers frequently switching suppliers.

         TXU Energy has invested in customer related infrastructure and uses its customer relationships, technology operating platforms, marketing, customer service operations and customer loyalty to actively compete to retain its initial customer base and to add customers.

         Because Texas began restructuring its wholesale electricity business in 1995, new generation was encouraged to enter the state. As a result, there have been approximately 60 new power plants added in the state since that time, providing the state with ample power resources. Capacity margins for ERCOT, based upon existing capacity and planned capacity with interconnection agreements, are expected to be 24% in 2003 and remain at or above 20% for the next several years. New gas-fired capacity is generally more efficient to operate than existing gas/oil-fired capacity due to technological advances. However, base-load nuclear, lignite and coal plants have lower variable production costs than even new gas-fired plants at current annual average market gas prices. Due to the higher variable operating and fuel costs of its gas/oil-fired units, as compared to its lignite, coal and nuclear units, production from TXU Energy's gas/oil units is more susceptible to being displaced by the more efficient units being constructed. This positions TXU Energy's gas/oil units to run during intermediate and peak load periods when prices are higher and provides more opportunities for hedging activities and increased market liquidity.

         TXU Energy believes that the ERCOT region presents an attractive competitive electric service market due to the following factors:

          o gas-fired plants are expected to set the price of generation during a substantial portion of the year, providing an opportunity for TXU Energy to benefit from its nuclear and lignite/coal units fuel cost advantages;

          o peak demand is expected to grow at an average rate of 2.8% per year;

          o it is a sizeable market with over 57 gigawatts of peak demand and 33 gigawatts of average demand; and

          o    there is no mandatory power pool structure.

     OUTSIDE TEXAS

         Deregulation, although proceeding well in Texas, has not had similar success in other parts of the United States. Federal legislation such as PURPA and the Energy Policy Act, as well as initiatives in various states, were enacted to encourage wholesale competition among electric utility and non-utility power producers. Together with increasing customer demand for lower priced electricity and other energy services, these measures were expected to have accelerated the industry's movement toward a more competitive pricing and cost structure.

         Many states, faced with increasing pressure from both federal and state legislative bodies to become more competitive while adhering to certain continued regulatory requirements, along with changing economic conditions and rapid technological changes, put forth deregulation plans that have since been deferred or changed. The result is delayed deregulation. New entry by retailers as well as by merchant generators in states other than Texas has been slowed. The continued uncertainty regarding regional transmission organizations in connection with FERC's Order 2000, and more recently FERC's Notice of Proposed Rulemaking regarding Standard Market Design, has delayed the opening of new retail markets and decreased the economic viability for merchant generation.

     NATURE OF COMPETITION

         The level of competition in the energy industry is affected by a number of variables, including price, reliability of service, the cost of energy alternatives, new technologies and governmental regulations.

         TXU Energy competes with other energy providers based on the ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. These operations also compete against other energy marketers on the basis of their relative skills, financial position and credit. Competition means energy customers, wholesale energy suppliers and transporters may seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy business and when deregulation in the electricity markets begins to revive, the power generation and portfolio management operations of TXU Energy may experience greater competition.

CUSTOMERS

         There are no individually significant unaffiliated customers upon which TXU Energy's business or results of operations are highly dependent.

REGULATION AND RATES

     GENERAL

         TXU Corp. is a holding company as defined in PUHCA. However, TXU Corp. and all of its subsidiary companies are exempt from the provisions of such Act, except Section 9(a)(2), which relates to the acquisition of securities of public utility companies, and Section 33, which relates to the acquisition of foreign (non-United States) utility companies.

         TXU Energy is subject to various federal, state and local regulations.

         TXU Energy is an exempt wholesale generator under the Federal Power Act and is subject to the jurisdiction of the NRC with respect to its nuclear power plant. NRC regulations govern the granting of licenses for the construction and operation of nuclear power plants and subject such plants to continuing review and regulation. TXU Energy also holds a power marketer license from FERC.

     RESTRUCTURING LEGISLATION

         The restructuring legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to increased competition in the generation and retail sale of electricity. By January 1, 2002, each electric utility was required to separate (unbundle) its business activities into a power generation company, a retail electric provider, and a transmission and distribution utility or separate transmission and distribution utilities. Unbundled transmission and distribution utilities within ERCOT, such as Oncor, remain regulated by the Commission.

         Beginning January 1, 2002, retail electric providers affiliated with transmission and distribution utilities began charging residential and small commercial customers located in their historical service territory rates that are 6% less than the rates that were in effect on January 1, 1999, as adjusted for fuel factor changes ("price-to-beat rate"). TXU Energy, as a retail electric provider affiliated with a transmission and distribution utility, may not charge prices to such customers that are different from the price-to-beat rate until the earlier of January 1, 2005 or the date on which 40% of the electricity consumed by customers in those respective customer classes is supplied by competing retail electric providers. Thereafter, TXU Energy may offer rates different from the price-to-beat rate, but it must also continue to make the price-to-beat rate, adjusted for fuel factor changes, available for residential and small commercial customers until January 1, 2007. Retail electric providers must be certified by the Commission. TXU Energy has received appropriate retail electric provider certifications from the Commission.

         Also, beginning January 1, 2002, power generation companies that are affiliated with transmission and distribution utilities may charge unregulated prices in connection with ERCOT wholesale power transactions. Estimated costs associated with power generation company nuclear power plant decommissioning obligations continue to be recovered as a nonbypassable transmission and distribution charge over the life of the plant. Each affiliated power generation company owning 400 megawatts or more of installed generating capacity must offer each year at auction entitlements to at least 15% of such capacity. The obligation of an affiliated power generation company to sell capacity entitlements at auction continues until the earlier of January 1, 2007 or the date on which 40% of the electricity consumed by residential and small commercial customers of the power generation company's affiliated retail electric provider is supplied by competing retail electric providers. Power generation companies must be registered with the Commission. TXU Energy has filed appropriate power generation company registrations with the Commission.

         The 1999 Texas restructuring legislation also provided for the recovery of generation-related regulatory assets (regulatory assets) and generation-related and purchased power-related costs that are in excess of market value (stranded costs). It provided means for electric utilities to mitigate stranded costs during the rate freeze period that preceded unbundling. Unmitigated stranded costs would be finally determined in a 2004 "true-up" proceeding relying principally upon market-based asset valuations. Regulatory assets and unmitigated stranded costs can be recovered through the issuance of transition (securitization) bonds or imposition of a competition transition charge.

         Further, a retail electric provider would also be required to reconcile and credit to its affiliated transmission and distribution utility (and the transmission and distribution utility to credit transmission and distribution customers), as a so-called retail clawback, any positive difference between the price-to-beat rate, reduced by the nonbypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent the price-to-beat rate exceeded the market price of electricity. This reconciliation is not required for the applicable customer class if 40% of the electricity consumed by customers in that class is supplied by competing retail electric providers before January 1, 2004. If a retail clawback reconciliation is required, the 1999 Texas restructuring legislation provided that the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by a transmission and distribution utility that are buying electricity from the affiliated retail electric provider at the price-to-beat rate on January 1, 2004, minus the number of new customers obtained outside the historical service territory, multiplied by $150. (The calculation of this credit was altered for TXU Energy in connection with the settlement plan discussed below.)

     SETTLEMENT PLAN

         On December 31, 2001, US Holdings filed a settlement plan with the Commission that resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Texas restructuring legislation. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The settlement was approved by the Commission in June 2002 and has become final.

         EXCESS MITIGATION CREDIT -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit designed to result in a $350 million, plus interest, credit (reduction) applied to delivery fees billed to retail electric providers applied over a two-year period ending December 31, 2003. The actual amount of this credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. The resulting net earnings reduction for the year 2003 is currently expected to be approximately $14 million after-tax, after consideration of the portion of the credit reflected in TXU Energy's results as an affiliated retail electric provider.

         REGULATORY ASSET SECURITIZATION -- In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs as discussed above. The settlement provided for an initial issuance of securitization bonds in the amount of up to $500 million, which Oncor completed on August 21, 2003, followed by a second issuance of the remainder expected in the first half of 2004. The settlement resolves all issues related to regulatory assets and liabilities.

         RETAIL CLAWBACK -- If TXU Energy retains more than 60% of its historical residential and small commercial power consumption after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to delivery fees billed by Oncor to retail electric providers, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 1, 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period.

         Transmission and distribution utilities in Texas are required to file a progress report with the Commission when over 35% of the residential or small commercial price-to-beat customer load that existed in the transmission and distribution utility's service territory prior to the January 1, 2002 onset of customer choice is being served by retail electric providers other than the transmission and distribution utility's affiliated retail electric provider. Accordingly, on June 30, 2003, Oncor reported to the Commission that, as of May 31, 2003, approximately 37%, of the total historical small commercial customer load, as adjusted pursuant to Commission rules, in its service territory was being served by retail electric providers other than TXU Energy.

         For purposes of these reports, the Commission rules adjust the total historical load to remove load for those individual small commercial customers who now use more than 1,000 kilowatts, and for those customers in which the aggregate use of all their affiliates under common control is more than 1,000 kilowatts and have contracted with Oncor's affiliated retail electric provider, TXU Energy. The calculations do not take into account the small commercial load that TXU Energy has gained outside of the Oncor service territory. Also the report filed by Oncor does not address the residential category where a significantly smaller percentage of the load is served by retail electric providers other than TXU Energy.

         If the 40% threshold related to the small commercial load is met, TXU Energy would reassess, and adjust accordingly, the estimated $185 million accrual it previously recorded, which included amounts related to this customer category. In addition, TXU Energy would be able to price competitively to this class of customer.

         STRANDED COST RESOLUTION -- TXU Energy's stranded costs, not including regulatory assets, are fixed at zero. Accordingly, it will not have to conduct the stranded cost true-up in 2004 provided for in the 1999 Texas restructuring legislation.

         FUEL COST RECOVERY -- The settlement also provides that US Holdings will not seek to recover its unrecovered fuel costs that existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

         The 1999 Texas restructuring legislation provides that an affiliated retail electric provider may request that the Commission adjust its price-to-beat fuel factor not more than twice a year if the affiliated retail electric provider demonstrates that the existing fuel factor does not adequately reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers. The Commission's rules further provide that an affiliated retail electric provider may request that the Commission adjust the price-to-beat fuel factor upward or downward. Neither the law nor the Commission's rules give the Commission or any other entity the right to file a petition seeking to require an affiliated retail electric provider to increase or decrease its price-to-beat fuel factor.

         Under amended Commission rules, effective in March 2003, affiliated retail electric providers of utilities are allowed to petition the Commission twice per year for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 5% (10% if the petition is filed after November 15 of any year) from the level used to set the existing price-to-beat fuel factor rate.

          o In January 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills rose approximately 12%.

          o On July 23, 2003, TXU Energy filed another request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. The request was approved on August 21, 2003 and became effective immediately. The change raised the average monthly residential electric bill of a customer using an average of 1,000 kilowatt-hours by 3.7 percent, or $3.61 per month. This rate change will increase TXU Energy's revenues by approximately $180 million ($65 million for the remainder of 2003) on an annualized basis.

     PROVIDER OF LAST RESORT

         In August 2002, the Commission adopted new rules that significantly changed provider of last resort service. Under the new provider of last resort rules, instead of being transferred to the provider of last resort, non-paying residential and small non-residential customers served by affiliated retail electric providers are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated retail electric providers are transferred to the affiliated retail electric provider. Non-paying large non-residential customers can be disconnected by any retail electric provider if the customer's contract does not preclude it. Thus, within the new provider of last resort framework, the provider of last resort provides electric service only to customers who request provider of last resort service, whose selected retail electric provider goes out of business, or who are transferred to the provider of last resort by other retail electric providers for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all retail electric providers should be permitted to disconnect all non-paying customers. The new provider of last resort rules are expected to reduce bad debt expense in 2003.

LEGAL PROCEEDINGS

         On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., TXU Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of the Sarbanes-Oxley Act of 2002 arising from plaintiff's employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Corp. believes the plaintiff's claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed, and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.'s financial statements or assess the adequacy of TXU Corp.'s financial disclosures. Thus, TXU Corp. does not believe that there is any merit to the plaintiff's claims under the Sarbanes-Oxley Act of 2002. Accordingly, TXU Corp., TXU Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., TXU Energy and TXU Portfolio Management dispute the plaintiff's claims, like any litigation, TXU Corp. is unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

         On July 7, 2003, a lawsuit was filed by Texas Commercial Energy in the United States District Court for the Southern District of Texas, Corpus Christi Division, against TXU Energy and certain of its subsidiaries, as well as various other wholesale market participants doing business in ERCOT, claiming generally that defendants engaged in market manipulation, in violation of antitrust and other laws, primarily during the period of extreme weather conditions in late February 2003. On August 6, 2003, the complaint was amended to omit one of the other defendants. TXU Energy believes that it has not committed any violation of the antitrust laws and the Commission's investigation of the market conditions in late February 2003 has not resulted in any findings adverse to TXU Energy. Accordingly, TXU Energy believes that plaintiff's claims against TXU Energy and its subsidiary companies are without merit and intends to vigorously defend the lawsuit. As with any litigation of this nature, TXU Energy is unable to estimate any possible loss or predict the outcome of this action.

         On March 10, 2003, a lawsuit was filed by Kimberly P. Killebrew in the United States District Court for the Eastern District of Texas, Lufkin Division, against TXU Corp. and TXU Portfolio Management, asserting generally that defendants engaged in manipulation of the wholesale electric market, in violation of antitrust and other laws. This lawsuit was not served on TXU Corp. until mid-July 2003. This action is brought by an individual, alleged to be a retail consumer of electricity, on behalf of herself and as a proposed representative of a putative class of retail purchasers of electricity that are similarly situated. TXU Energy believes that the plaintiff likely lacks standing to assert any antitrust claims against TXU Corp. or TXU Portfolio Management, and that defendants have not violated antitrust laws or other laws as claimed by the plaintiff. Therefore, TXU Energy believes that plaintiff's claims are without merit and plans to vigorously defend the lawsuit. As with any litigation of this nature, however, TXU Energy is unable to estimate any possible loss or predict the outcome of this action.

         TXU Energy is involved in various other legal and administrative proceedings, the ultimate resolution of which should not have a material effect upon its financial position, results of operations or cash flows.

                                   MANAGEMENT

         TXU Corp. controls US Holdings, and US Holdings, in turn, controls TXU Energy. US Holdings elects all but one of the managers on TXU Energy's board of managers, and US Holdings may choose to appoint additional managers, or remove current managers elected by US Holdings, from time to time at its discretion. To the extent that 30% or more of the original $750 million principal amount of TXU Energy's Class B Preferred Membership Interests remain held by the initial purchasers of TXU Energy's exchangeable subordinated notes that were exchanged for those interests or certain of their affiliates or permitted transferees, an affiliate of those initial purchasers has the right to name one member of TXU Energy's board of managers. Michael W. Ranger has been elected to the board of managers pursuant to these provisions. Each member of the board of managers holds office until a successor is elected and qualified or until resignation or removal. TXU Energy's board of managers elects TXU Energy's officers, and each of TXU Energy's officers serves at the discretion of the board of managers. The members of TXU Energy's board of managers receive no compensation in their capacity as managers.

BOARD OF MANAGERS

                               OTHER POSITIONS AND
                                OFFICES PRESENTLY     DATE FIRST ELECTED AS        PRESENT PRINCIPAL OCCUPATION OR
                               HELD WITH TXU ENERGY          MANAGER                  EMPLOYMENT AND PRINCIPAL
                              (CURRENT TERM EXPIRES   (CURRENT TERM EXPIRES       BUSINESS (PRECEDING FIVE YEARS),
  NAME OF MANAGER      AGE         IN MAY 2004)           IN MAY 2004)                   OTHER DIRECTORSHIPS
-------------------------------------------------------------------------------------------------------------------------

T. L. Baker             57             President          August 31, 2003    Executive Vice President of TXU Corp. and
                                                                             President of TXU Energy; prior thereto,
                                                                             Executive Vice President of TXU Corp. and
                                                                             Vice Chairman of Oncor and TXU Gas; prior
                                                                             thereto, President of Oncor and TXU Gas;
                                                                             prior thereto, President of TXU Electric
                                                                             Company; prior thereto, President, Electric
                                                                             Service Division of TXU Electric Company,
                                                                             TXU Gas Distribution (a division of TXU Gas)
                                                                             and TXU SESCO.

H. Dan Farell           53             None               May 16, 2003       Executive Vice President and Chief
                                                                             Financial Officer of TXU Corp. and
                                                                             Executive Vice President of US Holdings;
                                                                             prior thereto, President of  TXU Gas
                                                                             Distribution and TXU Lone Star Pipeline
                                                                             (a division of TXU Gas); prior thereto,
                                                                             President TXU Gas Distribution and
                                                                             Oncor; prior thereto, Executive Vice
                                                                             President of TXU Electric Company, TXU Gas
                                                                             Distribution and TXU SESCO; prior thereto,
                                                                             Chairman of the  Board of TXU Electricity
                                                                             Limited and Managing Director of TXU
                                                                             Australia  Holdings (Partnership)Limited
                                                                             Partnership;  other  directorships: Oncor,
                                                                             US Holdings and TXU Gas.

Michael J. McNally      48             None             November 5, 2001     Executive  Vice  President of TXU Corp. and
                                                                             US Holdings; prior thereto, Executive Vice
                                                                             President and Chief Financial Officer of
                                                                             TXU Corp.; other directorships: US Holdings,
                                                                             Oncor,  TXU Gas  and TXU  Europe Limited.

Erle Nye                66    Chairman of the Board     November 5, 2001     Chairman of the Board and Chief Executive
                               and Chief Executive                           of TXU Corp., Oncor, TXU Energy, TXU Gas
                                                                             and US Holdings; other directorships: TXU
                                                                             Corp., US Holdings, Oncor, TXU Gas and TXU
                                                                             Europe.

Eric H. Peterson        42             None             November 1, 2002     Executive Vice President and GeneralCounsel
                                                                             of  TXU Corp.; prior thereto, Senior Vice
                                                                             President and General  Counsel  of  DTE
                                                                             Energy Company; prior thereto, partner
                                                                             in the law firm of Worsham, Forsythe &
                                                                             Wooldridge, L.L.P.; other directorships:
                                                                             US Holdings,  Oncor and TXU Gas.


                                       69


                               OTHER POSITIONS AND
                                OFFICES PRESENTLY     DATE FIRST ELECTED AS        PRESENT PRINCIPAL OCCUPATION OR
                               HELD WITH TXU ENERGY          MANAGER                  EMPLOYMENT AND PRINCIPAL
                              (CURRENT TERM EXPIRES   (CURRENT TERM EXPIRES       BUSINESS (PRECEDING FIVE YEARS),
  NAME OF MANAGER      AGE         IN MAY 2004)           IN MAY 2004)                   OTHER DIRECTORSHIPS
-------------------------------------------------------------------------------------------------------------------------

Michael W. Ranger       44             None             January 31, 2003     Consultant to CSFB Private Equity,
                                                                             overseeing private equity investments in
                                                                             the energy and power industries; prior
                                                                             thereto, Managing  Director, Investment
                                                                             Banking, of Credit Suisse First Boston;
                                                                             prior thereto, Managing Director and Group
                                                                             Head of Global Energy and Power Group,
                                                                             Investment Banking, of Donaldson, Lufkin &
                                                                             Jenrette  Securities   Corporation; other
                                                                             directorship: TXU Corp.

R. A. Wooldridge        65             None             November 5, 2001     Partner in the law firm of Hunton &
                                                                             Williams LLP; prior thereto, partner in
                                                                             the law firm of Worsham, Forsythe &
                                                                             Wooldridge,  L.L.P., other directorships:
                                                                             Oncor and TXU Europe Limited.

EXECUTIVE OFFICERS

                                  POSITIONS AND OFFICES     DATE FIRST ELECTED TO
                                    PRESENTLY HELD           PRESENT OFFICES
                                 (CURRENT TERM EXPIRES     (CURRENT TERM EXPIRES             BUSINESS EXPERIENCE
  NAME OF OFFICER      AGE            IN MAY 2004)              IN MAY 2004)               (PRECEDING FIVE YEARS)
-------------------- --------    -----------------------   ----------------------- ----------------------------------------

Erle Nye               66        Chairman of the Board       November 12, 2001     Chairman   of  the Board and Chief
                                  and Chief Executive                              Executive  of  TXU  Corp.,  Oncor,  TXU
                                                                                   Energy, TXU Gas and US Holdings.

T. L. Baker            57              President               August 8, 2003      Executive  Vice President of TXU Corp.
                                                                                   and  President of TXU  Energy; prior
                                                                                   thereto, Executive Vice President of
                                                                                   TXU Corp. and Vice Chairman of Oncor
                                                                                   and TXU Gas; prior thereto, President
                                                                                   of Oncor and TXU Gas; prior thereto,
                                                                                   President of TXU Electric Company;
                                                                                   prior thereto, President, Electric
                                                                                   Service Division of TXU Electric
                                                                                   Company, TXU Gas Distribution and TXU
                                                                                   SESCO.

VJ Horgan              43            President, TXU          December 12, 2001     President of TXU Portfolio Portfolio
                                  Optimization Company                             Optimization;  prior thereto, President
                                  LLC, General Partner                             of TXU Energy Trading Company and Senior Vice
                                    of TXU Portfolio                               President of TXU Electric Company;  prior
                                       Management                                  thereto, President of Aquila Merchant
                                                                                   Energy Partners.

Paul O'Malley          39        Senior Vice President          May 10, 2002       Senior Vice President  -  Principal
                                 - Principal Financial                             Financial Officer of TXU Energy;  prior
                                        Officer                                    thereto, Chief Financial Officer of
                                                                                   TXU Australia; prior thereto, Director
                                                                                   - Corporate Finance of Deloitte
                                                                                   Touche Tohmatsu.

W. M. Taylor           60            President, TXU          December 12, 2001     President of TXU Generation; prior
                                       Generation                                  thereto, President, Generation Division
                                                                                   of TXU  Electric  Company and
                                                                                   Executive Vice President of TXU Mining.

There is no family relationship between any of the above-named managers and executive officers.

EXECUTIVE COMPENSATION

         TXU Energy and its affiliates have paid or awarded compensation during the last calendar year to the executive officers named in the Summary Compensation Table below for services in all capacities. Amounts reported in the Table as Bonus and LTIP Payouts for any calendar year reflect the performance of the individual and TXU Corp. in prior periods. Accordingly, amounts reported as Bonus in 2002 reflect performance in 2001, and amounts reported as LTIP Payouts in 2002 reflect performance for the three years ended in March 2002. Information relating to compensation provided in 2003 based on performance in 2002 is contained in the footnotes to the Table.

                                   SUMMARY COMPENSATION TABLE
                                       ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                    ------------------------------  -------------------------------------
                                                                             AWARDS             PAYOUTS
                                                                    --------------------------  ---------

                                                           OTHER     RESTRICTED    SECURITIES              ALL OTHER
                                                           ANNUAL     STOCK        UNDERLYING     LTIP     COMPEN-
        NAME AND                     SALARY     BONUS      COMPEN-    AWARDS       OPTIONS/     PAYOUTS    SATION
   PRINCIPAL POSITION      YEAR       ($)       ($)(6)     SATION($)  ($) (7)       SARS (#)    ($) (8)     ($) (9)
-------------------------- ------   --------- -----------  -------  -------------  -----------  ---------  ----------

Erle Nye, (1) (10) ....    2002     1,037,500  1,950,000    ---        236,250        ---       4,286,400    299,985
  Chairman of the Board
  and Chief Executive
  of  TXU Energy

Brian N. Dickie (2) (10)   2002      856,667     625,000    ---        193,500        ---       1,071,600    122,629
   President, TXU Energy

VJ Horgan (3) (10).....    2002      487,625     981,850    ---        110,509        ---         ---      1,300,809
  President, TXU
  Portfolio
  Optimization, General
  Partner of TXU
  Portfolio Management

Robert G. McCoy (4) (10)   2002      487,625     475,000    ---         ---           ---         ---         12,000
   President, TXU Energy
   Retail Management
   Company LLC, General
   Partner of TXU Energy
   Retail

W. M. Taylor (5) (10)..    2002      487,625     350,000    ---        110,509        ---         ---        115,276
   President, TXU
   Generation

______________________
(1)  Compensation amounts represent compensation paid by TXU Corp.

(2) Mr. Dickie was elected President of TXU Energy effective December 12, 2001. Compensation amounts represent compensation paid by TXU Energy.

(3) Ms. Horgan was elected President of TXU Portfolio Optimization effective December 12, 2001. Compensation amounts represent compensation paid by TXU Portfolio Optimization.

(4) Mr. McCoy was elected President of TXU Energy Retail Management, General Partner of TXU Energy Retail effective December 12, 2001. Compensation amounts represent compensation paid by TXU Energy Retail Management.

(5) Mr. Taylor was elected President, TXU Generation effective December 12, 2001. Compensation amounts represent compensation paid by TXU Generation.

(6) Amounts reported as Bonus in the Summary Compensation Table are attributable principally to the named executive officers' participation in the TXU Annual Incentive Plan. Amounts reported for 2002 resulted from performance in 2001. No TXU Annual Incentive Plan awards for 2002 performance were provided in 2003 to any officers. Under the current terms of the TXU Annual Incentive Plan, target incentive awards ranging from 20% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of performance measurement criteria established in advance by TXU Corp.'s Organization and Compensation Committee, to which TXU Energy refers in this section as the Committee, as well as the Committee's evaluation of the participant's and TXU Corp.'s performance. Amounts reported for Mr. Nye as Bonus also include amounts provided in his employment contract as discussed in footnote (10) and an additional bonus of $750,000 awarded in February 2002 in recognition of his contributions to TXU Corp.'s performance in 2001. Amounts reported for Ms. Horgan also include an additional bonus of $508,850 in recognition of her contribution to TXU Portfolio Optimization's performance in 2001.

(7) Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer's participation in the Deferred and Incentive Compensation Plan. Participants in the Deferred and Incentive Compensation Plan may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the Deferred and Incentive Compensation Plan is included in amounts reported as Salary in the Summary Compensation Table. TXU Corp. makes a matching award equal to 150% of the participant's deferred salary. Prior to 2002, one-half of any incentive award, made under the TXU Annual Incentive Plan, was deferred and invested under the Deferred and Incentive Compensation Plan. Matching awards are subject to forfeiture under circumstances including termination for reasons other than death, disability or retirement, subject to conditions as described in that plan. Under the Deferred and Incentive Compensation Plan, a trustee purchases TXU Corp. common stock with an amount of cash equal to each participant's deferred salary and matching award, and accounts are established for each participant containing performance units equal to that number of common shares. Deferred and Incentive Compensation Plan investments, including reinvested dividends, are restricted to TXU Corp. common stock, and the value of each unit credited to participants' accounts equals the value of a share of TXU Corp. common stock and is at risk based on the performance of the stock. On the expiration of the five year maturity period, the value of the participant's maturing accounts are paid in cash based upon the then current value of the units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of the participant's deferral together with 6% per annum interest compounded annually. Participants may elect to defer amounts that would otherwise mature under the Deferred and Incentive Compensation Plan, under and subject to the provisions of the Salary Deferral Program as discussed in footnote (9). The maturity period is waived if the participant dies or becomes totally and permanently disabled. The maturity period may be extended in the event that the amounts otherwise maturing under the Deferred and Incentive Compensation Plan, combined with the employee's other compensation, exceeds the annual compensation threshold established under the plan.

     Matching awards that have been made under the Deferred and Incentive Compensation Plan are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed matching awards and incentive awards made in prior years under Deferred and Incentive Compensation Plan provisions that are no longer effective and dividends reinvested with respect to these awards, the number and market value at December 31, 2002 of the units, each of which is equal to one share of common stock, held in the plan accounts for Messrs. Nye and Dickie, Ms. Horgan, and Mr. Taylor were 61,832 ($1,155,022), 32,994 ($616,328), 2,071 ($38,686) and 19,273 ($360,000), respectively.

(8) Amounts reported as LTIP Payouts in the Summary Compensation Table are attributable to the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan and the distribution during the year of earnings on salaries previously deferred under the Deferred and Incentive Compensation Plan.

     The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock. Outstanding awards, as of December 31, 2002, of performance-based restricted stock to the named executive officers may vest at the end of a three-year performance period and provide for an ultimate distribution of from 0% to 200% of the number of the shares initially awarded, based on TXU Corp.'s total return to shareholders over that three-year period compared to the total returns provided by the companies comprising the Standard & Poor's Electric

     Utilities Index. Dividends on restricted shares are reinvested in TXU Corp. common stock and are paid in cash upon release of the restricted shares. Under the terms of the Long-Term Incentive Compensation Plan, the maximum amount of any award that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of TXU Corp.'s common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is deferred until a subsequent year when it can be paid. For 2002, based on TXU Corp. achieving the 5th highest total return to shareholders of the returns provided by the companies comprising the Standard & Poor's Electric Utilities Index over the three-year period ending March 31, 2002, Messrs. Nye, Dickie and Taylor each received 200% of the restricted shares awarded in May of 1999, which stock was valued at $4,286,400, $1,071,600 and $750,120, respectively.

     Amounts reported also include earnings distributed during the year on salaries previously deferred under the Deferred and Incentive Compensation Plan for Mr. Taylor of $43,802.

     As a result of restricted stock awards under the Long-Term Incentive Compensation Plan, and reinvested dividends with respect to these awards, the number of shares of restricted stock and the market value of such shares at December 31, 2002 held for Messrs. Nye and Dickie, Ms. Horgan and Messrs McCoy and Taylor were 376,431 (7,031,731), 48,613 ($908,091), 49,727
     ($928,900), 39,429 ($736,534) and 34,702 ($648,233), respectively.

     As noted, salaries deferred under the Deferred and Incentive Compensation Plan are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the Deferred and Incentive Compensation Plan with those deferred salaries for 2002 and the number of shares awarded under the Long-Term Incentive Compensation Plan.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                         DEFERRED AND INCENTIVE
                          COMPENSATION PLAN                LONG-TERM INCENTIVE COMPENSATION PLAN
                      -------------------------   ------------------------------------------------------------
                                    PERFORMANCE                     PERFORMANCE
                       NUMBER OF       OR OTHER                       OR OTHER
                        SHARES,         PERIOD        NUMBER OF      PERIOD
                       UNITS OR         UNTIL        SHARES, UNITS   UNTIL
         NAME           OTHER        MATURATION      OR OTHER       MATURATION      ESTIMATED FUTURE PAYOUTS
                       RIGHTS (#)   OR PAYOUT        RIGHTS (#)     OR PAYOUT     MINIMUM (#)     MAXIMUM (#)
                       -----------  -------------   -------------   -------------  -----------------------------

  Erle Nye              2,877         5 Years        150,000         3 Years           0            300,000

  Brian N. Dickie       2,356         5 Years         18,000         3 Years           0             36,000

  VJ Horgan             1,346         5 Years         24,000         3 Years           0             48,000

  Robert G. McCoy           0         5 Years         15,000         3 Years           0             30,000

  W. M. Taylor          1,346         5 Years         12,000         3 Years           0             24,000


(9) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officer's participation in the plans noted in, and as otherwise described in, this footnote.

     Under the TXU Thrift Plan all eligible employees of TXU Corp. and any of its participating subsidiaries may invest a portion of their regular salary or wages in common stock of TXU Corp., or in a variety of selected mutual funds. Under the TXU Thrift Plan, TXU Corp. matches a portion of an employee's contributions. Currently, TXU Corp.'s matching contribution is 75% of the first 6% of the employee's contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% of the first 6% of the employee's contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of TXU Corp. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye and Dickie, Ms. Horgan and Messrs. McCoy and Taylor were $12,000, $9,000, $12,000, $12,000 and $8,862, respectively, during 2002.

     Under the Salary Deferral Program each employee of TXU Corp. and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($106,030 for the program year beginning January 1, 2002) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award and maturing Deferred and Incentive Compensation Plan awards, for a period of seven years, for a period ending with the retirement of the employee, or for a combination of these periods. TXU Corp. makes a matching award, subject to forfeiture under circumstances including termination for reasons other than death, disability or retirement, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program; provided that employees who first become eligible to participate in the Salary Deferral Program on or after January 1, 2002, who are also eligible, or become eligible, to participate in the Deferred and Incentive Compensation Plan, are not eligible to receive any Salary Deferral Program matching award. Salaries and bonuses deferred under the Salary Deferral Program are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments. TXU Corp. is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow TXU Corp. to fully recover the cost of the retirement option. During 2002, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Nye, Dickie and Taylor in the amounts of $103,000, $85,467 and $48,551, respectively.

     Under the TXU Split-Dollar Life Insurance Program split-dollar life insurance policies are purchased for eligible corporate officers of TXU Corp. and its participating subsidiaries. The death benefit of the participants' insurance policies are equal to two, three or four times their annual compensation for purposes of this insurance program depending on their category. Individuals who first became eligible to participate in this insurance program after October 15, 1996, vest in the policies issued under this insurance program over a six year period. TXU Corp. pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although this insurance program is terminable at any time, it is designed so that if it is continued, TXU Corp. will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant's attainment of age 65. During 2002, the economic benefit derived by Messrs. Nye and Dickie, Ms. Horgan and Messrs. McCoy and Taylor from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid amounted to $184,985, $28,162, $615, $0 and $57,863, respectively.

     An amount of $1,288,194 is included in the All Other Compensation column of the Summary Compensation Table for Ms. Horgan for 2002 representing the payment of certain deferred compensation provided for in her employment agreement with TXU Portfolio Optimization, discussed in footnote (10).

(10) As described below in this footnote, employment contracts have been entered into by TXU Corp. with Messrs. Nye and Dickie; TXU Energy Trading with Ms. Horgan; TXU Energy Services with Mr. McCoy; and TXU Corp. with Mr. Taylor.

     Effective June 1, 2002, TXU Corp. entered into a new employment agreement with Mr. Nye, which supersedes his previous employment agreement. The new agreement provides for an initial term expiring May 31, 2005, and a secondary term expiring May 31, 2007. During the initial term, Mr. Nye will continue to serve as TXU Corp.'s Chairman of the Board and Chief Executive until such time as his successor is elected at which time Mr. Nye may continue as TXU Corp.'s Chairman of the Board and/or in such other executive position as he and TXU Corp. may mutually agree upon. During the secondary term, Mr. Nye will continue as an employee of TXU Corp. or, with TXU Corp.'s approval, he may retire and serve TXU Corp. in a consulting capacity through the expiration of the secondary term. Mr. Nye will, during the initial term, be entitled to a minimum annual base salary of $1,050,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, and minimum annual restricted stock awards of 40,000 shares under the Long-Term Incentive Compensation Plan. The agreement also provides for a special one-time bonus of $1,000,000 in consideration for his entering into the new agreement. Such bonus is payable in equal annual installments over a five year period. During the secondary term, Mr. Nye will be entitled to an annual base salary equal to 75% of his base salary prior to expiration of the initial term and eligibility for a prorated bonus under the terms of the TXU Annual Incentive Plan for the 2005 plan year. The agreement also provides Mr. Nye with benefits following his retirement, including administrative support, annual medical examinations and financial planning services. The agreement also reconfirms TXU Corp.'s prior agreement to fund the retirement benefit to which Mr. Nye will be entitled under TXU Corp.'s supplemental retirement plan. Additionally, the agreement entitles Mr. Nye to severance benefits in the event he dies, becomes disabled, is terminated without cause or resigns or retires with TXU Corp.'s approval during the term of the agreement, including the base salary and annual incentive awards he would have received; continued payment of the remaining special bonus annual installment payments; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits, under circumstances described in the agreement, following a change-in-control of TXU Corp. during the initial term, including a payment equal to the greater of three times his annualized base salary and target bonus or the total base salary and bonus he would have received for the remainder of the term of the agreement; any unpaid portion of the special bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

     TXU Corp. entered into a new employment agreement with Mr. Dickie, effective December 3, 2002, which supersedes and replaces his previous employment agreement. The agreement provides for the continued service of Mr. Dickie for a term running through May 31, 2005. Under the provisions of the agreement, Mr. Dickie will, during the term, be entitled to a minimum annual base salary of $860,000, eligibility for an annual bonus under the TXU Annual Incentive Plan, and minimum annual restricted stock awards of 15,000 shares under the Long-Term Incentive Compensation Plan. The agreement also provides for certain special retirement compensation. The agreement provides for certain severance benefits in the event Mr. Dickie resigns during the term, including a payment equal to annual base salary and target bonus, payments for otherwise forfeited incentive compensation, and health care benefits. The agreement entitles Mr. Dickie to severance benefits in the event he is terminated without cause during the term, including a payment equal to the greater of the base salary and target bonus that Mr. Dickie would have received for the remainder of the term or annual base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits, under circumstances described in the agreement, following a change-in-control of TXU Corp. during the term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments. Mr. Dickie's employment with TXU Energy ended on August 31, 2003.

     TXU Energy Trading entered into an employment agreement with Ms. Horgan effective September 1, 2000. The employment agreement provides for the continued service by Ms. Horgan for a term running through August 31, 2005. Under the provisions of the agreement, Ms. Horgan is entitled to an initial annualized base salary of $450,000 and annual and long-term incentive opportunities. The agreement also provided for an initial award of 12,000 shares of restricted stock which was made under the Long-Term Incentive Compensation Plan, and certain deferred compensation based on the value of TXU common stock, payable over a four year period. Additionally, the agreement entitles Ms. Horgan to severance benefits in the event she is terminated without cause, or resigns with good reason, during the term, including such a termination or resignation following a change-in-control of TXU Corp. These severance benefits include a payment equal to two times her annualized base salary and target bonus, and a payment in lieu of forfeited incentive and deferred compensation.

     TXU Energy Services entered into an employment agreement with Mr. McCoy effective July 1, 2000. The employment agreement provided for the continued service by Mr. McCoy for a term running through June 30, 2003. Under the provisions of the agreement, Mr. McCoy was entitled to an initial annualized base salary of $450,000 and annual and long-term incentive opportunities. The agreement also provided an initial award of 8,000 shares of restricted stock which was made under the Long-Term Incentive Compensation Plan. Additionally, the agreement provided for severance benefits in the event of Mr. McCoy's termination without cause, including the value of all outstanding and unpaid long-term incentive awards. The agreement also provided for benefits, under circumstances described in the agreement, following of a change in control of TXU Corp. during the term, including a payment equal to Mr. McCoy's annualized base salary and the value of all outstanding and unpaid long-term incentive awards. Mr. McCoy's employment with TXU Energy ended on April 1, 2003.

     TXU Corp. entered into an employment agreement with Mr. Taylor effective July 1, 2000. The employment agreement provides for the continued service by Mr. Taylor for a term running through June 30, 2003. In May 2001, the agreement was amended to extend the term to June 30, 2004. Under the provisions of the agreement, Mr. Taylor will, during the term, be entitled to a minimum annual base salary of $430,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, and minimum restricted stock awards of 10,000 shares under the Long-Term Incentive Compensation Plan. Additionally, the agreement entitles Mr. Taylor to severance benefits in the event he is terminated without cause during the term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and bonuses he would have received for the remainder of the term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits, under circumstances described in the agreement, following a change-in-control of TXU Corp. during the term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

         TXU Corp. and its participating subsidiaries maintain retirement plans, which are qualified under applicable provisions of the Internal Revenue Code. The TXU Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2002 to each of the named officers other than Mr. Nye, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. The TXU Retirement Plan also contains a cash balance component, which covers all employees who first become eligible to participate in the TXU Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who, during a one-time election period in 2001 (and for certain employees covered by collective bargaining agreements, during other specifically negotiated election periods) elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance plan component. Mr. Nye elected to convert to the cash balance plan during the 2001 election period. Under the cash balance component, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant's compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant's combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the TXU Retirement Plan without regard to any limitations imposed by the Internal Revenue Code. Benefits paid under the traditional defined benefit component of the TXU Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Internal Revenue Code. Based on benefits accrued under the cash balance component of the TXU Retirement Plan as of December 31, 2002, the estimated annual benefit payable to Mr. Nye under such component at normal retirement age is $1,138,269. As of December 31, 2002, years of accredited service under the TXU Retirement Plan for Messrs. Nye and Dickie, Ms. Horgan and Messrs. McCoy and Taylor were 40, 4,1,1 and 34, respectively.

                             TXU PENSION PLAN TABLE

                                YEARS OF SERVICE
                      ------------------------------------------------------------------------------------------
    Remuneration            20               25                 30                 35                  40
  ------------------  --------------  ----------------  ------------------  -----------------  -----------------
     $ 50,000              $ 14,688          $ 18,360            $ 22,032           $ 25,704           $ 29,376
      100,000                29,688            37,110              44,532             51,954             59,376
      200,000                59,688            74,610              89,532            104,454            119,376
      400,000               119,688           149,610             179,532            209,454            239,376
      800,000               239,688           299,610             359,532            419,454            479,376
    1,000,000               299,688           374,610             449,532            524,454            599,376
    1,400,000               419,688           524,610             629,532            734,454            839,376
    1,800,000               539,688           674,610             809,532            944,454          1,079,376
    2,000,000               599,688           749,610             899,532          1,049,454          1,199,376



         TXU Corp.'s supplemental retirement plan provides for the payment of retirement benefits, which would otherwise be limited by the Internal Revenue Code or the definition of earnings in the TXU Retirement Plan, as well as retirement compensation not payable under the TXU Retirement Plan which TXU Corp. or its participating subsidiaries are obligated to pay. Under the supplemental retirement plan, retirement benefits are calculated in accordance with the same formula used under the qualified plan, except that, with respect to calculating the portion of the supplemental retirement plan benefit attributable to service under the defined benefit component of the TXU Retirement Plan, earnings also include TXU Annual Incentive Plan awards (for 2002, 100% of the TXU Annual Incentive Plan award, and for 2001 and 2000, 50% of the TXU Annual Incentive Plan awards, are reported under Bonus for the named officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit payable at retirement under the TXU Retirement Plan inclusive of benefits payable under the supplemental retirement plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants.

SECURITY OWNERSHIP OF MANAGEMENT

         The following lists the common stock of TXU Corp. owned by the members of the board of managers and executive officers of TXU Energy at August 14, 2003. The named individuals have sole voting and investment power for the shares of common stock reported. Ownership of such common stock by the managers and executive officers, individually and as a group, constituted less than 1% of the outstanding shares at August 14, 2003.

                                                                     NUMBER OF SHARES
                                          --------------------------------------------------------------------
                  NAME                      BENEFICIALLY OWNED           SHARE PLANS*                TOTAL
-----------------------------------       ---------------------     -------------------         --------------
T. L. Baker.......................              158,841                     30,466                   189,307

Brian N. Dickie...................               96,567                     55,803                   152,370

H. Dan Farell.....................               54,819                     21,411                    76,230

VJ Horgan.........................               77,672                     13,773                    91,445

Robert G. McCoy...................                    0                          0                         0

Michael J. McNally................              176,530                     36,861                   213,391

Erle Nye..........................              497,895                     94,685                   592,580

Eric H. Peterson..................               61,795                          0                    61,795

Michael W. Ranger.................                    0                      4,617                     4,617

W. M. Taylor......................               76,119                     38,595                   114,714

R. A. Wooldridge..................                9,606                          0                     9,606

All managers and executive
   officers as a group (10).......            1,209,844                    296,212                 1,508,056

_____________________________
* Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Deferred Compensation Plan for Outside Directors. Although these plans allow these units to be paid only in the form of cash, investments in units under these plans create essentially the same investment stake in the performance of TXU Corp.'s common stock as do investments in actual shares of common stock.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         R. A. Wooldridge, a member of the board of managers of TXU Energy, is a partner of Hunton & Williams LLP, which provides legal services to TXU Energy and its affiliates.

                          RELATIONSHIPS WITH AFFILIATES

         As of January 1, 2002, the power production assets of US Holdings, the wholesale energy marketing and trading assets of TXU Gas, the retail energy services assets of US Holdings, TXU Gas and TXU Energy Services Company, the fuel transportation assets of TXU Fuel and the lignite mining assets of TXU Mining were transferred to various subsidiaries of TXU Energy in connection with the restructuring of TXU Corp. as a result of the restructuring legislation passed by the Texas legislature in 1999. The relationships of the TXU Corp. entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001.

         The master separation agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy. Pursuant to the master separation agreement, TXU
Energy:

         o assumed all liabilities and obligations relating to the electric generation, portfolio management and retail assets, and the business and operations related thereto, accruing or arising prior to, on or after January 1, 2002;

         o assumed certain litigation pending at January 1, 2002 relating to the electric generation, wholesale energy marketing and trading and retail assets; and

         o agreed to indemnify the other TXU Corp. entities for liabilities and obligations assumed.

         In connection with the restructuring, TXU Energy entered into other agreements with TXU Corp. entities. The Decommissioning Funds Collection Agent Agreement between Oncor and TXU Generation Company LP provides for the collection by Oncor and the remittance to TXU Generation Company LP of a decommissioning funds tariff in an amount determined and approved by the Commission for the decommissioning of the Comanche Peak nuclear generation facility. Oncor acts merely as collection agent for TXU Generation Company LP under this agreement. While the decommissioning funds tariff is computed to fully fund decommissioning, TXU Generation Company LP remains obligated for the decommissioning of the Comanche Peak nuclear generation facility in the unlikely event of a shortfall.

         TXU Generation Company LP entered into two Reimbursement Agreements with Oncor providing for, among other things, the reimbursement of Oncor by TXU Generation Company LP of certain federal income taxes and financing costs associated with Oncor's carrying of generation-related regulatory assets on its books. In addition, TXU Generation Company LP executed a $350 million promissory note which will be fully repaid in December 2003 in favor of Oncor related to the liability associated with the excess mitigation credit. As of June 30, 2003, $71 million principal amount of this note remained outstanding. TXU Generation Company LP also entered into a Reimbursement Agreement with Oncor providing for the reimbursement of Oncor by TXU Generation Company LP of any liability in excess of $350 million associated with the excess mitigation credit.

         TXU Generation Company LP entered into two ERCOT Standard Generation Interconnection Agreements with Oncor for the interconnection between the generation facilities owned by TXU Generation Company LP and Oncor's transmission and distribution facilities. Two Transmission Maintenance Agreements with Oncor provides for maintenance and operation support services by Oncor to the generation facilities owned by TXU Generation Company LP.

         In addition, TXU Energy assumed:

         o obligations of US Holdings under various power purchase and sales agreements with unaffiliated entities, and under two combustion turbine lease facilities. US Holdings remains obligated under the terms of the lease facilities;

         o obligations of US Holdings in connection with TXU Mining's 7% Senior Notes due 2003 and 6-7/8% Senior Notes due 2005 and a related Operating Agreement. US Holdings also remains bound by the terms of these agreements;

         o US Holdings' interest in various agreements that obligated TXU Energy to pay, among other obligations, the principal of, redemption premium, if any, and interest on twenty-five separate series of pollution control revenue bonds previously issued on behalf of US Holdings. TXU Energy also assumed from US Holdings the obligation to pay any and all obligations and liabilities connected with outstanding letters of credit issued to support certain series of these bonds;

         o US Holdings' interest in three separate railcar equipment leases and various other related agreements; and

         o US Holdings' interest in a lease of the land and improvements for a railspur for the Big Brown lignite generating plant.

         In addition, TXU Generation Company LP, TXU Big Brown Company LP and US Holdings have agreed that TXU Generation Company LP and TXU Big Brown will be entitled to the benefit of certain water contracts held by US Holdings and have assumed the liabilities associated with such water contracts.

         The significant affiliate transactions of TXU Energy consist of the following:

         o TXU Energy incurs electricity delivery fees charged by Oncor. For the three months ended June 30, 2003 and 2002, these fees were $349 million and $397 million, respectively. For the six months ended June 30, 2003 and 2002, these fees were $726 million and $813 million, respectively.

         o TXU Energy reimburses Oncor for the interest expense Oncor incurs on that portion of its debt associated with Oncor's generation-related regulatory assets. For the three months ended June 30, 2003 and 2002, this interest expense totaled $12 million and $5 million, respectively. For the six months ended June 30, 2003 and 2002, this interest expense totaled $24 million and $11 million, respectively. This expense is reported in interest expense and other charges.

         o    Under the terms of the settlement plan, discussed under BUSINESS
              - "Regulation and Rates - Settlement Plan" in this prospectus, Oncor is authorized to issue securitization bonds of $1.3 billion. Oncor issued $500 million of these bonds in August 2003 and expects to issue the remaining $800 million in the first half of 2004. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million non-interest bearing payable to Oncor that will be extinguished as Oncor pays the related income taxes.

         o In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a credit applied to delivery fees billed to retail electric providers, including TXU Energy, for a two-year period ending December 31, 2003. At June 30, 2003, the balance of the note payable was $71 million. The principal and interest payments on the note payable reimburse Oncor for the credit applied to receivables from retail electric providers. For the three months ended June 30, 2003 and 2002, the principal payments made on the note payable totaled $47 million and $33 million, respectively, and the interest expense totaled $2 million and $6 million, respectively. For the six months ended June 30, 2003 and 2002, the principal payments made on the note payable totaled $99 million and $47 million, respectively, and the interest expense totaled $5 million and $12 million, respectively.

         o TXU Energy receives payments from TXU Gas, a subsidiary of TXU Corp., under a service agreement that began in 2002 covering customer billing and customer support services provided for TXU

              Gas. These payments totaled $7 million for the three months ended June 30, 2003 and 2002, and $14 million for the six months ended June 30, 2003 and 2002, and are reported as other revenues.

         o TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended June 30, 2003 and 2002, these costs totaled $58 million and $72 million, respectively. For the six months ended June 30, 2003 and 2002, these costs totaled $119 million and $143 million, respectively. The costs are reported in selling, general and administrative expenses.

         o Average daily short-term advances from affiliates during the three months ended June 30, 2003 and 2002 were $139 million and $348 million, respectively, and interest expense incurred was $1 million and $2 million, respectively. The weighted average interest rate for the three months ended June 30, 2003 and 2002, was 3.07% and 2.77%, respectively. For the six months ended June 30, 2003 and 2002, average advances were $730 million and $68 million, respectively, and interest expense incurred was $9 million and $1 million, respectively. The weighted average interest rate for the six months ended June 30, 2003 and 2002 was 2.83% and 3.20%, respectively.

         TXU Energy believes that it has executed all of the transactions and agreements set forth above on terms no less favorable to it than it could have obtained from unaffiliated third parties.


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


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         TXU Energy is offering to exchange the New 2008 Notes for the Old 2008 Notes and the New 2013 Notes for the Old 2013 Notes, as described in this prospectus. Unlike the Old Notes, the New Notes will be registered under the Securities Act.

         The Old Notes were initially sold on March 11, 2003 to Lehman Brothers Inc., Salomon Smith Barney Inc., Banc of America Securities LLC, Barclays Capital Inc., ABN AMRO Incorporated, BNY Capital Markets, Inc., J.P. Morgan Securities Inc. and Tokyo-Mitsubishi International plc. In connection with the sale of the Old Notes, TXU Energy and those initial purchasers entered into a registration rights agreement, dated March 11, 2003, which requires TXU Energy, among other things, to:

                  (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act, with respect to both series of the New Notes identical in all material respects to the respective series of Old Notes, to be declared effective under the Securities Act within 270 days after March 11, 2003, and upon the effectiveness of the exchange offer registration statement to promptly offer both series of registered New Notes for the respective series of unregistered Old Notes and consummate the exchange offer within 315 days after March 11, 2003 and/or

                  (b) in any of the circumstances described in the next paragraph, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Notes or New Notes to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file a shelf registration statement and (ii) 270 days after March 11, 2003.

         TXU Energy may file a shelf registration statement if (i) TXU Energy is not permitted to effect the exchange offer because of any change in law or in applicable interpretations of the staff of the SEC, or for any other reason the exchange offer is not consummated on or prior to 315 days after March 11, 2003,
(ii) any initial purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes or (iii) any holder, other than a broker-dealer, is not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange and any such holder so requests.

         The registration rights agreement also provides that if TXU Energy fails to perform any of its obligations set forth in (a) and (b) above, the interest rate on the Old Notes will be increased by 0.50% per annum until the default is cured, or if earlier, the date on which the Old Notes may first be resold in reliance on Rule 144(k) of the Securities Act; provided however, the additional interest rate may not exceed in the aggregate 0.50% per annum.

         The New Notes of each series referred to in (a) above will be issued in a like principal amount and identical in all material respects as the respective series of Old Notes, except that the New Notes will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Notes, unlike the Old Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

         A copy of the registration rights agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. The exchange offer contemplated hereby is being made pursuant to the registration rights agreement.

         The term "holder" with respect to this exchange offer means any person in whose name Old Notes are registered on TXU Energy's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC.

         By tendering Old Notes for New Notes in this exchange offer, a holder is deemed to represent to TXU Energy that:


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


         o any New Notes to be received by the holder will be acquired in the ordinary course of the holder's business;

         o the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act;

         o the holder is not an "affiliate" of TXU Energy, as defined in Rule 405 under the Securities Act, since affiliates of TXU Energy may not participate in the exchange offer; and

         o if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

         Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, TXU Energy believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of the New Notes, other than any holder which is an "affiliate" of TXU Energy within the meaning of Rule 405 under the Securities Act, and except as otherwise discussed below with respect to holders which are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as the New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of the New Notes. Any holder who tenders Old Notes in this exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that TXU Energy's belief is not correct, holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the Securities Act may incur liability under the Securities Act. TXU Energy will not assume or indemnify holders against any such liability.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of these New Notes. These broker-dealers may use this prospectus for this purpose. Each of these broker-dealers may be deemed to be an "underwriter" within the meaning of the Securities Act.

         Affiliates of TXU Energy, within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Energy may not rely on the above-mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

         TXU Energy has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in this exchange offer.

         This exchange offer is not being made to, nor will TXU Energy accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, TXU Energy will accept any and all Old Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the date the exchange offer expires. Holders may tender their Old Notes in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note of the respective series having a principal amount equal to that of the surrendered Old Note.

         The form and terms of the New Notes of each series will be the same as the form and terms of the Old Notes of the respective series. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to the Old Notes will not be applicable to the New Notes and the New Notes, unlike the Old Notes, will be registered under the Securities Act. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

         No interest will be paid in connection with this exchange. The New Notes will bear interest, at the respective interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first Interest Payment Date after the expiration of the exchange offer.

         As of the date of this prospectus, $250,000,000 in aggregate principal amount of the Old 2008 Notes and $1,000,000,000 in aggregate principal amount of the Old 2013 Notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Old Notes.

         TXU Energy will be deemed to have accepted validly tendered Old Notes when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from TXU Energy.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of any of the conditions under "Conditions to the Exchange Offer" below, the tendered Old Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

         The exchange offer will expire at 5:00 p.m., New York City time, on , unless extended. If extended, "expiration date" shall refer to the latest date and time to which the exchange offer is extended.

         TXU Energy will notify the exchange agent of any extension of the current expiration date by oral, promptly confirmed in writing, or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such expiration date.

         TXU Energy reserves the right, in its reasonable discretion,

         o to delay accepting any Old Notes subsequent to the expiration date only if the delay is in anticipation of receiving any necessary governmental approvals, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under - "Conditions to the Exchange Offer" shall not have been satisfied, by giving oral notice, promptly confirmed in writing, or written notice of such delay, extension or termination to the exchange agent, or

         o    to amend the terms of this exchange offer in any manner.

         Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If TXU Energy amends this exchange offer in a manner that TXU Energy determines, in its reasonable discretion, constitutes a material change, TXU Energy will promptly disclose the material change by means of a prospectus supplement. TXU Energy will distribute the prospectus supplement to the registered holders of Old Notes, and will extend this exchange offer to the extent required by law.

         Without limiting the manner in which TXU Energy may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, TXU Energy will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

         Upon satisfaction or waiver of all the conditions to this exchange offer, TXU Energy will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will promptly issue the New Notes of the respective series after the expiration date. See - "Conditions to the Exchange Offer" below. For purposes of this exchange offer, TXU Energy will be deemed to have accepted properly tendered Old Notes for exchange when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent.

         New Notes will only be issued after the exchange agent timely receives
(1) a properly completed and duly executed letter of transmittal, or facsimile thereof, or an agent's message (as hereinafter defined), and (2) all other required documents. TXU Energy reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer; however, TXU Energy will not waive any condition with respect to an individual holder unless TXU Energy waives the condition for all holders.

         Old Notes that are not accepted for exchange and Old Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder promptly after the expiration or termination of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

         TXU Energy may terminate this exchange offer before the expiration date, or before acceptance of the Old Notes with respect to any conditions relating to necessary governmental approvals. In the event TXU Energy so terminates this exchange offer, TXU Energy will not exchange any New Notes for any Old Notes, if:

         o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in TXU Energy's reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

         o any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, that, in TXU Energy's reasonable judgment, might materially impair its ability to proceed with this exchange offer.

         If TXU Energy determines in its reasonable discretion that any of the above conditions exist, TXU Energy may:

         o refuse to accept any tendered Old Notes and promptly return all previously tendered Old Notes to the tendering holders;

         o extend this exchange offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes; or

         o waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes which have not been validly withdrawn. If the waiver constitutes a material change to this exchange offer, TXU Energy will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and TXU Energy will extend this exchange offer to the extent required by law.

         While TXU Energy reserves the right to waive any defects or irregularities in the conditions to the exchange offer, TXU Energy will not waive any condition with respect to an individual holder unless TXU Energy waives the condition for all holders.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

         Registered holders of Old Notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the letter of transmittal.

         All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

     REGISTERED HOLDERS

         A registered holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date. In addition, either

         o certificates for the tendered Old Notes must be received by the exchange agent along with the letter of transmittal or

         o the holder must comply with the guaranteed delivery procedures described below.

         The Old Notes will be properly tendered if the letter of transmittal and other required documents are received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date.

         The tender by a holder that is not validly withdrawn prior to the expiration date will constitute an agreement between the holder and TXU Energy in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD NOTES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO TXU ENERGY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

         o by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o    for the account of an Eligible Institution (as defined below).

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. In this prospectus, TXU Energy refers to the institutions describe in the preceding sentence as Eligible Institutions.

         If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed in the letter, the Old Notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder's name appears on that registered holder's Old Notes.

         If a letter of transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, that person or persons should so indicate when signing. Moreover, unless waived by TXU Energy, evidence satisfactory to TXU Energy must be submitted with the letter of transmittal as to the authority of that person or persons to sign the letter of transmittal.

     DTC PARTICIPANTS

         Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer their Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. These deliveries must be accompanied by either

         o the letter of transmittal or facsimile thereof, with any required signature guarantees or

         o    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with. The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

         The term "agent's message" means a message, electronically transmitted by DTC to, and received by, the exchange agent, and forming a part of the Book-Entry Confirmation, as defined in the letter of transmittal, which states that DTC has received an express acknowledgement from a beneficial owner of Old Notes stating that the beneficial owner has received and agrees to be bound by, and makes each of the representations and warranties contained in the letter of transmittal, and that the beneficial owner agrees that TXU Energy may enforce the letter of transmittal against the beneficial owner.

     GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Old Notes and

         o    whose Old Notes are not immediately available,

         o who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

         o who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

         (1)  the tender is made through an Eligible Institution;

         (2) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the tendered Old Notes, unless tender is to be made by book-entry transfer, and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or Book-Entry Confirmation, as applicable, together with a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (3) the certificates and/or other documents referred to in clause (2) above are received by the exchange agent within the time specified above.

         Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     MISCELLANEOUS

         All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by TXU Energy in its reasonable discretion, which determination will be final and binding. TXU Energy reserves the absolute right to reject any and all Old Notes not properly tendered or any tendered Old Notes that TXU Energy's acceptance of which would, in the opinion of TXU Energy's counsel, be unlawful. TXU Energy's reasonable interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that TXU Energy shall reasonably determine. Although TXU Energy intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Notes, none of TXU Energy, the exchange agent, nor any other person shall incur any liability for failure to give this notification. Old Notes will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered, and which have not been cured or waived, will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of this exchange offer.

         New Notes will be issued only after timely receipt by the exchange agent of (1) certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of the tendered Old Notes into the exchange agent's account at DTC, (2) a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to the tendering holder thereof, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC, promptly after the expiration or termination of this exchange offer.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See the section of this prospectus titled PLAN OF DISTRIBUTION.

         TXU Energy reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth above under - "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of this exchange offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

         Except as otherwise provided herein, tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

         To validly withdraw a tender of Old Notes in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

         o specify the name of the person having deposited the Old Notes to be withdrawn, which TXU Energy refers to as the "Depositor,"

         o identify the Old Notes to be withdrawn, including the certificate number unless tendered by book-entry transfer,

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender, and

         o specify the name in which any Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

         All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by TXU Energy in its reasonable discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to the holder promptly after withdrawal. Consequently, no New Notes will be issued with respect any Old Notes so withdrawn and determined not to have been properly tendered unless these Old Notes are properly retendered. Validly withdrawn Old Notes may be properly retendered by following one of the procedures described above under - "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent of this exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the exchange agent addressed as follows:

         The Bank of New York
         Corporate Trust Operations
         Reorganization Unit
         101 Barclay Street - 7 East
         New York, New York 10286

         Attention:  William Buckley

         By Telephone:  (212) 815-5788
         By Facsimile:   (212) 298-1915

FEES AND EXPENSES

         TXU Energy will pay the expenses, if any, of soliciting tenders. TXU Energy has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. TXU Energy, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. TXU Energy will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange for their customers.

         TXU Energy will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to this exchange offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the related letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then the amount of any resulting transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of any applicable transfer tax, or


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of an applicable exemption, is not submitted with the letter of transmittal, the amount of any applicable transfer tax will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

         TXU Energy will record the New Notes at the same carrying value as the Old Notes for which they are exchanged, which is the aggregate principal amount of tendered Old Notes, as reflected in TXU Energy's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Notes.

APPRAISAL OR DISSENTERS' RIGHTS

         Holders of the Old Notes will not have appraisal or dissenters' rights in connection with this exchange offer.


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                          DESCRIPTION OF THE NEW NOTES

GENERAL

         TXU Energy issued the Old Notes, and will issue the New Notes, under the Indenture, as supplemented by an officer's certificate. This section summarizes the material terms of the New Notes and the Indenture, as supplemented by the officer's certificate. This summary does not contain a complete description of the New Notes or the Indenture. You should read this summary together with the Indenture and officer's certificate for a complete understanding of all of the provisions and for the definitions of some terms used in this summary. The Indenture and the officer's certificate are available upon request to TXU Energy or the Trustee. The Indenture, the officer's certificate and a form of each New Note have been filed with the SEC as exhibits to the exchange offer registration statement of which this prospectus is a part. In addition, the Indenture is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of that Act. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions. In this section, TXU Energy includes references in parentheses to sections of the Indenture. Whenever TXU Energy refers to particular sections or defined terms of the Indenture herein, those sections or defined terms are incorporated by reference herein.

         The Notes are two separate series of debt securities that TXU Energy may issue under the Indenture. In this prospectus, TXU Energy refers to the New Notes and all other debt securities issued under the Indenture, including any Remaining Old Notes, collectively as Debt Securities. The Indenture permits TXU Energy to issue an unlimited amount of Debt Securities from time to time. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of that series. This means that TXU Energy may from time to time, without the consent of the existing holders of the New Notes of any series, create and issue further Debt Securities having the same terms and conditions as the New Notes of each series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on these Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of New Notes.

         The New Notes of each series and other Debt Securities issued under the Indenture will rank equally with all of TXU Energy's other senior unsecured and unsubordinated debt. As of June 30, 2003, there was no secured indebtedness outstanding at TXU Energy. See - "Significant Covenants - Limitation on Liens" below.

         TXU Energy is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy's cash flows and ability to meet the obligations with respect to the New Notes are largely dependent upon the earnings of its subsidiaries and the payment of these earnings to TXU Energy in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the New Notes or to make any funds available for these payment.

         Because TXU Energy is a holding company, its obligations with respect to the New Notes and any Remaining Old Notes are structurally subordinated to all existing and future liabilities and any future preferred equity interests of its subsidiaries. As of June 30, 2003, there was approximately $47 million of indebtedness for borrowed money outstanding at TXU Energy's consolidated subsidiaries. The terms of the New Notes provide for limitations on the ability of TXU Energy's subsidiaries to incur additional debt. See - "Significant Covenants - Limitation on Subsidiary Debt" below.

         The covenants contained in the Indenture will not afford holders of New Notes protection in the event of a highly-leveraged transaction involving TXU Energy.

         The New Notes of each series will be identical in all material respects to the Old Notes of the respective series, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes of each series will be of the same series as the respective series of Old Notes, and will be considered as a single class for purposes of any acts of Holders, such


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as voting and consents, under the Indenture. To the extent any Old Notes are not exchanged for New Notes, those Old Notes will remain outstanding under the Indenture and will rank pari passu with the New Notes.

          The New Notes will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will initially be issued in book-entry form and will be represented by one or more fully registered global certificates. The global certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in these global certificates will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of these beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See - "Book-Entry" below.

         The New Notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INtEREST

         The New 2008 Notes will mature on March 15, 2008, and the New 2013 Notes will mature on March 15, 2013 unless earlier redeemed. Interest on the Notes of each series will:

         o be payable in U.S. dollars at the rate of 6.125% with respect to the New 2008 Notes and at the rate of 7.000% with respect to the New 2013 Notes;

         o be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and with respect to any period less than a full month, on the basis of the actual number of days elapsed during that period;

         o be payable semi-annually in arrears on March 15 and September 15 of each year, and at maturity or earlier redemption;

         o    accrue from the date of the last interest payment on the Old
              Notes; and

         o be paid to the persons in whose names the New Notes are registered at the close of business on the 15th calendar day before each interest payment date for the New Notes. TXU Energy shall not be required to make transfers or exchanges of the New Notes for a period of 15 calendar days next preceding an interest payment date.

OPTIONAL REDEMPTION

         TXU Energy may redeem the New Notes of each series, in whole or in part, at its option, at any time and from time to time prior to their maturity. TXU Energy will give notice of its intent to redeem the New Notes at least 30 days prior to the redemption date. If TXU Energy redeems all or any part of the New Notes of any series, it will pay a "make-whole" redemption price equal to the greater of:

         o    100% of the principal amount of the New Notes being redeemed, and

         o the sum of the present values of the remaining scheduled payments of principal and interest, excluding the portion of any such interest accrued to the redemption date, on the New Notes of the series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 37.5 basis points in the case of the New 2008 Notes and 50 basis points in the case of the New 2013 Notes;

plus, in each case, accrued and unpaid interest on those New Notes to the redemption date.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue


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(expressed as a percentage of its principal amount) equal to the Comparable
Treasury Price for the applicable redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes to be redeemed.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the applicable redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually determined by the Trustee for that redemption date.

         "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

         "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

         "Independent Investment Banker" means the Reference Treasury Dealer.

         "Reference Treasury Dealer" means Lehman Brothers Inc., and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), TXU Energy shall substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the applicable redemption date.

         If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and the notice shall be of no effect unless the moneys are so received.

         Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Notes or portions of New Notes called for redemption.

PAYMENT AND PAYING AGENTS

         Interest on each New Note payable on any interest payment date will be paid to the person in whose name that New Note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, the defaulted interest may be paid to the holder of that New Note as of the close of business on a date between 10 and 15 days before the date proposed by TXU Energy for payment of the defaulted interest or in any other manner permitted by any securities exchange on which that New Note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

         Principal, premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Energy. However, TXU Energy may choose to make payment of interest by check mailed to the address of the persons entitled to payment. TXU Energy may change the place of payment on the New Notes, appoint one or more additional paying agents (including TXU Energy) and remove any paying agent, all at the discretion of TXU Energy. (Indenture, Section 602.)


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REGISTRATION AND TRANSFER

         The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) TXU Energy may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the New Notes. (Indenture, Section 602.) No service charge will be made for any registration of transfer or exchange of the New Notes. However, TXU Energy may require payment to cover any tax or other governmental charge that may be imposed in connection with the registration of transfer or exchange. TXU Energy will not be required to execute or to provide for the registration of transfer or the exchange of

         o    any New Note during the 15 days before an interest payment date,

         o any New Note during the 15 days before giving any notice of redemption, or

         o any New Note selected for redemption except the unredeemed portion of any New Note being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

         TXU Energy will be discharged from its obligations on the New Notes of a particular series if it irrevocably deposits with the Trustee or any paying agent, other than TXU Energy, sufficient cash or United States government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of New Notes. (Indenture, Section 701.)

SIGNIFICANT COVENANTS

     LIMITATION ON LIENS

         For so long as any of the New Notes remain outstanding, TXU Energy may not, and shall not permit any of its subsidiaries to, create, incur or assume any lien (other than Permitted Liens) upon any of their respective properties or assets, in order to secure any Debt, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class. This covenant will not, however, prohibit the creation, incurrence or assumption of any lien if, contemporaneously therewith, either:

         o TXU Energy makes effective provision whereby all of the affected Debt Securities (including the New Notes) then outstanding will be secured equally and ratably with the other Debt with a lien on the same properties or assets (unless the other Debt is subordinated to the New Notes, in which case all of the New Notes then outstanding will be secured prior to the other Debt with a lien on the same properties or assets); or

         o TXU Energy delivers to the Trustee bonds, notes or other evidences of indebtedness secured equally and ratably with the other Debt with a lien on the same properties or assets (unless the other Debt is subordinated to the New Notes, in which case all of the New Notes then outstanding will be secured prior to the other Debt with a lien on the same properties or assets) in an aggregate principal amount equal to the aggregate principal amount of the New Notes then outstanding and which meet the other requirements set forth in the officer's certificate relating to the New Notes.

     LIMITATION ON SUBSIDIARY DEBT

         For so long as any of the New Notes remain outstanding, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered


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as one class, TXU Energy may not permit any of its subsidiaries to create, incur or assume any Debt other than Permitted Subsidiary Debt.

     LIMITATION ON ASSET SALES

         For so long as any of the New Notes remain outstanding, without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class, and except for the sale of the properties and assets of TXU Energy as an entirety or substantially as an entirety as contemplated under - "Consolidation, Merger and Sale of Assets" below, and other than properties or assets required to be sold to conform with governmental requirements, TXU Energy may not, and may not permit any of its subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 10% of the total assets of TXU Energy and its consolidated subsidiaries as shown on TXU Energy's most recent quarterly audited or unaudited consolidated balance sheet; provided, however, that any such Asset Sale will be disregarded for purposes of the 10% limitation specified above:

         o to the extent that the properties or assets sold are, in TXU Energy's opinion, worn out or are not useful or necessary in connection with the operation of the business of TXU Energy or its subsidiaries;

         o to the extent the properties or assets sold are being transferred to a wholly-owned subsidiary of TXU Energy;

         o    to the extent that the cash or other proceeds thereof

             (1) are, within 12 months of the consummation of that Asset Sale, invested or reinvested by TXU Energy or any of its subsidiaries in a Permitted Business,

             (2) are used by TXU Energy or any of its subsidiaries to repay Debt of TXU Energy or that subsidiary, or

             (3)  are retained by TXU Energy or any of its subsidiaries.

     DEFINITIONS

         For purposes of this subsection, - "Significant Covenants," the following terms have the meanings given below:

         "Asset Sale" means any sale of any properties or assets of TXU Energy or any of its subsidiaries including by way of the sale by TXU Energy or any of its subsidiaries of equity interests in any subsidiary or by way of a sale-leaseback or similar transaction; provided, however, that "Asset Sale" does not include:

          o any sales of accounts receivable, energy, fuel or other commodities or the right or obligation to purchase, or other contracts or derivatives associated with, energy, fuel or other commodities;

          o any energy and commodity trading, marketing or risk management activities;

          o    any sale-leaseback or similar transaction that results in Debt;
               or

          o any sale-leaseback or similar transaction completed within twelve months from the later of the time the property that is the subject of the transaction is acquired and the time it is placed into commercial operation by TXU Energy or any of its subsidiaries.

         "Capitalized Lease Liabilities" of any entity means the amount, if any, shown as liabilities on the applicable entity's unconsolidated balance sheet for capitalized leases of property not owned by that entity, which amount shall be


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determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which that entity is engaged.

         "Debt" means, with respect to any entity:

         o indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar instrument or agreement by which the entity is obligated to repay the borrowed money;

         o    Capitalized Lease Liabilities of the applicable entity; and

         o any guaranty by the entity of any such indebtedness or Capitalized Lease Liabilities of another entity.

However, "Debt" does not include, among other things:

         o indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

         o trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including fuel or power purchase or sale agreements, tolling agreements, and any commodity, currency, interest rate, weather or other hedges or derivatives regardless of whether any such transaction is a "financial" or physical transaction) or other obligations of the entity in the ordinary course of business; or

         o obligations of the entity under any lease agreement (including any lease intended as security), other than Capitalized Lease Liabilities.

         "Permitted Business" means a business that is the same or similar to the business of TXU Energy or any subsidiary as of the original issue date of the New Notes, or any business reasonably related thereto.

         "Permitted Liens" means any:

         (1)  liens existing at the original issue date of the New Notes;

         (2) vendors' liens, purchase money liens and other liens placed on property at, or within twelve months following, the later of the date of the acquisition of the property and the date the property is placed into commercial operation by TXU Energy or any subsidiary and liens to secure or provide for the acquisition, construction, improvement, expansion or development of property by TXU Energy or any subsidiary; provided that the lien may not extend to or cover any other property of TXU Energy or any subsidiary;

         (3) liens on cash or securities (other than equity interests issued by any subsidiary), deposit accounts and interests in general or limited partnerships (other than equity interests issued by any subsidiary);

         (4) liens on property or equity interests, or arising out of any Debt, of any entity existing at the time the entity is merged into or consolidated with TXU Energy or any of its subsidiaries;

         (5) liens in connection with the issuance of tax-exempt pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code and any taxable bonds that TXU Energy intends to refinance with the tax-exempt bonds, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that

              (i) the liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which the construction or improvement is located; and


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              (ii)  TXU Energy or any of its subsidiaries may further secure all or any part of the purchase price or the cost of construction or improvement by an interest on additional property of TXU Energy or any of its subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

         (6) liens on contracts, leases, and other agreements; any liens on contract rights, bills, notes and other instruments; any liens on revenues, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; any liens on governmental and other licenses, permits, franchises, consents and allowances; and any liens on intellectual property rights and other general intangibles;

         (7) liens, including in connection with sale-leaseback transactions, on natural gas, coal, lignite, oil or other mineral properties or nuclear fuel owned or leased by TXU Energy or any of its subsidiaries;

         (8) liens on vehicles and movable equipment, vessels and marine equipment, and aircraft and parts, accessories and supplies used in connection therewith;

         (9) liens on furniture, computers, data processing, telecommunications and other equipment, facilities and apparatus used primarily for administrative or clerical purposes;

         (10) liens on property which is the subject of a lease agreement (other than any lease agreement for which TXU Energy or any of its subsidiaries has incurred Capitalized Lease Liabilities) designating TXU Energy or any of its subsidiaries as lessee and all right, title and interest of TXU Energy or the applicable subsidiary in the property and the lease agreement, whether or not the lease agreement is intended as security;

         (11) liens on the rights of TXU Mining and TXU Fuel under existing Operating Agreements specified in the officer's certificate;

         (12) other liens securing Debt, the aggregate principal amount of which, together with the aggregate amount of Debt of TXU Energy's subsidiaries issued under clause (5) of the definition of Permitted Subsidiary Debt, does not exceed 10% of the total assets of TXU Energy and its consolidated subsidiaries as shown on TXU Energy's most recent audited or unaudited consolidated balance sheet; and

         (13) liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of the Debt so extended, renewed, replaced or refinanced).

In determining whether any Lien is a Permitted Lien, TXU Energy may rely on one or more clauses of the definition of Permitted Liens with respect to the Lien.

         "Permitted Subsidiary Debt" means any:

         (1)  Debt existing at the original issue date of the New Notes;

         (2) Debt incurred at the time of, or within twelve months following the later of the acquisition of property and the placement of the property into commercial operation by the subsidiary, or incurred to provide for the construction, improvement, expansion or development of property, provided that no such Debt shall be incurred in an amount greater than the fair value of the property so acquired, constructed, improved, expanded or developed;

         (3) Debt of any entity existing at the time the entity was merged into or consolidated with the subsidiary;


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         (4)  Debt incurred in connection with borrowings from TXU Energy or any wholly-owned subsidiary of TXU Energy;

         (5) other Debt (whether or not secured), provided that the sum of (i) the aggregate amount of the Debt of TXU Energy issued pursuant to clause (12) of the definition of Permitted Liens, plus (ii) the aggregate amount of Debt of subsidiaries issued pursuant to this clause (5), does not exceed 10% of the total assets of TXU Energy and its consolidated subsidiaries as shown on TXU Energy's most recent audited or unaudited consolidated balance sheet; and

         (6) Debt incurred in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt described in the foregoing clauses, to the extent of the principal amount of the Debt so extended, renewed, replaced or refinanced.

In determining whether any Debt is Permitted Subsidiary Debt, TXU Energy may rely on one or more clauses of the definition of Permitted Subsidiary Debt with respect to the Debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Under the terms of the Indenture, TXU Energy may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

         o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases TXU Energy's properties and assets substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Energy's obligations on all New Notes and under the Indenture;

         o immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; and

         o TXU Energy shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indenture.

The terms of the Indenture do not restrict TXU Energy in a merger in which TXU Energy is the surviving entity. (Indenture, Section 1101.)

EVENTS OF DEFAULT

         "Event of default," when used in the Indenture with respect to a particular series of Debt Securities, means any of the following:

         o failure to pay interest on any Debt Security of that series for 30 days after it is due;

         o failure to pay the principal of or any premium on any Debt Security of that series when due;

         o failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after TXU Energy receives written notice from the Trustee, or TXU Energy and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities of that series;

         o events of bankruptcy, insolvency or reorganization of TXU Energy specified in the Indenture; or

         o additionally, with respect to each series of New Notes, the occurrence of any default or similar event under the terms of TXU Energy's exchangeable subordinated notes (or any security of TXU Energy or its subsidiaries issued directly or indirectly upon the conversion, exchange or extension (in whole or in part) of the


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              notes) that results in the acceleration (or other mandatory repayment prior to the maturity date) of the notes or such other security or the failure to pay the notes or such other security at maturity.

(Indenture, Section 801.)

         An event of default for a particular series of Debt Securities does not necessarily constitute an event of default for the New Notes or any other series of Debt Securities issued under the Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

         If an event of default under the Indenture for Debt Securities of a particular series occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of all the Debt Securities of that series may declare the entire principal amount of all the Debt Securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding Debt Securities under the Indenture, only the Trustee or holders of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

         At any time after a declaration of acceleration with respect to the Debt Securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

         o TXU Energy has paid or deposited with the Trustee a sum sufficient to pay:

              (1) all overdue interest on all Debt Securities of that series;

              (2) the principal of and premium, if any, on any Debt Securities of that series that have otherwise become due and interest that is currently due;

              (3) interest on overdue interest; and

              (4) all amounts due to the Trustee under the Indenture; and

         o any other event of default under the Indenture with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Energy. (Indenture, Section 802.)

         Other than its duties in case of an event of default under the Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default under the Indenture relates to more than one series of Debt Securities, only the holders of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to give this direction. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 812.)

         No holder of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:


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


         o the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

         o the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture has occurred and is continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

         o the Trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.)

         However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest on the Debt Security on or after the applicable due date. (Indenture, Section 808.)

         TXU Energy will provide to the Trustee an annual statement by an appropriate officer as to its compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

         Without the consent of any holder of Debt Securities, TXU Energy and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

         o to evidence the assumption by any permitted successor of the covenants of TXU Energy in the Indenture and in the Debt Securities;

         o to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon TXU Energy;

         o to add additional events of default under the Indenture for all or any series of Debt Securities;

         o to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of Debt Securities of any series in any material respect, it will become effective only:

              (1) when the consent of the holders of Debt Securities of the applicable series has been obtained in accordance with the Indenture; or

              (2) when no Debt Securities of the affected series remain
                  outstanding under the Indenture;

         o    to provide additional security for any Debt Securities;

         o to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

         o to provide for the authentication and delivery of bearer securities with or without coupons;

         o to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

         o to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

         o to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to TXU Energy may be served;

         o to amend and restate the Indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities of any series in any material respect; or

         o    to cure any ambiguity or inconsistency.

(Indenture, Section 1201.)

         The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding to which restrictive provisions contained or provided for in the Indenture apply, considered as one class, may waive compliance by TXU Energy with the applicable provisions. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series affected. (Indenture, Section 813.)

         If the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Energy and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

         The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series so directly affected:

         o change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

         o reduce the percentage in principal amount of the outstanding Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

         o modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series.

(Indenture, Section 1202.)

         A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (Indenture, Section 1202.)

         The Indenture provides that Debt Securities owned by TXU Energy or anyone else required to make payment on the Debt Securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

         TXU Energy may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Energy shall have no obligation to do so. If TXU Energy fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding New Notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding New Notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or TXU Energy in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

         The Trustee may resign at any time by giving written notice to TXU Energy or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and TXU Energy. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Energy has delivered to the Trustee a resolution of its Board of Managers appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 910.)

NOTICES

         Notices to holders of New Notes of each series will be given by mail to the addresses of the holders as they may appear in the security register for the New Notes of that series. (Indenture, Section 106.)

TITLE

         TXU Energy, the Trustee, and any agent of TXU Energy or of the Trustee, may treat the person in whose name any New Note is registered as the absolute owner of that New Note, whether or not that New Note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

         The Indenture and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

         The Trustee under the Indenture will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Energy and its affiliates. TXU Energy and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses. An affiliate of The Bank of New York was one of the initial purchasers of the Old Notes.

BOOK-ENTRY

         The certificates representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global certificates to the accounts of persons who have accounts with the depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or its nominee will be considered the sole owner or holder of the New Notes represented by the global certificate for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TXU Energy, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of DTC or its nominee. TXU Energy also expects that payments by participants to owners of beneficial interests in the global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. Such payments will be the responsibility of the participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Note for any reason, including to sell New Notes to persons in jurisdictions which require physical delivery of such New Notes or to pledge such New Notes, the holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures, the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

         TXU Energy expects that, in accordance with DTC's customary procedures, DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of the portion of the aggregate principal amount of the New Notes as to which the participant or participants has or have given the direction. However, if there is an event of default under the New Notes, DTC will exchange a global certificate for certificated New Notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither TXU Energy nor the Trustee will have any responsibility for the performance by

DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by TXU Energy within 90 days, TXU Energy will issue certificated New Notes in exchange for a global certificate.

         TXU Energy will make all payments of principal and interest in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Notes that are not certificated New Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in these interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

         The information in this subsection, - "Book-Entry," concerning DTC and DTC's book-entry system has been obtained from information provided by DTC.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and of the ownership and disposition of the New Notes as of the date of this prospectus. Thelen Reid & Priest LLP, TXU Energy's counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. Except where noted, it deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Notes other than pursuant to their initial issuance and distribution, and who acquire New Notes other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

         The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date of this prospectus, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

         PROSPECTIVE HOLDERS OF NEW NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

         As used in this discussion, a "United States Holder" means a beneficial owner of an Old Note or a New Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used in this discussion, the term "Non-United States Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.

EXCHANGE OF OLD NOTES FOR NEW NOTES

         An exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Notes for New Notes, and the holder will have the same tax basis and holding period in the holder's New Notes as the holder had in the Old Notes immediately before the exchange.

UNITED STATES HOLDERS

     PAYMENTS OF INTEREST

         Stated interest on a New Note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

     SALE, EXCHANGE AND RETIREMENT OF THE NEW NOTES

         Upon the sale, exchange or retirement of New Notes, including a deemed disposition for United States federal income tax purposes, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the New Notes. The holder's adjusted tax basis in the New Notes will be, in general, its initial purchase price for the Old Notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Notes are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 15% for years 2003 through 2008, and 20% for years 2009 and later, where the property is held for more than one year. For property held for one year or less, capital gain of a non-corporate United States Holder is generally taxed at rates applicable to ordinary income.

NON-UNITED STATES HOLDERS

     NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder or a financial institution acting on behalf of the holder must file a statement with TXU Energy or TXU Energy's paying agent confirming that the holder is the beneficial owner of the New Notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Notes on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if TXU Energy has actual knowledge or reason to know that the beneficial owner of the New Notes is a United States Holder, TXU Energy must disregard any certificate or statement to the contrary and withhold federal income tax.

         The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of TXU Energy's membership interests, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to TXU Energy through ownership of membership interests. TXU Energy will withhold federal income tax at the rate of 30% or lower treaty rate, if applicable in the case of interest payments to holders described in this paragraph.

         Sale, Exchange and Retirement of the New Notes
         ----------------------------------------------

         A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Note, including a deemed disposition for United States federal income tax purposes, unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Note will be treated in the same manner as payments of interest on the New Note made to the Non-United States Holder, as described above.

     NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Interest paid on a New Note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits, which may include effectively connected interest received on the New Notes, that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. TXU

Energy will not withhold United States federal income tax on interest paid on a New Note to a Non-United States Holder if the holder furnishes TXU Energy with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

         Sale, Exchange or Retirement of the New Notes
         ---------------------------------------------

         Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Notes are subject to information reporting unless the holder establishes an exemption.

         Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Notes may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2003 through 2010 is 28%, and for years 2011 and later is 31%.

         Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

         Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

         In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         As discussed in the section of this prospectus titled THE EXCHANGE OFFER, based on an interpretation of the staff of the SEC, New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Notes, other than any such holder which is an "affiliate" of TXU Energy within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders that are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of that holder's New Notes.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where those Old Notes were acquired as a result of market-making activities or other trading activities. TXU Energy has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Energy will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         TXU Energy will not receive any proceeds from any sale of New Notes by broker-dealers.

         New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker-dealer that participated in a distribution of any such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the consummation of the registered exchange offer, TXU Energy will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. TXU Energy has agreed with the initial purchasers of the Old Notes to pay expenses incident to this exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

         By acceptance of this exchange offer, each broker-dealer that receives New Notes for its own account pursuant to this exchange offer agrees that, upon receipt of notice from TXU Energy of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading, which notice TXU Energy agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of this prospectus until TXU Energy has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

         The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from TXU Energy.

                                     EXPERTS

         The financial statements of TXU Energy as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, included in the section of this prospectus titled FINANCIAL STATEMENTS, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing also in that section, which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards Nos. 142 and 145, as described in
Note 2 of the notes to those financial statements . Such financial statements have been included in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

                            VALIDITY OF THE NEW NOTES

         Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams LLP, Dallas, Texas, will pass upon the validity and enforceability of the New Notes for TXU Energy. However, all matters of Texas law will be passed upon only by Hunton & Williams LLP, Dallas, Texas. At June 30, 2003, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams LLP and Thelen Reid & Priest LLP participating in the representation of TXU Energy in connection with the preparation of this prospectus and the registration statement was approximately $234,064 and $121,707, respectively. Robert A. Wooldridge, a partner at Hunton & Williams LLP, is a member of the governing boards of certain subsidiaries of TXU Corp., including TXU Energy. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                              FINANCIAL STATEMENTS


                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     Independent Auditors' Report ..........................................F- 2

     Statements of Consolidated Income and Consolidated Comprehensive
     Income for the years ended December 31, 2002, 2001 and 2000............F- 3

     Statements of Consolidated Cash Flows for the years
     ended December 31, 2002, 2001 and 2000.................................F- 4

     Consolidated Balance Sheets as of December 31, 2002 and 2001...........F- 5

     Statements of Consolidated Member Interests for the years
     ended December 31, 2002, 2001 and 2000.................................F- 6

     Notes to Financial Statements..........................................F- 7

SIX MONTHS ENDED JUNE 30, 2003 AND 2002

     Condensed Statements of Consolidated Income and Consolidated
     Comprehensive Income for the three and six months ended
     June 30, 2003 and 2002.................................................F-35

     Condensed Statements of Consolidated Cash Flows for the six
     months ended June 30, 2003 and 2002....................................F-36

     Condensed Consolidated Balance Sheets as of June 30, 2003
     and December 31, 2002..................................................F-37

     Notes to Financial Statements..........................................F-38

                          INDEPENDENT AUDITORS' REPORT

TXU ENERGY COMPANY LLC:

We have audited the accompanying consolidated balance sheets of TXU Energy Company LLC (TXU Energy) and subsidiaries as of December 31, 2002 and 2001, and the related statements of consolidated income, comprehensive income, cash flows and member interests for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of TXU Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Energy and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the Notes to Financial Statements, in 2002 TXU Energy adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

As discussed in Note 2 to the Notes to Financial Statements, the accompanying 2001 financial statements have been reclassified to give effect to the adoption of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections."


DELOITTE & TOUCHE LLP


Dallas, Texas
February 14, 2003, except for
Note 2, as to which the date is
September 12, 2003

                             TXU ENERGY COMPANY LLC
                        STATEMENTS OF CONSOLIDATED INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                           2002           2001            2000
                                                                        ---------       ---------      ---------
                                                                                   MILLIONS OF DOLLARS

Operating revenues............................................          $   7,738       $   7,458      $   7,449
                                                                        ---------       ---------      ---------

Costs and expenses:
   Cost of energy sold and delivery fees......................              4,803           4,802          5,101
   Operating costs............................................                747             708            673
   Depreciation and amortization..............................                438             397            391
   Selling, general and administrative expenses...............                842             365            248
   Franchise and revenue-based taxes..........................                121              15             16
   Other income...............................................                (33)             (3)           (32)
   Other deductions...........................................                254             199              6
   Interest income............................................                (10)            (38)            (6)
   Interest expense and other charges.........................                216             223            257
                                                                        ---------       ---------      ---------
       Total costs and expenses...............................              7,378           6,668          6,654

Income before income taxes and extraordinary loss.............                360             790            795

Income tax expense............................................                 90             227            219
                                                                        ---------       ---------      ---------
Income before extraordinary loss..............................                270             563            576

Extraordinary loss, net of income tax.........................                  -            (56)              -
                                                                        ---------       ---------      ---------
Net income....................................................          $     270       $     507      $     576
                                                                        =========       =========      =========


                 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                           2002           2001            2000
                                                                        ---------       ---------      ---------
                                                                                   MILLIONS OF DOLLARS

Net income..................................................            $     270       $     507      $     576
Other comprehensive income (loss)--
  Net change during period, net of tax effects:
   Minimum pension liability adjustments (net of tax benefit
   of $21)....................................................                (39)              -              -
   Cash flow hedges:
     Net change in fair value of derivatives
     (net of tax benefit of $69 and expense of $9)..........                 (128)             16              -
     Amounts realized in earnings during the period (net of
     tax benefit of $8).....................................                  (14)              -              -
                                                                        ---------       ---------      ---------
   Total....................................................                 (181)             16              -
                                                                        ---------       ---------      ---------

Comprehensive income........................................            $      89       $     523      $     576
                                                                        =========       =========      =========


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          2002         2001       2000
                                                                                        -------      -------    -------
                                                                                               MILLIONS OF DOLLARS
 Cash flows-- operating activities
      Net income..............................................................          $  270       $  507     $  576
      Adjustments to reconcile net income to cash provided by operating activities:
           Extraordinary loss, net of tax effect..............................               -           56          -
           Loss on early extinguishment of debt...............................               -          149          -
           Depreciation and amortization......................................             502          508        514
           Deferred income taxes and investment tax credits-- net ............             (90)        (206)       164
           Gains from sale of assets..........................................             (30)           -        (30)
           Reduction of revenues for earnings in excess of regulatory earnings cap           -           34        305
           Unrealized mark-to-market commodity contract  valuation losses/(gains)           72         (314)        19
           Asset impairment...................................................             253            -          -
           Retail clawback accrual............................................             185            -          -
           Over/(under) recovered fuel costs..................................               -          568       (813)
           Changes in operating assets and liabilities:
                Affiliate accounts receivable/payable-- net..................              216            9         37
                Accounts receivable - trade...................................            (450)         240       (799)
                Inventories...................................................             (42)          (4)        11
                Accounts payable - trade......................................             111         (630)       852
                Margin deposits ..............................................               -          227       (225)
                Commodity contract assets and liabilities-- net...............             (11)         (31)        25
                Other assets..................................................             (53)         (32)        (2)
                Other liabilities.............................................             101           91         36
                                                                                        -------      -------    -------
                    Cash provided by operating activities.....................           1,034        1,172        670
                                                                                        -------      -------    -------

 Cash flows-- financing activities
      Issuances of long-term debt.............................................             811        2,788         65
      Retirements/repurchases of securities:
           Subsidiary senior notes............................................               -            -       (100)
           Debt allocated from US Holdings....................................          (1,683)       (2,420)     (415)
      Distribution paid to parent.............................................            (777)           -          -
      Repurchase of member interests..........................................               -         (404)      (553)
      Net change in advances from affiliates..................................           1,169         (568)       766
      Decrease in note payable to Oncor  related to
         a regulatory liability ..............................................            (180)           -          -
      Increase (decrease) in notes payable to banks...........................             282            -         (9)
      Debt premium, discount, financing, reacquisition expenses and other.....             (29)        (161)        (6)
                                                                                        -------      -------    -------
                     Cash  used in financing activities.......................            (407)        (765)      (252)
                                                                                        -------      -------    -------

 Cash flows-- investing activities
       Capital expenditures...................................................            (274)        (330)      (264)
       Acquisition of a business..............................................             (36)           -          -
       Nuclear fuel...........................................................             (52)         (39)       (87)
       Proceeds from sale of assets...........................................             443            -          5
       Other..................................................................            (125)         (37)       (58)
                                                                                        -------      -------    -------
                    Cash  used in investing activities........................             (44)        (406)      (404)
                                                                                        -------      -------    -------

 Net change in cash and cash equivalents......................................             583            1         14

 Cash and cash equivalents-- beginning balance................................              20           19          5
                                                                                        -------      -------    -------

 Cash and cash equivalents-- ending balance...................................          $  603       $   20     $   19
                                                                                        ======       ======     ======


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                       DECEMBER 31,
                                                                                                 ----------------------
                                                                                                  2002            2001
                                                                                                 -------        -------
                                                                                                    MILLIONS OF DOLLARS
 Current assets:
   Cash and cash equivalents...........................................................          $   603        $    20
   Accounts receivable - trade.........................................................            1,331            808
   Inventories.........................................................................              298            259
   Commodity contract assets...........................................................            1,298            848
   Other current assets................................................................              180            120
                                                                                                 -------        -------
      Total current assets.............................................................            3,710          2,055

 Goodwill    ..........................................................................              533             65
 Investments...........................................................................              462            692
 Property, plant and equipment-- net...................................................           10,127         10,354
 Commodity contract assets.............................................................              476            389
 Cash flow hedges and other  derivative assets.........................................               14             31
 Other noncurrent assets...............................................................              108             71
                                                                                                 -------        -------
      Total assets.....................................................................          $15,430        $13,657
                                                                                                 =======        =======

                                              LIABILITIES AND MEMBER INTERESTS

 Current liabilities:
   Notes payable - banks...............................................................          $   282        $     -
   Long-term debt due currently........................................................               73            123
   Advances from affiliates............................................................            1,329            250
   Due to Oncor Electric Delivery Company..............................................              170            170
   Accounts payable:
      Affiliates.......................................................................              248             25
      Trade............................................................................              754            612
   Commodity contract liabilities......................................................            1,138            630
   Taxes accrued.......................................................................              164            155
   Other current liabilities...........................................................              555            224
                                                                                                 -------        -------
      Total current liabilities........................................................            4,713          2,189

 Accumulated deferred income taxes......................................................           1,931          2,125
 Investment tax credits.................................................................             376            397
 Commodity contract liabilities.........................................................             320            236
 Cash flow hedges and other derivative liabilities......................................             150              2
 Other noncurrent liabilities and deferred credits......................................             852            425
 Due to Oncor Electric Delivery Company.................................................             437            617
 Long-term debt, less amounts due currently.............................................           2,378          3,454

 Commitments and contingencies (Note 10)

 Member interests (Note 13).............................................................           4,273          4,212
                                                                                                 -------        -------

      Total liabilities and member interests...........................................          $15,430        $13,657
                                                                                                 =======        =======


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                   STATEMENTS OF CONSOLIDATED MEMBER INTERESTS

                                                                               YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                          2002          2001         2000
                                                                         ------        ------       ------
Member interests:                                                                MILLIONS OF DOLLARS
Capital accounts:
   Balance at beginning of year...............................           $4,196        $4,121       $4,098
       Net income.............................................              270           507          576
       Reduction in member interest - amount of repurchases of common
            stock of US Holdings allocated to TXU Energy......                -          (404)        (553)
       Distribution paid to parent............................             (777)            -            -
       Non-cash capital contribution related to issuance of
            exchangeable subordinated notes...................              266             -            -
       Non-cash goodwill capital contribution.................              468             -            -
       Conversion of capital  from (to) advances..............               15           (28)           -
                                                                         ------        ------       ------
   Balance at end of year.....................................            4,438         4,196        4,121
                                                                         ------        ------       ------
Accumulated other comprehensive income, net of tax effects:
Minimum Pension Liability Adjustment:
   Balance at beginning of year ..............................                -             -            -
       Change during the year.................................              (39)            -            -
                                                                         ------        ------       ------
   Balance at end of year.....................................              (39)            -            -
                                                                         ------        ------       ------
Cash flow hedges (SFAS No. 133):
   Balance at beginning of year...............................               16             -            -
       Change during the year.................................             (142)           16            -
                                                                         ------        ------       ------
   Balance at end of year.....................................             (126)           16            -
                                                                         ------        ------       ------
                     Total  member interests..................           $4,273        $4,212       $4,121
                                                                         ======        ======       ======


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS

         TXU Energy was formed as a Delaware limited liability company in the fourth quarter of 2001. TXU Energy was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings, formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. TXU Energy's operations have been conducted principally through the following subsidiaries since January 1, 2002: TXU Generation; TXU Portfolio Management; TXU Energy Retail; TXU Energy Solutions; TXU Fuel; and two coal mining subsidiaries.

         TXU Energy is an energy company that engages in power production (generation), wholesale energy sales, retail energy sales and related services, as well as portfolio management, including risk management and certain trading activities. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

         BUSINESS RESTRUCTURING -- Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas. As a result, TXU Corp. restructured certain of its United States businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Texas restructuring legislation and consistent with its business separation plan as approved by the Commission, as of January 1, 2002, US Holdings transferred:

         o its transmission and distribution assets to Oncor , which is a utility regulated by the Commission and a wholly-owned subsidiary of US Holdings,

         o its unregulated electricity (power) generation assets to subsidiaries of TXU Energy, which is the new competitive business, and

         o its retail customers to an unregulated subsidiary retail electric provider of TXU Energy.

         In addition, as of January 1, 2002, US Holdings acquired the following businesses from within the TXU Corp. system and transferred them to TXU Energy: the retail electric provider of TXU SESCO; the wholesale portfolio management and the unregulated commercial and industrial retail gas operations of TXU Gas ; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations.

         The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001.

         A settlement of outstanding issues and other proceedings related to implementation of the 1999 Texas restructuring legislation received final approval in February 2003. See Note 9.

BUSINESS CHANGES

         ACQUISITIONS -- In April 2002, TXU Energy acquired a cogeneration and wholesale energy production business in New Jersey for $36 million in cash. The acquisition, which was accounted for as a purchase business combination, included a 122 megawatt combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. The results of operations of the acquired business are reflected in the financial statements from its acquisition date.

         GENERATION PLANT ACQUISITIONS AND DISPOSITIONS -- In May 2002, TXU Energy acquired a 260 megawatt combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

         In April 2002, TXU Energy completed the sale of its Handley and Mountain Creek generating plants in the Dallas-Fort Worth area with total plant capacity of 2,334 megawatts for $443 million in cash, including an above-market price tolling agreement with a fair value of $190 million. The tolling agreement provides for TXU Energy to purchase power during the summer months through 2006. A pretax gain on the sale of $146 million, net of the effects of the above-market tolling agreement, was deferred and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet.

2.   SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION -- The businesses that were combined to form TXU Energy were operated by subsidiaries of TXU Corp. under common ownership and control prior to January 1, 2002. The financial information for power generation and certain retail operations included in the 2001 and 2000 combined financial statements was derived from the historical financial statements of US Holdings. The financial information for the wholesale portfolio management activities and the unregulated commercial and industrial retail gas business included in the 2001 and 2000 combined financial statements was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the 2001 and 2000 combined financial statements was derived from the separate historical financial statements of those entities. The financial information for the retail electric provider of TXU SESCO was derived from the historical financial statements of TXU SESCO.

         Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings for 2001 and 2000 between its power generation and transmission and distribution operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the transmission and distribution operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002.

         The financial statements for the period beginning January 1, 2002, present TXU Energy's actual consolidated operating results. Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operation and financial position could have differed materially from those included in the financial statements for such periods prior to January 1, 2002. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary retail electric provider of TXU Energy, certain assets and liabilities related to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

         The consolidated financial statements of TXU Energy have been prepared in accordance with US GAAP and, except for reclassifications made in accordance with EITF Issue No. 02-3 and the adoption of SFAS No. 142 and inclusion of delivery fees, discussed below, on the same basis as the audited financial statements included in the US Holdings Current Report on Form 8-K filed April 17, 2002 for TXU Energy. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and notes to financial statements are stated in millions of United States dollars unless otherwise indicated.

         TXU Energy has adopted a new income statement format. Certain previously reported amounts have been reclassified to conform to current classifications. The following summarizes the components of the new line items:

         Cost of energy sold and delivery fees -- Includes costs of nuclear, coal and gas fuel used by generation plants, energy purchased for resale and delivery fees paid to electricity delivery businesses.

         Operating costs -- Includes all labor and overhead costs incurred to perform activities related to electricity generation.

         Selling, general and administrative expenses -- Includes all labor and related overhead costs of support services such as finance, accounting, portfolio management (trading), customer billing, customer service, collections, marketing, information technology, legal, regulatory, environmental and corporate facilities.

         Franchise and revenue-based taxes -- Includes state and local gross receipts tax and franchise taxes.

         PRESENTATION OF REVENUES -- In June 2002, the EITF reached a consensus on certain aspects of Issue No. 02-3 regarding the presentation of trading activities in the statement of income. The new rules were effective for TXU Energy on July 1, 2002, and required that all trading contracts (as defined by EITF Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"), whether or not physically settled, be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. Prior period amounts have been reclassified to conform to this new reporting requirement. Transactions affected by the new reporting requirements represent contracts that provided for physical delivery but were settled financially without delivery, as well as contracts physically settled but classified as trading activities. With the rescission of EITF Issue No. 98-10, discussed below under - "Financial Instruments and Mark-to-Market Accounting," the EITF modified Issue No. 02-3 to apply to contracts that are derivatives and entered into for trading purposes effective January 1, 2003. The new reporting requirements have no impact on TXU Energy's gross margin, net income or cash provided by operating activities. See
- "Changes in Accounting Standards" below.

         Effective January 1, 2002, TXU Energy incurs electricity delivery fees charged by Oncor and other transmission and distribution utilities, which TXU Energy includes in billings to its large commercial and industrial customers. For residential and small business customers, the price-to-beat rates include a delivery component, but such billed amounts are not necessarily equivalent to delivery fees incurred by TXU Energy. Prior revenues as previously reported represented only the revenues associated with generation activity, as such revenues were derived by unbundling the revenues of US Holdings into a generation component and a delivery component. The delivery component revenues have been included in TXU Energy's revenues and cost of energy sold for the year ended December 31, 2001 and 2000. TXU Energy's gross margin for those years is not affected by the inclusion of these electricity delivery fees.

         The table below summarizes the impact on TXU Energy's operating revenues and cost of energy sold for prior years of the new reporting rules under EITF Issue No. 02-3 and the inclusion of delivery fees.

                                                                  YEAR ENDED DECEMBER 31,
                                                                -------------------------
                                                                    2001          2000
                                                                ----------    -----------

Operating revenues as previously reported...................    $  10,867     $  10,858
Electricity delivery fees...................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues..       (5,159)       (5,318)
                                                                ---------     ---------
Operating revenues after reclassification...................    $   7,458     $   7,449
                                                                =========     =========
Cost of energy sold and delivery fees as previously reported    $   8,211     $   8,510
Electricity delivery fees...................................        1,750         1,909
Cost of energy sold and delivery fees netted with revenues..       (5,159)       (5,318)
                                                                ---------     ---------
Cost of energy sold and delivery fees after reclassification    $   4,802     $   5,101
                                                                =========     =========


         USE OF ESTIMATES -- Preparation of TXU Energy's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year.

         INVESTMENTS --Deposits in an external trust fund for nuclear decommissioning are carried at fair value in the balance sheet in investments with the changes in fair value recorded as a liability, to reflect the statutory nature of the trust. Investments in non-utility properties are primarily assets to be developed and are carried at cost, subject to periodic impairment valuation. Investments in unconsolidated business entities over which TXU Energy has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common stock or partnership interest, are accounted for under the equity method. See Note 3.

         GOODWILL AND INTANGIBLE ASSETS -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over a range of 20 to 40 years.

         In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale portfolio management and the unregulated commercial and industrial retail gas operations of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, which were originally part of ENSERCH Corporation, and the adoption of SFAS No. 142, $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the December 31, 2002 balance sheet of TXU Energy.

         SFAS No. 142 became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXU Energy's existing goodwill ($1 million annually) ceased effective January 1, 2002.

         In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXU Energy completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In 2002, no impairment resulted from the additional evaluation performed as of October 1, which has been selected as the annual impairment test date.

         SFAS No. 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:


                                           AS OF DECEMBER 31, 2002                  AS OF DECEMBER 31, 2001
                                   -------------------------------------    ---------------------------------------
                                      GROSS                                    GROSS
                                   CARRYING     ACCUMULATED                   CARRYING     ACCUMULATED
                                     AMOUNT     AMORTIZATION       NET         AMOUNT      AMORTIZATION      NET
                                   --------     ------------    --------     ---------     ------------   ---------
Amortized intangible assets
   Capitalized software            $    220        $  78       $     142     $   100         $  35        $      65
   Land easements                        12            9               3          12             9                3
   Mineral rights and other              31           20              11          31            19               12
                                   --------        -----       ---------     -------         -----        ---------
   Total                           $    263        $ 107       $     156     $   143         $  63        $      80
                                   ========        =====       =========     =======         =====        =========


         Amortized intangible asset balances are classified as property, plant and equipment in the balance sheet. TXU Energy has no intangible assets (other than goodwill) that are not amortized.

         Aggregate TXU Energy amortization expense for intangible assets, excluding goodwill, for the years ended December 31, 2002, 2001 and 2000 was $44 million, $4 million and $1 million, respectively; estimated amounts for the next five years are as follows:

                                                       AMORTIZATION
YEAR                                                     EXPENSE
----                                                   ------------

2003...............................................       $  32
2004...............................................          27
2005...............................................          27
2006...............................................          24
2007...............................................          18


         At December 31, 2002 and 2001, goodwill is stated net of accumulated amortization of $60 million and $4 million, respectively.

         PROPERTY, PLANT AND EQUIPMENT -- Generation utility plant is stated at original cost. The cost of generation property additions prior to July 1, 1999 includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Generation property additions subsequent to July 1, 1999 and other property are stated at cost.

         VALUATION OF LONG-LIVED ASSETS -- TXU Energy evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows. See - "Changes in Accounting Standards" below.

         In 2002, TXU Energy recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of depressed wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on current appraisals of property and equipment. The charge is reported in the "Other deductions" caption of the statement of income. As the writedown is based on current estimates, the remaining carrying value of the projects of $113 million is subject to further adjustment should estimates of recoverable value change.

         FINANCIAL INSTRUMENTS AND MARK-TO-MARKET ACCOUNTING -- TXU Energy enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to manage market risks related to changes in commodity prices, including costs of fuel for generation of power, as well as changes in interest rates. These financial instruments are accounted for in accordance with SFAS No. 133 and, prior to October 26, 2002, EITF Issue No. 98-10. The majority of financial instruments entered into by TXU Energy are derivatives as defined in SFAS No. 133.

         SFAS No. 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS No. 133 provides exceptions to this accounting if (a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or
(b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Any hedge ineffectiveness is recorded in earnings. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. As of December 31, 2002, TXU Energy had no fair value hedges.

         TXU Energy documents designated commodity and debt-related hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Energy applies hedge accounting in accordance with SFAS No. 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items.

         Pursuant to SFAS No. 133, the normal purchase or sale exception and the cash flow hedge designation are elections that can be made by management if certain strict criteria are met and documented. As these elections can reduce the volatility in earnings resulting from fluctuations in fair value, results of operations could be materially affected by such elections.

         Financial instruments entered into in connection with indebtedness to manage interest rate risk are generally accounted for as cash flow hedges in accordance with SFAS No. 133.

         EITF Issue No. 98-10 required mark-to-market accounting for energy-related contracts, whether or not derivatives under SFAS No. 133, that were deemed to be entered into for trading purposes as defined by that rule. The majority of commodity contracts and energy-related financial instruments entered into by TXU Energy to manage commodity price risk represented trading activities as defined by EITF Issue No. 98-10 and were therefore marked to market.

         On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting. Contracts that may not be derivatives under SFAS No. 133, but were marked-to-market under EITF Issue No. 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002 continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of approximately $100 million ($65 million after-tax) is expected to be reported as a cumulative effect of an accounting change in the first quarter of 2003. The expected cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

         In June 2002, in connection with the EITF's consensus on Issue No. 02-03, additional guidance on recognizing gains and losses at the inception of a trading contract was provided. In November 2002, this guidance was extended to all derivatives. If the commercial and industrial contracts that TXU Energy enters into do not meet the revised guidance, then income from such contracts will be recognized on a settlement basis.

         The majority of financial instruments entered into for the purpose of managing risk or optimizing margins in meeting the energy demands of customers are derivatives and will continue to be subject to SFAS No. 133.

         Mark-to-market accounting recognizes changes in the value of financial instruments as reflected by market price fluctuations. In the energy market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid periods. The liquid period varies by region and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

         For those periods where quoted market prices are not available, forward price curves are developed based on the available information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

         REVENUE RECOGNITION -- TXU Energy generally records revenues for retail and wholesale energy sales under the accrual method, with the exception of certain large commercial and industrial contracts that are derivatives as defined in SFAS No. 133 and have therefore been marked to market. Retail electric and gas revenues are recognized when the commodity is provided to the customer on the basis of periodic cycle meter readings and include an estimated accrual for the value of the commodity consumed from the meter reading date to the end of the period. The unbilled revenue is estimated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption.

         As a result of the opening of the Texas market to competition and related changes in systems and processes within ERCOT, adjustments are recorded for accounts receivable from or payable to ERCOT related to system balancing and are recorded net in revenues. Such balances reflect estimates of volumetric data and are subject to adjustment as data is reconciled and final settlements are received.

         Revenues reflect unrealized gains and losses related to large commercial and industrial customer contracts, including unrealized gains recorded upon inception of these contracts. Results of wholesale portfolio management activities, which represent realized and unrealized gains and losses from transacting in energy-related contracts, are also reported as a component of revenues. See discussion under - "Financial Instruments and Mark-To-Market Accounting" above.

         The historical financial statements for periods prior to 2002 included adjustments made to revenues of TXU Energy for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Energy recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred were less than amounts included in customer billings, revenues were reduced. Following deregulation of the Texas market on January 1, 2002, any changes to the fuel factor component of the price-to-beat rate amounts are applied prospectively.

         DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT -- Depreciation of TXU Energy's property, plant and equipment is generally calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for the Comanche Peak nuclear powered electric generating plant, which is being accrued over the lives of the units. Depreciation as a percentage of average depreciable property for TXU Energy approximated 2.6% for 2002, 2.7% for 2001 and 2.6% for 2000.

         TXU Energy capitalizes computer software costs in accordance with American Institute of Certified Public Accountants Statement of Position 98-1. "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". These costs are being amortized over periods ranging from three to ten years.

         MAJOR MAINTENANCE -- Major maintenance outage costs related to nuclear fuel reloads are charged to expense as incurred.

         AMORTIZATION OF NUCLEAR FUEL -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in cost of energy sold.

         FRANCHISE AND REVENUE-BASED TAXES -- Franchise and revenue-based taxes such as gross receipts taxes are generally not a "pass through" item such as sales and excise taxes. Gross receipts taxes are assessed to TXU Energy by state and local governmental bodies based on revenues as a cost of doing business. TXU

Energy records gross receipts tax as an expense. Rates charged to customers by TXU Energy are intended to recover the taxes, but TXU Energy is not acting as an agent to collect the taxes from customers.

         INCOME TAXES -- TXU Energy is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. TXU Energy uses the separate return method to compute its income tax provision. Because of the alternative minimum tax, differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated alternative minimum tax on a separate company basis. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

         GAINS/LOSSES ON EXTINGUISHMENTS OF DEBT -- As a result of the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," as of January 1, 2003, any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," is required to be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

         As a result of US Holdings' debt restructuring and refinancings in the fourth quarter of 2001, TXU Energy recorded a loss on the early extinguishment of debt of $97 million after tax. In accordance with SFAS No. 145, the income statement for the year ended December 31, 2001 reflects the classification of this loss, previously reported as extraordinary, as other deductions($149 million) and a related income tax benefit ($52 million). The reclassification had no effect on net income.

         Income tax information in Note 6, the discussion of extraordinary loss in Note 11 and components of other deductions in Note 13 reflect the reclassification.

         CASH EQUIVALENTS -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

         OTHER CHANGES IN ACCOUNTING STANDARDS -- On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. See - "Financial Instruments and Mark-To-Market Accounting" above.

         SFAS No. 143 became effective on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded beginning in 2003, the entity will capitalize the net present value of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset. Legal liabilities identified by TXU Energy relate primarily to nuclear decommissioning and reclamation of lands mined for lignite.

         Prior to January 2003, TXU Energy recorded liabilities for nuclear decommissioning and for land reclamation in accumulated depreciation. Upon adoption of SFAS No. 143, TXU Energy will reclassify $271 million previously recorded in accumulated depreciation and record the related liability. TXU Energy has not previously recorded costs of any other asset retirement obligations that require recognition upon adoption.

         With respect to nuclear decommissioning costs, TXU Energy believes that the adoption of SFAS No. 143 results primarily in timing differences in the recognition of legal asset retirement costs that TXU Energy is currently recovering, as Oncor recovers decommissioning fees from retail electric providers on behalf of TXU Energy, and will be deferring such differences through the regulatory process as described in Note 9. The impact of adopting SFAS No. 143 is not expected to be significant to TXU Energy's earnings and financial condition.

         SFAS No. 144 became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for

Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations.

         SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and became effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

         Financial Accounting Standards Board Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34", was issued in November 2002 and became effective for disclosures made in December 31, 2002 financial statements. The interpretation requires expanded disclosures of guarantees. See the discussion in Note 10 under - "Guarantees." In addition, the interpretation requires recording the fair value of guarantees upon issuance or modification after January 1, 2003.

         FIN No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003. FIN No. 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for the quarter ending September 30, 2003.

         For accounting standards not yet adopted, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.   INVESTMENTS

         The following information is a summary of the investment balance as of December 31, 2002 and 2001 (in millions):

                                                                                              DECEMBER 31,
                                                                                          ---------------------
                                                                                           2002           2001
                                                                                          ------         ------
      Equity method investments in entities......................................         $    3         $    7
      Nuclear decommissioning trust..............................................            266            276
      Nonutility property........................................................            141            345
      Assets related to certain employee benefit plans...........................             28             21
      Notes receivable from unconsolidated entities..............................              6             22
      Miscellaneous other........................................................             18             21
                                                                                          ------         ------
      Total investments..........................................................         $  462         $  692
                                                                                          ======         ======



         NUCLEAR DECOMMISSIONING TRUST -- Deposits in an external trust fund for nuclear decommissioning costs are carried at fair value ($266 million and $276 million at December 31, 2002 and 2001, respectively) with the changes in fair value recorded as a liability, reflecting the statutory nature of the trust. See the discussion in Note 10 under - "Nuclear Decommissioning." Decommissioning costs are being recovered from Oncor's customers as a non-bypassable transmission and distribution charge over the life of the plant and deposited in the external trust fund. Realized earnings on funds deposited in the external trust fund are recognized in the reserve. As of December 31, 2002 and 2001, the value of deposits in the external trust fund, including related unrealized gains, for decommissioning of the Comanche Peak nuclear generation facility were as follows:

                                                          DECEMBER 31, 2002
                                              ---------------------------------------------------
                                                            NET UNREALIZED
                                              COST            GAINS/LOSSES      FAIR MARKET VALUE

               Debt securities...             $ 128              $    9                $137
               Equity securities.               111                  18                 129
                                              -----              ------                ----
                                              $ 239              $   27                $266
                                              =====              ======                ====

                                                          DECEMBER 31, 2001
                                              ---------------------------------------------------
                                                            NET UNREALIZED
                                              COST            GAINS/LOSSES      FAIR MARKET VALUE


               Debt securities...             $ 120              $    5                $125
               Equity securities.                99                  52                 151
                                              -----              ------                ----
                                              $ 219              $   57                $276
                                              =====              ======                ====


         Debt securities held at December 31, 2002 mature as follows: $48 million in one to five years, $28 million in five to ten years and $61 million after ten years.

         NONUTILITY PROPERTY --primarily represents the fair value of land and equipment related to two lignite-fueled generation plant construction projects in Texas with a carrying value of $113 million at December 31, 2002. See the discussion in Note 2 under - "Impairment of Long-Lived Assets."

4.   FINANCING ARRANGEMENTS

         In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003, but borrowings outstanding at that time can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. In October 2002, TXU Energy borrowed approximately $282 million and US Holdings borrowed approximately $596 million in cash against this credit facility, the total of which represented the remaining availability after $122 million was used to support outstanding letters of credit. As of December 31, 2002, the facility was fully drawn and TXU Energy's portion of the outstanding borrowings, approximately $282 million, is reflected in Notes Payable - Banks on the balance sheet.

         US Holdings has a $1.4 billion five-year revolving credit facility that terminates in February 2005. In October 2002, US Holdings borrowed approximately $939 million in cash against the remaining availability of this facility. A portion of the proceeds of this borrowing were used to make advances to affiliates including TXU Energy.

         Funds borrowed under the 364-day revolving credit facility, short-term advances from affiliates and other available cash were used by TXU Energy to repay outstanding commercial paper upon maturity. Excess cash of approximately $600 million at December 31, 2002, has been invested in liquid short-term marketable securities earning current market rates. These funds will be used to repay debt as it matures and meet other working capital requirements until such time as the commercial paper market becomes more accessible to TXU Energy.

         TXU Energy is also provided short-term financing by TXU Corp. and its affiliated companies. TXU Energy had short-term advances from affiliates of $1.3 billion and $250 million outstanding as of December 31, 2002 and December 31, 2001, respectively. The weighted average interest rate on short-term borrowings at December 31, 2002 was 2.328%.

         Cross Default Provisions
         ------------------------

         Certain financing arrangements of US Holdings, TXU Energy and Oncor contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

         A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-day revolving credit facility, the $1.4 billion US Holdings five-year revolving credit facility and the $103 million TXU Mining Company LP senior notes (which have a $1 million threshold). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under the facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under the facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

         SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of December 31, 2002, TXU Energy (through certain subsidiaries), Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2002, TXU Energy had sold $1,091 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $352 million and $711 million in subordinated notes, with $28 million of losses on sales for the year ended December 31, 2002 that principally represent the interest costs on the underlying financing. These losses approximated 5% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program decreased from $547 million at September 30, 2002 to $352 million at December 31, 2002, primarily due to billing and collection delays arising from new systems and processes in TXU Energy and ERCOT for clearing customers switching and billing data, as well as seasonality of the business.

         Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

         In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was further amended to allow receivables 31-90 days past due into the program.

         CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

         1) the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by S&P's or Baa3 by Moody's; or
         2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceeds stated thresholds.

         Under the receivables sale program, all originators (currently TXU Energy, through certain subsidiaries, Oncor and TXU Gas), are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating or better (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate.

         The delinquency and dilution ratios exceeded the relevant thresholds at various times during 2002 and in January 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The resolution of these issues as well as the implementation of new provider of last resort rules by the Commission are expected to bring the ratios in consistent compliance with the program. See Note 9.

         The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

5.   LONG-TERM DEBT

                                                                                                   DECEMBER 31,
                                                                                             ----------------------
                                                                                               2002          2001
                                                                                             --------      --------
TXU Energy Company
  Pollution Control Revenue Bonds:
    Brazos River Authority:
      1.390% Floating Taxable Series 1993 due June 1, 2023(a).........................       $     44      $     69
      4.900% Fixed Series 1994A due May 1, 2029(b)....................................             39            39
      5.400% Fixed Series 1994B due May 1, 2029(b)....................................             39            39
      5.400% Fixed Series 1995A due April 1, 2030(b)..................................             50            50
      5.050% Fixed Series 1995B due June 1, 2030(b)...................................            118           118
      4.800% Fixed Series 1999A due April 1, 2033(b)..................................            111           111
      1.150% Floating Series 1999B due September 1, 2034(a)...........................             16            16
      1.450% Floating Series 1999C due March 1, 2032(a)...............................             50            50
      4.950% Fixed Series 2001A due October 1, 2030(b)................................            121           121
      4.750% Fixed Series 2001B due May 1, 2029(b)....................................             19            19
      5.750% Fixed Series 2001C due May 1, 2036(b)....................................            274           274
      4.250% Fixed Series 2001D due May 1, 2033(b)....................................            271           271
      1.940% Floating Taxable Series 2001E due December 31, 2036......................              -            36
      1.700% Floating Taxable Series 2001F due December 31, 2036(a)...................             39            39
      1.700% Floating Taxable Series 2001G due December 31, 2036(a)...................             72            72
      1.470% Floating Taxable Series 2001H due December 31, 2036(a)...................             31            31
      1.420% Floating Taxable Series 2001I due December 31, 2036(a)...................             63            63
      1.650% Floating Series 2002A due May 1, 2037(c).................................             61             -

    Sabine River Authority of Texas:
      6.450% Fixed Series 2000A due June 1, 2021......................................             51            51
      5.500% Fixed Series 2001A due May 1, 2022(b)....................................             91            91
      5.750% Fixed Series 2001B due May 1, 2030(b)....................................            107           107
      4.000% Fixed Series 2001C due May 1, 2028(b)....................................             70            70
      1.700% Floating Taxable Series 2001D due December 31, 2036(a)...................             12            12
      1.470% Floating Taxable Series 2001E due December 31, 2036(c)...................             45            45

    Trinity River Authority of Texas:
      4.900% Fixed Series 2000A due May 1, 2028(b)....................................             14            14
      5.000% Fixed Series 2001A due May 1, 2027(b)....................................             37            37

    Other:
      7.000% Fixed Senior Notes - TXU Mining Company LP due May 1, 2003...............             72           125
      3.410% Floating Rate Debentures due May 20, 2003................................              -         1,500
      6.875% Fixed Senior Notes - TXU Mining Company LP due August 1, 2005............             30           100
      9.000% Fixed Exchangeable Subordinated Notes due November 22, 2012..............            750             -
      Capital Leases..................................................................             10             -
Other ................................................................................              8             8
Unamortize premium and discount and fair value adjustments ...........................           (264)           (1)
                                                                                             --------      --------
          Total TXU Energy ...........................................................       $  2,451      $  3,577
                                                                                             ========      ========

     (a) Interest rate in effect at December 31, 2002. These series are in a flexible or weekly rate mode and are each supported by an irrevocable letter of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.
     (b) These series are in the multiannual mode. These bonds are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, a new interest rate and interest rate period will be reset for the bonds.
     (c) Interest rate in effect at December 31, 2002.


         In November 2002, TXU Energy issued $750 million of exchangeable subordinated notes. The notes will mature in November 2012, bear interest at the annual rate of 9% and permit the deferral of interest payments. TXU Corp. has granted the holders the right to exchange the notes for TXU Corp. common stock. The notes currently may be exchanged, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exercise price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the principal amount of notes to be exchanged by the exercise price. The exercise price and the number of shares to be issued are subject to anti-dilution adjustments. The proceeds from the issuance of the notes were used for the repayment of two standby credit facilities that expired in November 2002. TXU Energy has recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, for the value of the exchange right as TXU Corp. granted an irrevocable right to exchange the notes for shares of TXU Corp. common stock. This discount amount is being amortized to interest expense over the term of the debt. The unamortized balance was $264 million as of December 31, 2002. As a result, the effective interest rate on the notes is 16.2%. At the time of any exchange of the notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings.

         The exchangeable notes are subordinated in bankruptcy to all other TXU Energy obligations. TXU Energy has the right until May 2003 (180 days after issuance) to require the holder of the notes to exchange its interest in the notes for a preferred equity interest in TXU Energy with economic and other terms substantially identical to the notes.

         In July 2002, TXU Energy redeemed at par the remaining $635 million principal amount of its floating rate debentures due May 20, 2003. TXU Energy funded the redemption through the issuance of commercial paper, advances from affiliates and cash from operations.

         In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in a private placement with registration rights. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. US Holdings used the repayments from Oncor to repay advances from TXU Energy and TXU Corp. TXU Energy used the repayments to redeem $865 million principal amount of floating rate debentures due May 20, 2003.

         Also in May 2002, the Brazos River Authority issued $61 million principal amount of weekly reset floating rate pollution control revenue refunding bonds for TXU Energy to refund a similar principal amount of pollution control revenue bonds.

         In February 2002, TXU Mining Company LP redeemed $70 million of its 6.875% senior notes due 2005 and $53 million of its 7.0% senior notes due 2003.

         MATURITIES -- Maturity requirements for the years 2003 through 2007 under long-term debt outstanding at December 31, 2002, were as follows:

             YEAR
             2003.............................................         $   72
             2004.............................................              -
             2005.............................................             30
             2006.............................................              -
             2007.............................................              -
             Thereafter.......................................          2,603
             Capital lease....................................             10
             Unamortized discount.............................           (264)
                                                                       ------
                                                                       $2,451
                                                                       ======

6.   INCOME TAXES

         The components of income tax expense are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                          ---------------------------
                                                                          2002        2001       2000
                                                                          ----        ----       ----
 Current:
    United States Federal....................................             $176        $399       $ 49
    State....................................................                3          39          5
    Non-United States........................................                1          (5)         1
                                                                          ----        ----       ----
         Total...............................................              180         433         55
                                                                          ----        ----       ----
 Deferred:
    United States Federal....................................              (74)       (185)       201
    State....................................................                4          (3)       (20)
    Non-United States........................................                -          (1)         -
                                                                          ----        ----       ----
         Total...............................................              (70)       (189)       181
                                                                          ----        ----       ----
 Investment tax credits......................................              (20)        (17)       (17)
                                                                          ----        ----       ----
         Total...............................................             $ 90        $227       $219
                                                                          ====        ====       ====


         Reconciliation of income taxes computed at the United States federal statutory rate to provision for income taxes:

                                                                            YEAR ENDED DECEMBER 31,
                                                                          ---------------------------
                                                                          2002        2001       2000
                                                                          ----        ----       ----
 Current:
 Income before income taxes and extraordinary loss.............           $360        $790       $795
                                                                          ====        ====       ====

 Income taxes at the United States federal statutory rate of 35%          $126        $277       $278
       Depletion allowance.....................................            (25)        (25)       (24)
       Amortization of investment tax credits..................            (20)        (17)       (17)
       Redirected depreciation.................................              -         (18)         -
       State income taxes, net of federal tax benefit..........              5          24        (10)
       Other...................................................              4         (14)        (8)
                                                                          ----        ----       ----
 Income tax expense............................................           $ 90        $227       $219
                                                                          ====        ====       ====

  Effective tax rate...........................................             25%         29%        28%


         The components of TXU Energy's deferred tax assets and liabilities are as follows:

                                                                                DECEMBER 31,
                                                  -----------------------------------------------------------------------
                                                                  2002                                 2001
                                                  ----------------------------------    ---------------------------------
                                                    TOTAL     CURRENT     NONCURRENT      TOTAL      CURRENT   NONCURRENT
                                                  -------    --------    -----------    ---------   ---------  ----------
DEFERRED TAX ASSETS
   Unamortized investment tax credits.....        $   132    $     -     $   132        $   138     $     -    $   138
   Bad debt reserve.......................             30         30           -             11          11          -
   Impairment of assets...................            133          -         133            135           -        135
   Regulatory disallowance................             80          -          80             93           -         93
   Retail clawback........................             65          -          65              -           -          -
   Alternative minimum tax................            307          -         307            267           -        267
   Employee benefits.....................             109          -         109             70           -         70
   Deferred benefit of state income taxes              11         10           1             26          24          2
   Other..................................            164         28         136             89          44         45
                                                  -------    -------     -------        -------     -------    -------
     Total deferred federal income tax asset        1,031         68         963            829          79        750
   Deferred state income taxes............              -          -           -              7           -          7
                                                  -------    -------     -------        -------     -------    -------
     Total deferred tax assets...........           1,031         68         963            836          79        757
                                                  -------    -------     -------        -------     -------    -------

DEFERRED TAX LIABILITIES
   Depreciation differences and capitalized
     Construction costs...................          2,756          -       2,756          2,788           -      2,788
   Software development costs.............             90          -          90             79           -         79
   Deferred charges for state income taxes              -          -           -              -           -          -
   Other..................................             46          -          46             10           -         10
                                                  -------    -------     -------        -------     -------    -------
     Total deferred federal income tax liability    2,892          -       2,892          2,877           -      2,877
                                                  -------    -------     -------        -------     -------    -------
   Deferred state income tax .............              2          -           2              5           -          5
                                                  -------    -------     -------        -------     -------    -------
     Total deferred tax liability........           2,894          -       2,894          2,882           -      2,882
                                                  -------    -------     -------        -------     -------    -------
NET DEFERRED TAX LIABILITY (ASSET ) ......        $ 1,863    $   (68)    $ 1,931        $ 2,046     $   (79)   $ 2,125
                                                  =======    =======     =======        =======     =======    =======


                                                                                DECEMBER 31,
                                                  -----------------------------------------------------------------------
                                                                  2002                                 2001
                                                  ----------------------------------    ---------------------------------
                                                     NET        NET          NET          NET          NET       NET
                                                   CURRENT    CURRENT     NONCURRENT     CURREMT    CURRENT    NONCURRENT
                                                    ASSET    LIABILITY    LIABILITY       ASSET     LIABILITY   LIABILITY
                                                  --------   ---------    ----------    --------    ---------  ----------

SUMMARY OF DEFERRED INCOME TAXES
   United States Federal..................        $    68    $     -     $ 1,929        $    79     $     -    $ 2,127
   State..................................              -          -           2              -           -        (2)
                                                  -------    -------     -------        -------     -------    -------
     Total................................        $    68    $     -     $ 1,931        $    79     $     -    $ 2,125
                                                  =======    =======     =======        =======     =======    =======


         At December 31, 2002, TXU Energy had approximately $307 million of alternative minimum tax credit carryforwards available to offset future tax payments.

         TXU Energy's income tax returns are subject to examination by applicable tax authorities. The IRS is currently examining the returns of TXU Corp. and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any examinations.

7.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

         TXU Energy is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. The TXU Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code, and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees are eligible to participate in the TXU Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The TXU Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

         All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU Corp.'s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

         The allocated net periodic pension cost (benefit) applicable to TXU Energy was $3 million for 2002, $(5) million for 2001 and $(7) million for 2000. Estimated accrued pension cost applicable to TXU Energy as of December 31, 2002 and 2001 was $84 million and $27 million, respectively. Contributions were $9 million, $1 million and $1 million in 2002, 2001 and 2000, respectively. The amounts provided represent allocations of the TXU Retirement Plan to TXU Energy.

         In addition, TXU Energy's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan. This plan is a participant-directed defined contribution profit sharing plan qualified under Section 401(a) of the Internal Revenue Code, and is subject to the provisions of ERISA. The TXU Thrift Plan includes an employee stock ownership component. Under the terms of the TXU Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the TXU Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the TXU Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. Contributions to the TXU Thrift Plan by TXU Corp. aggregated $19 million for 2002, $16 million for 2001 and $15 million in 2000.

         In addition to the TXU Retirement Plan and the TXU Thrift Plan, TXU Energy participates with TXU Corp. and certain other affiliated subsidiaries of TXU Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefits cost other than pensions applicable to TXU Energy was $26 million for 2002, $25 million for 2001 and $23 million for 2000. Contributions paid by TXU Energy to fund postretirement benefits other than pensions were $11 million, $19 million and $15 million in 2002, 2001 and 2000, respectively.

         The liabilities for accrued pension cost and accrued postretirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded above may be subject to revision based on final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and related estimated fair values of TXU Energy's significant financial instruments were as follows:

                                                                          DECEMBER 31, 2002      DECEMBER 31, 2001
                                                                        -------------------------------------------
                                                                         CARRYING     FAIR      CARRYING      FAIR
                                                                          AMOUNT      VALUE      AMOUNT      VALUE
                                                                        ---------    ------     --------     ------
 ON BALANCE SHEET ASSETS (LIABILITIES):
    Long-term debt (including current maturities) *................      $(2,441)    $(2,662)   $(3,577)    $(3,584)

 OFF BALANCE SHEET ASSETS (LIABILITIES):
    Financial guarantees...........................................            -         (81)         -           -


 * Excludes capital leases.


         With the implementation of SFAS No. 133, on January 1, 2001, financial instruments that are derivatives are now recorded on the balance sheet at fair value.

         The carrying value of securities held in external trusts for nuclear decommissioning are based on quoted market prices. See Note 3. The remaining investments are not considered to be financial instruments and are recorded at cost.

         The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

         The fair value of the guarantees is based on the difference between the credit spread of the entity responsible for the underlying obligation and a financial counterparty applied, on a net present value basis, to the notional amount of the guaranty.

9.   RATES AND REGULATIONS

         RESTRUCTURING LEGISLATION -- Legislation passed by the Texas Legislature in 1999 restructured the electric utility industry in Texas and provided for a transition to increased competition in the generation and retail sale of electricity. By January 1, 2002, each electric utility was required to separate (unbundle) its business activities into a power generation company, a retail electric provider, and a transmission and distribution (transmission and distribution) utility or separate transmission and distribution utilities. Unbundled transmission and distribution utilities within ERCOT, such as Oncor, remain regulated by the Commission.

         Beginning January 1, 2002, retail electric providers affiliated with transmission and distribution utilities began charging residential and small commercial customers located in their historical service territory rates that are 6% less than the rates that were in effect on January 1, 1999, as adjusted for fuel factor changes ("price-to-beat rate"). TXU Energy, as a retail electric provider affiliated with a transmission and distribution utility, may not charge prices to such customers that are different from the price-to-beat rate until the earlier of January 1, 2005 or the date on which 40% of the electricity consumed by customers in those respective customer classes is supplied by competing retail electric providers. Thereafter, TXU Energy may offer rates different from the price-to-beat rate, but it must also continue to make the price-to-beat rate, adjusted for fuel factor changes, available for residential and small commercial customers until January 1, 2007. Retail electric providers must be certified by the Commission. TXU Energy has received appropriate retail electric provider certifications from the Commission.

         Also, beginning January 1, 2002, power generation companies that are affiliated with transmission and distribution utilities may charge unregulated prices in connection with ERCOT wholesale power transactions. Estimated costs associated with power generation company nuclear power plant decommissioning obligations continue to be recovered as a nonbypassable transmission and distribution charge over the life of the plant. Each affiliated power generation company owning 400 megawatts or more of installed generating capacity must offer each year at auction entitlements to at least 15% of such capacity. The obligation of an affiliated power generation company to sell capacity entitlements at auction continues until the earlier of January 1, 2007 or the date on which 40% of the electricity consumed by residential and small commercial customers of the power generation company's affiliated retail electric provider is supplied by competing retail electric providers. Power generation companies must be registered with the Commission. TXU Energy has filed appropriate power generation company registrations with the Commission.

         The 1999 Texas restructuring legislation also provided for the recovery of generation-related regulatory assets (regulatory assets) and generation-related and purchased power-related costs that are in excess of market value (stranded costs). It provided means for electric utilities to mitigate stranded costs during the rate freeze period that preceded unbundling. Unmitigated stranded costs would be finally determined in a 2004 "true-up" proceeding relying principally upon market-based asset valuations. Regulatory assets and unmitigated stranded costs can be recovered through the issuance of transition (securitization) bonds or imposition of a competition transition charge.

         Further, a retail electric provider would also be required to reconcile and credit to its affiliated transmission and distribution utility (and the transmission and distribution utility to credit transmission and distribution customers), as a so-called retail clawback, any positive difference between the price-to-beat rate, reduced by the nonbypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent the price-to-beat rate exceeded the market price of electricity. This reconciliation is not required for the applicable customer class if 40% of the electricity consumed by customers in that class is supplied by competing retail electric providers before January 1, 2004. If a retail clawback reconciliation is required, the 1999 Texas restructuring legislation provided that the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by a transmission and distribution utility that are buying electricity from the affiliated retail electric provider at the price-to-beat rate on January 1, 2004, minus the number of new customers obtained outside the historical service territory, multiplied by $150. The calculation of this credit was altered for TXU Energy in connection with the settlement plan discussed below.

         REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Texas restructuring legislation. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The settlement was approved by the Commission in June 2002. In August 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of securitization bonds relating to recovery of regulatory assets. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties to the Travis County, Texas District Court in August 2002. In January 2003, US Holdings concluded a settlement of these appeals and they were dismissed. Thus, the settlement became final.

         The major elements of the settlement are:

         Excess Mitigation Credit and Appeals Related to Transmission and Distribution Rates -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit in the amount of $350 million, plus interest, applied over a two-year period as a reduction to transmission and distribution rates charged to retail electric providers. In June 2001, the Commission had issued an interim order that addressed Oncor's charges for transmission and distribution service when retail competition would begin. Among other things, that interim order, and subsequent final order issued in October 2001, required Oncor to reduce rates over the period from 2002-2008. The Commission's decision was appealed by US Holdings and other parties to the Travis County, Texas District Court. Finalization of the settlement means US Holdings' appeal has been dismissed. Also, in July 2001, the staff of the Commission had notified US Holdings and the Commission that it disagreed with US Holdings' computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. In August, 2001, the Commission issued an order adopting the staff position. US Holdings appealed this matter to the Travis County, Texas District Court, which affirmed the Commission's order and US Holdings then appealed that decision to the Third District Court of Appeals in Austin, Texas. This appeal has now been dismissed.

         Regulatory Asset Securitization -- In October 1999, US Holdings filed an application with the Commission for a financing order to permit the issuance by a special purpose entity of $1.65 billion of securitization bonds. In May

2000, the Commission signed an order rejecting such request and authorized only $363 million of such bonds. US Holdings filed an appeal with the Travis County, Texas District Court and in September 2000, the Court issued a judgment that reversed part of the Commission's order and affirmed other aspects of the Commission's order. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas; and in June 2001, it issued a ruling and in October 2001 remanded the case to the Commission, which consolidated it into the settlement plan proceeding. In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs. The settlement provides that there can be an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance of the remainder after 2003. The settlement resolves all issues related to regulatory assets and liabilities.

         Retail Clawback -- If, as currently expected, TXU Energy retains more than 60% of its historical residential and small commercial customers after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to transmission and distribution rates charged by Oncor to retail electric providers, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period.

         Stranded Cost Resolution -- TXU Energy's stranded costs, not including regulatory assets, are fixed at zero. Accordingly, it will not have to conduct the stranded cost true-up in 2004 provided for in the 1999 Texas restructuring legislation. In addition, the settlement resulted in a resolution of the regulatory disallowance of amounts related to US Holdings' repurchase of minority owner interests in the Comanche Peak nuclear generating station. The Commission's final order in connection with US Holdings' January 1990 rate increase request had been ultimately reviewed by the Supreme Court of Texas, and an aggregate of $909 million of disallowances with respect to US Holdings' reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to earnings, was remanded to the District Court and then to the Commission for reconsideration. As a result of the settlement, US Holdings will move to dismiss this remand. The settlement also precludes recovery by US Holdings of certain environmental improvement costs.

         Fuel Cost Recovery -- The settlement also provides that US Holdings will not seek to recover its unrecovered fuel costs which existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

         Provider of Last Resort -- Through calendar year 2002, TXU Energy was the provider of last resort for residential and small non-residential customers in those areas of ERCOT where customer choice was available outside its incumbent service areas, and was the provider of last resort for large non-residential customers in its incumbent service area. TXU Energy's provider of last resort contract expired on December 31, 2002. However, in August 2002, the Commission adopted new rules that significantly changed provider of last resort service. Under the new provider of last resort rules, instead of being transferred to the provider of last resort, non-paying residential and small non-residential customers served by affiliated retail electric providers are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated retail electric providers are transferred to the affiliated retail electric provider. Non-paying large non-residential customers can be disconnected by any retail electric provider if the customer's contract does not preclude it. Thus, within the new provider of last resort framework, the provider of last resort provides electric service only to customers who request provider of last resort service, whose selected retail electric provider goes out of business, or who are transferred to the provider of last resort by other retail electric providers for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all retail electric providers should be permitted to disconnect all non-paying customers. The new provider of last resort rules are expected to result in reduced bad debt expense beginning in 2003.

10.  COMMITMENTS AND CONTINGENCIES

         CLEAN AIR ACT -- The Federal Clean Air Act, as amended, includes provisions which, among other things, place limits on SO2 and NOx emissions produced by generating units. TXU Energy's capital requirements have not been significantly affected by the requirements of the Clean Air Act. In addition, all permits required for the air pollution control provisions of the 1999 Texas restructuring legislation have been applied for and TXU Energy has initiated a construction program to install control equipment to achieve the required reductions.

         POWER PURCHASE CONTRACTS -- TXU Energy has entered into contracts to purchase power through the year 2007 with certain wind power contracts for a longer period. These contracts, except for wind contracts, provide for capacity payments subject to performance standards and energy payments based on the actual power taken under the contracts. Capacity payments paid under these contracts for the years ended December 31, 2002, 2001 and 2000 were $296 million, $189 million and $186 million, respectively.

         Assuming operating standards are achieved, future capacity payments under existing agreements are estimated as follows:

                2003...........................................    $315
                2004...........................................     163
                2005...........................................     146
                2006...........................................     117
                2007...........................................      17
                Thereafter.....................................       -
                                                                   ----
                      Total capacity payments..................    $758
                                                                   ====

         GAS CONTRACTS -- TXU Energy buys gas under various types of long-term and short-term contracts and arranges for gas storage and transportation under various contracts in order to assure reliable supply to, and to help meet the expected needs of, its generation plants and its wholesale and retail customers. Many of these gas purchase contracts require minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2002, TXU Energy had minimal commitments under long-term gas purchase contracts. TXU Energy has commitments for pipeline transportation and storage reservation fees as shown in the table below:

                2003...........................................$    14
                2004...........................................      6
                2005...........................................      6
                2006...........................................      6
                2007...........................................      4
                Thereafter.....................................      6
                                                                 -----
                      Total pipeline transportation and
                        storage reservation fees...............  $  42
                                                                 =====

         On the basis of TXU Energy's current expectations of demand from its electricity and gas customers as compared with its capacity payments or take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Energy for electricity or gas not taken.

         COAL CONTRACTS -- TXU Energy has coal purchase agreements and coal transportation agreements. Commitments under these contracts are as follows:

                  2003................................................$94
                  2004.................................................78
                  2005.................................................23
                  2006.................................................18
                  2007................................................. -
                  Thereafter........................................... -
                                                                     ----
                     Total ..........................................$213
                                                                     ====

         LEASES -- TXU Energy has entered into operating leases covering various facilities and properties including generating plants, combustion turbines, transportation, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2002, 2001 and 2000 were $134 million, $117 million and $91 million, respectively.

         Future minimum lease payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002, were as follows:

                                                                       CAPITAL     OPERATING
         YEAR                                                           LEASES       LEASES
         ----                                                          --------    ---------
         2003..................................................        $    1        $   65
         2004..................................................             1            65
         2005..................................................             2            69
         2006..................................................             2            65
         2007..................................................             2            69
         Thereafter............................................             6           513
                                                                       ------        ------
              Total future minimum lease payments..............            14        $  846
         Less amounts representing interest....................             4        ======
                                                                       ------
         Present value of future minimum lease payments........            10
         Less current portion..................................             1
                                                                       ------
         Long-term capital lease obligation....................        $    9
                                                                       ======


         GUARANTEES -- TXU Energy and its subsidiaries have contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

         TXU Energy is the lessee under various operating leases that under the terms obligate the lessees to guaranty the residual values of the leased facilities. At December 31, 2002, the aggregate maximum amount of residual values guaranteed by TXU Energy is approximately $299 million with an estimated residual recovery of approximately $222 million. The average life of the lease portfolio is approximately nine years.

         TXU Energy has provided a guarantee of the payment of TXU Corp.'s obligations under its headquarters building lease (approximately $140 million at December 31, 2002). The term of the lease ends in 2022 unless renewed or otherwise terminated. The maximum total potential payout is $297 million over the lease term.

         TXU Energy Solutions, a subsidiary of TXU Energy, has guaranteed that certain customers will realize specified annual savings resulting from energy management services provided by TXU Energy Solutions. In aggregate, the average annual savings has exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $4.3 million, and the maximum total potential payout is approximately $18.6 million. The average remaining life of the portfolio is approximately 5 years.

         TXU Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $522.6 million of letters of credit are outstanding to support existing floating rate pollution control revenue bond financings on existing debt of approximately $433 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2003; however, TXU Energy intends to provide from either existing or new facilities for the extension, renewal or substitution of these letters of credit to the extent required for such floating rate debt or their remarketing as fixed rate debt.

         TXU Energy has provided for the posting of letters of credit in the amount of $183.4 million to support portfolio management margin requirements of subsidiaries in the normal course of business. As of December 31, 2002, approximately 82% of the obligations supported by these letters of credit mature within 1 year, and substantially all of the remainder mature in the second year.

         US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at December 31, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7% per annum. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million for 2003, $7 million for 2004 and $1 million for 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $19 million remaining principal amount of bonds at December 31, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of a default by the municipality. TXU Energy is entitled to the benefits of these contracts and has agreed to indemnify US Holdings for obligations under these contracts.

         NUCLEAR INSURANCE -- With regard to liability coverage, the Price-Anderson Act provides financial protection for the public in the event of a significant nuclear power plant incident. The Price-Anderson Act sets the statutory limit of public liability for a single nuclear incident currently at $9.6 billion and requires nuclear power plant operators to provide financial protection for this amount. The Price-Anderson Act is being considered by the United States Congress for modification and extension. The terms of the modification, if any, are not presently known and therefore TXU Energy is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, TXU Energy provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Energy has $300 million of liability coverage from American Nuclear Insurers
(ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

         Under the SFP, each operating licensed reactor in the United States is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the United States. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax, which is not included in the above amounts.

         With respect to nuclear decontamination and property damage insurance, NRC regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Energy maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.5 billion, above which TXU Energy is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by NEIL in the amount of $2.25 billion and $737 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. TXU Energy is subject to a maximum annual assessment from NEIL of $26.6 million.

         TXU Energy maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Energy is subject to a maximum annual assessment of $8.7 million.

         There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year beginning with the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.24 billion and any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $300 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund. Under the United States Terrorism Risk Insurance Act of 2002, the United States government provides re-insurance with respect to acts of terrorism in the United States for losses caused by or on behalf of foreign parties. In such circumstances, the NEIL and ANI terrorism aggregates would not apply.

         NUCLEAR DECOMMISSIONING -- TXU Energy has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of the Comanche Peak nuclear generation facility. Decommissioning costs are being recovered from Oncor customers over the life of the plant and deposited in external trust funds and reported in investments. See
Note 3. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

         Under current regulatory licenses, decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Through December 31, 2001, decommissioning costs were recovered based upon a 1992 site-specific study through rates placed in effect under US Holdings' January 1993 rate increase request. Effective January 1, 2002, decommissioning costs are being recovered through a non-bypassable charge billed by Oncor and remitted to TXU Energy based upon a 1997 site-specific study, adjusted for trust fund assets, through rates. TXU Energy accrued $14 million of decommissioning costs in 2002 and $18 million in each of the years ended December 31, 2001 and 2000.

         Because the accounting for nuclear decommissioning recognizes that costs are recovered through rates or a non-bypassable charge to customers, fluctuations in equity prices or interest rates of trust fund assets do not affect results of operations, cash flows or financial position. In accordance with SFAS No. 143, beginning in 2003 TXU Energy will record the fair value of the liability for retirement obligations and related accretion expense rather than including the reserve in accumulated depreciation.

         GENERAL -- In addition to the above, TXU Energy is involved in various other legal and administrative proceedings the ultimate resolution of which, in the opinion of TXU Energy, should not have a material effect upon its financial position, results of operations or cash flows.

11.  EXTRAORDINARY LOSS

         LOSS ON SETTLEMENT -- As a result of the settlement plan submitted to the Commission for approval of outstanding unbundling issues, as discussed in
Note 9, TXU Energy recorded an extraordinary loss of $56 million (after taxes of $62 million) in the fourth quarter of 2001 to reflect the effect of settlement items that are no longer probable of recovery. The settlement related items include unrecovered fuel cost, all remaining generation-related regulatory assets and regulatory liabilities that are not subject to recovery through the issuance of securitization bonds, and the excess cost over market of certain purchased power contracts.

12.  DERIVATIVE FINANCIAL INSTRUMENTS

         During 2002, certain of TXU Energy's cash flow hedges related to anticipated sales from baseload generation became less effective due to changes in ERCOT market rules and conditions. TXU Energy experienced net hedge ineffectiveness of $41 million ($27 million after-tax) in 2002, which has been recognized as a loss in revenues related to these contracts. In 2001, ineffectiveness of $4 million ($3 million after-tax) was recognized as a gain in revenues.

         The maximum length of time TXU Energy is hedging its exposure to the variability of future cash flows for forecasted transactions, excluding the payment of variable interest on existing indebtedness, is two years. During 2002, TXU Energy entered into cash flow hedges related to future forecasted interest payments. These hedges were terminated in October 2002, and $94 million ($61 million after-tax) was recorded as a charge to other comprehensive income. These losses are being amortized to earnings over a period of up to twenty years.

         As of December 31, 2002, TXU Energy expects that $79 million ($51 million after-tax) in other comprehensive loss will be recognized in earnings over the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted gain incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges. The following table summarizes balances currently recognized in other comprehensive income
(loss):

                                                                       OTHER COMPREHENSIVE INCOME (LOSS)
                                                                         YEAR ENDED DECEMBER 31, 2002
                                                                       TREASURY    COMMODITY      TOTAL
                                                                       --------    ---------      -----
         Dedesignated hedges (amounts fixed).....................      $    (62)        (24)        (86)
         Hedges subject to market price fluctuations.............             -         (40)        (40)
                                                                       --------    --------       -----
             Total...............................................      $    (62)        (64)       (126)
                                                                       ========    ========       =====


13.      SUPPLEMENTARY FINANCIAL INFORMATION

         Operations of TXU Energy in 2002 are unregulated since the Texas electricity market is now open to competition. However, retail pricing to residential and small business customers in TXU Energy's historical service territory continues to be subject to certain regulations as discussed in Note 9. Prior years were subject to regulation.

     OTHER INCOME AND DEDUCTIONS --

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          2002       2001        2000
                                                                        -------    -------     --------
         Other income
              Gain on sale of property, plant and equipment......       $    30    $      1    $     30
              Other..............................................             3           2           2
                                                                        -------    --------    --------
                  Total other income.............................       $    33    $      3    $     32
                                                                        =======    ========    ========
          Other deductions
          Loss on sale of properties.............................       $     2    $      8    $      -
          Equity in losses of unconsolidated entities............             3           4           -
          Asset impairment.......................................           237           -           -
          Loss on early extinguishment of debt                                -         149           -
          Regulatory asset write-off.............................             -          22           -
          Other..................................................            12          16           6
                                                                        -------    --------    --------
                  Total other deductions.........................       $   254    $    199    $      6
                                                                        =======    ========    ========


         CREDIT RISK -- Credit risk relates to the risk of loss that TXU Energy may incur as a result of non-performance by counterparties. TXU Energy maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty's financial condition, credit ratings, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Energy has standardized documented processes for monitoring and managing its credit exposure, including methodologies to analyze counterparties' financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and stress tested to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Energy. Additionally, TXU Energy has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.


         CONCENTRATION OF CREDIT RISK -- TXU Energy's gross exposure to credit risk as of December 31, 2002 was $3.1 billion, representing trade accounts receivable, commodity contract assets and derivative assets.

         A large share of gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to residential and small commercial customers. The risk of material loss from non-performance from these customers is unlikely based upon historical experience. Reserves for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions. The restructuring of the electric industry in Texas effective January 1, 2002 increased the risk profile of TXU Energy in relation to these customers; however, TXU Energy has the ability to take actions to mitigate such customer risk, particularly with the change in the provider of last resort rules. See Note 9.

         Most of the remaining trade accounts receivable are with large commercial and industrial customers. TXU Energy's wholesale commodity contract counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and energy trading companies.

         The exposure to credit risk from these customers and counterparties (including large commercial and industrial retail customers), excluding credit collateral, as of December 31, 2002, is $1.3 billion net of standardized master netting contracts and agreements which provide the right of offset of positive and negative credit exposures with individual counterparties. When considering collateral held (cash, letters of credit and other security interests), the net credit exposure is $1.2 billion.

         TXU Energy had no exposure to any one customer or counterparty greater than 10% of the net exposure of $1.2 billion at December 31, 2002. Additionally, approximately 93% of the credit exposure, net of collateral held, has a maturity date of less than 2 years. TXU Energy does not anticipate any material adverse effect on its financial position or results of operations as a result of non-performance by any customer or counterparty.

         AFFILIATE TRANSACTIONS -- The following represent the significant affiliate transactions of TXU Energy:

         o Reference should be made to Note 9 regarding the regulatory settlement plan and the master separation agreement, executed in December 2001, between TXU Energy and Oncor. In accordance with the master separation agreement, TXU Energy records interest expense payable to Oncor with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest expense reimburses Oncor for the interest expense Oncor incurs on that portion of its debt associated with the generation-related regulatory assets. For the year ended December 31, 2002, this interest expense totaled $28 million.

         o Under the terms of the settlement plan, Oncor expects to issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million payable to Oncor that will be extinguished as Oncor pays the related income taxes.

         o In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to retail electric providers, including TXU Energy, for a two-year period. The principal and interest payments on the note payable to Oncor were used to reimburse Oncor for the credit relating to the delivery fees billed to retail electric providers. For the year ended December 31, 2002, the principal payments made on the note payable totaled $180 million and the interest expense totaled $21 million.

         o Average daily short-term advances from affiliates during 2002 were $417 million, and interest expense incurred on the advances was $18 million. The weighted average interest rate for 2002 was 2.3%.

         o TXU Energy incurs electricity delivery fees charged by Oncor. For the year ended December 31, 2002, these fees totaled $1.5 billion.

         o TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For 2002, 2001 and 2000, these costs totaled $286 million, $238 million and $133 million, respectively, and are included in selling, general and administrative expenses.

         o TXU Energy receives payments from TXU Gas, a subsidiary of TXU Corp., under a service agreement beginning in 2002 covering customer billing and customer support services provided for TXU Gas. These revenues totaled $28 million in 2002 and are included in other revenues.

         ACCOUNTS RECEIVABLE -- At December 31, 2002 and 2001, accounts receivable are stated net of uncollectible accounts of $71 million and $24 million, respectively. During 2002, bad debt expense was $158 million, account writeoffs were $102 million and other activity decreased the allowance for uncollectible accounts by $9 million.

         Accounts receivable included $489 million and $288 million of unbilled revenues at December 31, 2002 and 2001, respectively.

         COMMODITY CONTRACT ASSETS-- At December 31, 2002 and 2001, current and noncurrent commodity contract assets are stated net of applicable credit and performance reserves (described in Note 2 - Financial Instruments and Mark-to-Market Accounting) of $43 million and $25 million, respectively.

     INVENTORIES BY MAJOR CATEGORY --

                                                       DECEMBER 31,
                                                ----------------------
                                                    2002          2001
                                                --------     ---------
Materials and supplies...................       $    171     $    148
Fuel stock...............................             70           62
Gas stored underground...................             57           49
                                                --------     ---------
     Total inventories...................       $    298     $    259
                                                ========     ========

         Inventories are carried at average costs, except for gas inventories managed as part of the portfolio management activities, which are carried at spot rates through December 31, 2002. Inventories recorded at spot rates at December 31, 2002 and 2001 were $54 million and $18 million, respectively. As part of the rescission of EITF Issue No. 98, such inventories will be adjusted to average costs as part of the cumulative adjustment to be recorded in the first quarter of 2003.

     PROPERTY, PLANT AND EQUIPMENT --

                                                                                                DECEMBER 31,
                                                                                         ----------------------
                                                                                           2002          2001
                                                                                         --------     ---------
Electric production.........................................................             $ 15,675     $ 15,791
Other.......................................................................                  483          242
                                                                                         --------     ---------
     Total..................................................................               16,158       16,033
Less accumulated depreciation...............................................                6,454        6,186
                                                                                         --------     ---------
     Net of accumulated depreciation........................................                9,704        9,847
Construction work in progress...............................................                  286          361
Nuclear fuel (net of accumulated amortization: 2002--  $847;  2001-- $787)..                  137          146
                                                                                         --------     ---------
     Net property, plant and equipment......................................             $ 10,127     $ 10,354
                                                                                         ========     ========


         MEMBER INTERESTS -- In the first quarter of 2002, goodwill of $468 million, net of accumulated amortization, was transferred from TXU Gas to TXU Energy, which was accounted for as a non-cash capital contribution. In addition, $15 million of advances from affiliates were converted to capital during 2002.

         On March 6, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy approved cash distributions of $177 million and $200 million, which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. On August 7, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on October 1, 2002. On November 15, 2002, TXU Energy approved a cash distribution of $200 million which was paid to US Holdings on January 2, 2003.

         With the issuance in November 2002 of $750 million of exchangeable subordinated notes, as discussed in Note 5, TXU Energy recognized a capital contribution from TXU Corp. and a corresponding discount on the notes of $266 million, recorded as a credit to additional paid-in capital. This amount is being amortized to interest expense over the term of the debt. At the time of any exchange of notes for common stock, the unamortized discount will be proportionately written off as a charge to earnings.

     SUPPLEMENTAL CASH FLOW INFORMATION --


                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   2002       2001        2000
                                                                 --------    -------    --------
   Cash payments:
        Interest (net of amounts capitalized)..............      $    204    $   240    $    266
        Income taxes.......................................      $    157    $   366    $     24
   Non-cash investing and financing activities:
        Non-cash advances..................................      $      -    $    89    $    (61)
        Conversion of capital (from) to advances...........      $    (15)   $    28    $      -
        Receipt of note receivable from sale of asset......      $      -    $     -    $     23
        Non-cash capital contribution related to issuance
             of exchangeable subordinated notes............      $    266    $     -    $      -



         QUARTERLY INFORMATION (UNAUDITED) -- The results of operations by quarter are summarized below. Revenues have been reclassified to reflect the implementation of EITF Issue No. 02-3 to report certain trading activities on a net basis, as well as to reflect the inclusion of delivery fees in revenues. See
Note 2 for a discussion of both changes) Gross margin and net income were not affected by these changes as the offset was in cost of energy sold and delivery fees. In accordance with the adoption of SFAS No. 145, the results for the fourth quarter ended December 31, 2001 have been adjusted to reflect the reclassification of a $97 million extraordinary loss (net of $52 million income tax benefit) to other deductions and a related income tax benefit. The reclassification had no effect on net income. See Note 2.

         In the opinion of TXU Energy, all other adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors.

                                                                                       QUARTER ENDED
                                                                       --------------------------------------------
                                                                       MARCH 31    JUNE 30     SEPT. 30     DEC. 31
                                                                       --------    -------     --------     -------
2002:
Operating revenues ..............................................      $ 1,799     $ 2,019     $ 2,420      $ 1,500
Income (loss) before income taxes and extraordinary loss ........      $   276     $   267     $   329      $  (512)
Net income (loss) ...............................................      $   187     $   183     $   227      $  (327)

2001:
Operating revenues ..............................................      $ 1,884     $ 1,928     $ 2,154      $ 1,492
Income (loss) before income taxes and extraordinary loss ........      $   174     $   275     $   376      $   (35)
Net income (loss) ...............................................      $   125     $   187     $   275      $   (80)


         RECONCILIATION OF PREVIOUSLY REPORTED QUARTERLY INFORMATION -- Quarterly amounts previously reported for 2001 and the first two quarters of 2002 have been reclassified to report certain trading activities on a net basis. Quarterly revenue amounts previously reported for 2001 also reflect the inclusion of delivery fees. See Note 2. Gross margin and net income were not affected by these changes.

                                                                                       QUARTER ENDED
                                                                       --------------------------------------------
                                                                       MARCH 31    JUNE 30     SEPT. 30     DEC. 31
                                                                       --------    -------     --------     -------
                                                                       Increase (Decrease) From Previously Reported

2002:
Operating revenues as previously reported........................      $ 3,502     $ 3,543     $     -      $     -
Cost of energy sold and delivery fees netted with revenues.......       (1,703)     (1,524)          -            -
                                                                       --------    -------     --------     -------
Operating revenues after reclassification........................      $ 1,799     $ 2,019           -            -
                                                                       =======     =======     ========     =======

2001:
Operating revenues as previously reported........................      $ 3,644     $ 2,529     $ 2,728      $ 1,966
Electricity delivery fees........................................          473         438         407          432
Cost of energy sold and delivery fees netted with revenues.......       (2,233)     (1,039)       (981)        (906)
                                                                       =======     =======     ========     =======
Operating revenues after reclassification........................      $ 1,884     $ 1,928     $ 2,154      $ 1,492
                                                                       =======     =======     ========     =======



     INTEREST EXPENSE AND RELATED CHARGES --

                                                                                   YEAR ENDED DECEMBER 31,
                                                                               --------------------------------
                                                                                 2002         2001       2000
                                                                               --------     --------    -------

      Interest ........................................................        $    214     $    230    $   253
      Amortization of debt expense.....................................               8            7          9
      Capitalized interest.............................................              (6)         (14)        (5)
                                                                               --------     --------    -------
      Total interest expense and other related charges ................        $    216     $    223    $   257
                                                                               ========     ========    =======

                             TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                                     JUNE 30,                 JUNE 30,
                                                                               -------------------        -------------------
                                                                                 2003         2002         2003          2002
                                                                               ------       ------        ------       ------
                                                                                           (MILLIONS OF DOLLARS)

Operating revenues...................................................          $2,045       $2,019        $3,851       $3,818
                                                                               ------       ------        ------       ------

Costs and expenses:
   Cost of energy sold and delivery fees.............................           1,282        1,185         2,500        2,126
   Operating costs..................................................              186          178           379          340
   Depreciation and amortization.....................................              95          107           208          226
   Selling, general and administrative expenses......................             153          217           297          437
   Franchise and revenue-based taxes.................................              27           26            55           56
   Other income......................................................             (16)         (13)          (24)         (15)
   Other deductions..................................................               3            2             5            5
   Interest income...................................................              (1)           -            (3)          (9)
   Interest expense and other charges................................              86           50           163          109
                                                                               ------       ------        ------       ------
     Total costs and expenses........................................           1,815        1,752         3,580        3,275
                                                                               ------       ------        ------       ------


Income before income taxes and  cumulative  effect of changes in
   accounting principles........................................                  230          267           271          543

Income tax expense...................................................              76           84            82          173
                                                                               ------       ------        ------       ------
Income before cumulative effect of changes in accounting principles..             154          183           189          370

Cumulative effect of changes in accounting principles,  net of tax benefit
(Note 2).............................................................               -            -           (58)           -
                                                                               ------       ------        ------       ------

Net income...........................................................           $ 154        $ 183         $ 131        $ 370
                                                                               ======       ======        ======       ======



            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                                     JUNE 30,                  JUNE 30,
                                                                               -------------------        -------------------
                                                                                2003         2002         2003         2002
                                                                               ------       ------        ------       ------
                                                                                           (MILLIONS OF DOLLARS)

Net income.............................................................        $  154       $  183        $  131       $  370
                                                                               ------       ------        ------       ------
Other comprehensive income (loss), net of tax effects:
   Cash flow hedge activity--
     Net change in fair  value of  derivatives  (net of tax  benefit of $11,
     $23, $53 and $46).................................................           (20)         (42)          (98)         (85)
   Amounts realized in earnings during the period (net of tax expense of $12 and $39 for 2003 amounts, and tax benefit of
        $- and $2 for 2002 amounts)....................................            23           (1)           71           (4)
                                                                               ------       ------        ------       ------
          Total........................................................             3          (43)          (27)         (89)
                                                                               ------       ------        ------       ------

Comprehensive income...................................................        $  157       $  140        $  104       $  281
                                                                               ======       ======        ======       ======


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                                -------------------
                                                                                                 2003        2002
                                                                                                -------     -------
                                                                                               (MILLIONS OF DOLLARS)

Cash flows -- operating activities:
Income before cumulative effect of changes in accounting principles...................          $   189     $   370
  Adjustments to reconcile income before cumulative effect of changes in accounting principles to cash provided by operating activities:
      Depreciation and amortization...................................................              238         258
      Deferred income taxes and investment tax credits-- net .........................               41         (39)
      Net unrealized (gain) loss from mark-to-market valuation of
         commodity contracts..........................................................              (33)         12
      Net gain from sales of assets...................................................              (21)        (12)
  Changes in operating assets and liabilities.........................................              196         (39)
                                                                                                -------     -------
         Cash provided by operating activities........................................              610         550
                                                                                                -------     -------

Cash flows -- financing activities:
  Issuances of long-term debt ........................................................            1,294          61
  Retirements/repurchases of long-term debt...........................................             (170)     (1,049)
  Change in advances-- affiliates.....................................................           (1,355)         60
  Dividends paid to parent............................................................             (400)       (377)
  Change in notes payable-- banks.....................................................             (282)        643
  Decrease in note payable to Oncor Electric Delivery Company.........................              (99)        (47)
  Debt premium, discount, financing, and reacquisition expenses.......................              (29)         (4)
                                                                                                -------     -------
         Cash used in financing activities............................................           (1,041)       (713)
                                                                                                -------     -------

Cash flows -- investing activities:
  Capital expenditures................................................................             (104)       (150)
  Acquisition of a business ..........................................................                -         (36)
  Proceeds from sale of assets .......................................................               15         443
  Nuclear fuel........................................................................              (35)        (50)
  Other...............................................................................               (1)        (28)
                                                                                                -------     -------
         Cash provided by (used in) investing activities..............................             (125)        179
                                                                                                -------     -------

Net change in cash and cash equivalents...............................................             (556)         16

Cash and cash equivalents-- beginning balance.........................................              603          20
                                                                                                -------     -------

Cash and cash equivalents-- ending balance............................................          $    47     $    36
                                                                                                =======     =======

See Notes to Financial Statements.


                             TXU ENERGY COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                 JUNE 30,          DECEMBER 31,
                                                                                   2003               2002
                                                                                ----------         ------------
                                                                                     (MILLIONS OF DOLLARS)
                                  ASSETS
     Current assets:
        Cash and cash equivalents...............................                $       47          $      603
        Advances to affiliates..................................                        26                   -
        Accounts receivable - trade.............................                     1,129               1,331
        Inventories.............................................                       322                 298
        Commodity contract assets...............................                     1,366               1,298
        Other current assets....................................                       142                 180
                                                                                ----------          ----------
          Total current assets..................................                     3,032               3,710
                                                                                ----------          ----------

     Investments................................................                       488                 462
     Property, plant and equipment - net........................                    10,511              10,127
     Goodwill...................................................                       533                 533
     Commodity contract assets..................................                       393                 476
     Cash flow hedges and other derivative assets...............                        62                  14
     Other noncurrent assets....................................                       141                 108
                                                                                ----------          ----------
          Total assets..........................................                $   15,160          $   15,430
                                                                                ==========          ==========

                    LIABILITIES AND MEMBERS' INTERESTS
     Current liabilities:
        Notes payable - banks...................................                $        -          $      282
        Long-term debt due currently............................                         1                  73
        Advances from affiliates................................                         -               1,329
        Due to Oncor Electric Delivery Company..................                        71                 170
        Accounts payable:
          Affiliates (principally Oncor Electric Delivery Company)                     288                 248
          Accounts payable - trade..............................                       793                 754
        Commodity contract liabilities..........................                     1,198               1,138
        Accrued taxes...........................................                       118                 164
        Other current liabilities...............................                       514                 555
                                                                                ----------          ----------
          Total current liabilities.............................                     2,983               4,713

     Accumulated deferred income taxes..........................                     1,918               1,931
     Investment tax credits.....................................                       368                 376
     Commodity contract liabilities.............................                       304                 320
     Cash flow hedges and other derivative liabilities..........                       227                 150
     Other noncurrent liabilities and deferred credits..........                     1,367                 852
     Due to Oncor Electric Delivery Company.....................                       437                 437
     Long-term debt, less amounts due currently.................                     3,579               2,378

     Contingencies (Note 5)

     Members' interests (Note 4)................................                     3,977               4,273
                                                                                ----------          ----------

          Total liabilities and members' interests..............                $   15,160          $   15,430
                                                                                ==========          ==========

See Notes to Financial Statements.


                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS - TXU Energy is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. TXU Energy is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, and portfolio management, including risk management and certain trading activities. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

         BASIS OF PRESENTATION -- The condensed consolidated financial statements of TXU Energy have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2002 Form 8-K, except for the adoption of the following new accounting rules: EITF Issue No. 02-3, SFAS No. 143, and SFAS No. 145, all discussed below.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2002 Form 8-K. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of United States dollars unless otherwise indicated. Certain previously reported amounts have been reclassified to conform to current classifications.

         Effective April 1, 2003, the estimates of the depreciable lives of the Comanche Peak nuclear generating plant and several gas generation plants were extended to better reflect the useful lives of the assets. At the same time, depreciation rates were increased on lignite and gas generation facilities to reflect investments in emissions control equipment. The net impact of these changes was a reduction in depreciation expense of $13 million (pre-tax) and an increase in net income of $8 million in the three- and six-months ended June 30, 2003.

         INCOME TAXES -- TXU Energy and the holders of its 9% Exchangeable Subordinated Notes due 2012, which were converted on July 1, 2003 to preferred membership interests in TXU Energy, as discussed in Note 3, characterize the notes as preferred equity interests for federal and state income tax purposes with the result that TXU Energy is treated as a partnership for such purposes.

         CHANGES IN ACCOUNTING STANDARDS -- In October 2002, the EITF, through EITF Issue No. 02-3, rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. SFAS No. 143, regarding asset retirement obligations, became effective on January 1, 2003. As a result of the implementation of these two accounting standards, TXU Energy recorded a cumulative effect of changes in accounting principles as of January 1, 2003. (\See Note 2 for a discussion of the impacts of these two accounting standards.

         As a result of guidance provided in EITF Issue No. 02-3, TXU Energy has not recognized origination gains on commercial/industrial retail contracts in 2003. For the three- and six-month periods ended June 30, 2002, TXU Energy had recognized $21 million and $34 million in origination gains on such contracts, respectively.

         SFAS No. 145, regarding classification of items as extraordinary, became effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4 The adoption of SFAS No. 145 does not result in a reclassification of results for the six months ended June 30, 2002.

         As a result of the implementation of SFAS No. 145 as of January 1, 2003, the previously reported after-tax losses on the early extinguishment of debt of $97 million in the year ended December 31, 2001 (as described in the Notes to TXU Energy's financial statements for the years ended December 31, 2002, 2001 and 2000) will be reclassified from extraordinary items to other deductions and income tax expense as such losses do not meet the criteria of an extraordinary item. There was no effect on net income as a result of the implementation of SFAS No. 145.

         SFAS No. 146, regarding exit costs, became effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. The adoption of SFAS No. 146 did not materially impact results of operations for the six months ended June 30, 2003.

         FIN No. 45 requires recording the fair value of guarantees upon issuance or modification after December 31, 2002. The interpretation also requires expanded disclosures of guarantees. See the discussion in Note 5 under
- "Guarantees." The adoption of FIN No. 45 did not materially impact results of operations for the six months ended June 30, 2003.

         FIN No. 46 was issued in January 2003. FIN No. 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for existing variable interest entities in the quarter ending September 30, 2003 and immediately for any new variable interest entities. TXU Energy is evaluating the potential impact of FIN No. 46 on its financial position.

         SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activity," was issued in April 2003 and became effective for contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies what contracts may be eligible for the normal purchase and sale exception, the definition of a derivative and the treatment in the statement of cash flows when a derivative contains a financing component. TXU Energy is evaluating the potential impact of SFAS No. 149 on its financial position and results of operations.

         SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003 and became effective June 1, 2003 for new financial instruments and July 1, 2003 for existing financial instruments. SFAS No. 150 requires that certain mandatorily redeemable preferred securities be classified as liabilities beginning July 1, 2003. TXU Energy is evaluating the potential impact of SFAS No. 150 on its financial position.

         EITF Issue No. 01-8, Determining Whether an Arrangement Contains a Lease," was issued in May 2003 and is effective prospectively for arrangements that are new, modified or committed to beginning July 1, 2003. This guidance may require that certain types of arrangements be accounted for as leases, including tolling and power supply contracts, take-or-pay contracts and service contracts involving the use of specific property and equipment. TXU Energy is evaluating the potential impact of the adoption of EITF Issue No. 01-8 on its financial position and results of operations.

2.       CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

         The following summarizes the effect on results for the six months ended June 30, 2003 for changes in accounting principles effective January 1, 2003:


     Charge from rescission of EITF Issue No. 98-10,
       net of tax effect of $34 million.........................     $(63)
     Credit from adoption of SFAS No. 143, net of tax
       effect of $3 million.....................................        5
                                                                     ----
          Total net charge......................................     $(58)
                                                                     ====


         On October 25, 2002, the EITF, through EITF Issue No. 02-3, rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS No. 133 will be subject to mark-to-market accounting. Financial instruments that may not be derivatives under SFAS No. 133, but were marked-to-market under EITF Issue No. 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002, continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of $97 million ($63 million after-tax) has been reported as a cumulative effect of a change in accounting principles in the first quarter of 2003. Of the total, $75 million reduced net commodity contract assets and liabilities and $22 million reduced inventory that had previously been marked-to-market as a trading position. The cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

         SFAS No. 143 became effective on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. For TXU Energy, such liabilities relate to nuclear generation plant decommissioning, land reclamation related to lignite mining and removal of lignite plant ash treatment facilities. The liability is recorded at its net present value with a corresponding increase in the carrying value of the related long-lived asset. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

         As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2002. Further, the effects of adoption take into consideration liabilities of $215 million (previously reflected in accumulated depreciation) TXU Energy had previously recorded as depreciation expense and $26 million (reflected in other noncurrent liabilities) of unrealized net gains associated with the decommissioning trusts.

         The following table summarizes the impact as of January 1, 2003 of adopting SFAS No. 143:

         Increase in property, plant and equipment - net.........    $488
         Increase in other noncurrent liabilities and
           deferred credits......................................    (528)
         Increase in accumulated deferred income taxes...........      (3)
         Increase in regulatory assets - net.....................      48
                                                                     ----
         Cumulative effect of change in accounting principles....    $  5
                                                                     ====

         The asset retirement liability at June 30, 2003 was $564 million, comprised of a $554 million liability as a result of adoption of SFAS No. 143 and $18 million of accretion during the first six months of 2003 reduced by $8 million in reclamation payments.

         With respect to nuclear decommissioning costs, TXU Energy believes that the adoption of SFAS No. 143 results primarily in timing differences in the recognition of asset retirement costs that TXU Energy is currently recovering, as Oncor recovers regulated decommissioning fees from retail electric providers on behalf of TXU Energy, and will be deferring such differences as part of the regulatory cost-recovery process.

         On a pro forma basis, assuming SFAS No. 143 had been adopted at the beginning of the periods, income from continuing operations for the six months ended June 30, 2002 would have increased by $4 million after-tax and the liability for asset retirement obligations as of June 30, 2002, would have been $538 million.

3.       FINANCING ARRANGEMENTS

         At June 30, 2003, US Holdings and TXU Energy had credit facilities as follows:

                                                                                            AT JUNE 30, 2003
                                                                            --------------------------------------------------
                                                         AUTHORIZED          FACILITY    LETTERS OF     CASH
FACILITY                               EXPIRATION DATE   BORROWERS             LIMIT       CREDIT    BORROWINGS   AVAILABILITY
------------------------------------   ---------------   -----------------   --------    ----------  ----------   ------------

Five-Year Revolving Credit Facility    February 2005     US Holdings          $ 1,400      $  391      $    -       $1,009
Revolving Credit Facility              February 2005     TXU Energy, Oncor        450          21           -          429
Three-Year Revolving Credit Facility   May 2005          US Holdings              400           -           -          400
                                                                              -------      ------      ------       ------
      Total North America                                                     $ 2,250      $  412      $    -       $1,838
                                                                              =======      ======      ======       ======



         Through April 2003, $1.8 billion in outstanding cash borrowings as of December 31, 2002 under the North America credit facilities were repaid, and the facilities were restructured. A $450 million revolving credit facility was established for TXU Energy and Oncor that matures on February 25, 2005. This facility will be used for working capital and other general corporate purposes, including letters of credit, and replaces the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under the facility.

         This facility, as well as others available to TXU Energy, will provide back-up for any future issuance of commercial paper by TXU Energy and Oncor. At June 30, 2003, there was no outstanding commercial paper under the credit facilities.

         In connection with the restructuring of the North America credit facilities of TXU Corp., in April 2003:

         o Oncor cancelled its undrawn $150 million secured 364-day credit facility that was scheduled to expire in December 2003.

         o US Holdings replaced TXU Corp. as the borrower under the $500 million three-year revolving credit facility. Concurrently, the facility was reduced to $400 million.

         o US Holdings' $1.4 billion five-year revolving credit facility was amended. Among other things, the amendment increased the amount of letters of credit allowed to be issued under the facility to $1 billion from $500 million.

         LONG-TERM DEBT -- At June 30, 2003 and December 31, 2002, the long-term debt of TXU Energy and its consolidated subsidiaries consisted of the following:

                                                                                           JUNE 30,    DECEMBER 31,
                                                                                              2003         2002
                                                                                           --------    ------------

  Pollution Control Revenue Bonds:
    Brazos River Authority:
    Floating Taxable Series 1993 due June 1, 2023....................................      $      -      $    44
    4.900% Fixed Series 1994A due May 1, 2029(a).....................................             -           39
    5.400% Fixed Series 1994B due May 1, 2029, remarketing date May 1, 2006(a).......            39           39
    5.400% Fixed Series 1995A due April 1, 2030, remarketing date May 1, 2006(a).....            50           50
    5.050% Fixed Series 1995B due June 1, 2030, remarketing date June 19, 2006(a)....           118          118
    7.700% Fixed Series 1999A due April 1, 2033......................................           111          111
    6.750% Fixed Series 1999B due September 1, 2034,
        remarketing date April 1, 2013(a)............................................            16           16
    7.700% Fixed Series 1999C due March 1, 2032......................................            50           50
    4.950% Fixed Series 2001A due October 1, 2030, remarketing date April 1, 2004(a).           121          121
    4.750% Fixed Series 2001B due May 1, 2029, remarketing date November 1, 2006(a)..            19           19
    5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)..           274          274
    4.250% Fixed Series 2001D due May 1, 2033, remarketing date November 1, 2003(a)..           271          271
    1.150% Floating Taxable Series 2001F due December 31, 2036(b)....................            39           39
    1.150% Floating Taxable Series 2001G due December 31, 2036(b)....................            72           72
    1.070% Floating Taxable Series 2001H due December 31, 2036(b)....................            31           31
    1.020% Floating Taxable Series 2001I due December 31, 2036(b)....................            63           63
    1.050% Floating Series 2002A due May 1, 2037(b)..................................            61           61
    6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)...            44            -

    Sabine River Authority of Texas:
    6.450% Fixed Series 2000A due June 1, 2021.......................................            51           51
    5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)..            91           91
    5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)..           107          107
    4.000% Fixed Series 2001C due May 1, 2028, remarketing date November 1, 2003(a)..            70           70
    1.150% Floating Taxable Series 2001D due December 31, 2036(b)....................            12           12
    1.070% Floating Taxable Series 2001E due December 31, 2036(b)....................            45           45

    Trinity River Authority of Texas:
    6.250% Fixed Series 2000A due May 1, 2028........................................             -           14
    5.000% Fixed Series 2001A due May 1, 2027, remarketing date November 1, 2006(a)..            37           37

    Other:
    7.000% Fixed Senior Notes - TXU Mining due May 1, 2003...........................             -           72
    6.875% Fixed Senior Notes - TXU Mining due August 1, 2005........................            30           30
    9.000% Fixed Exchangeable Subordinated Notes due November 22, 2012...............           750          750
    6.125% Fixed Senior Notes due March 15, 2008.....................................           250            -
    7.000% Fixed Senior Notes due March 15, 2013.....................................         1,000            -
    Capital lease obligations........................................................            10           10
    Other............................................................................             7            8
UnamortiTotal premium and discount ..................................................          (259)         264
                                                                                             ------        -----
    Total ...........................................................................         3,580        2,451
                                                                                             ======        =====

    Less amount due currently........................................................             1           73
                                                                                             ------       ======
    Total long-term debt.............................................................        $3,579       $ ,378
                                                                                             ======       ======


   (a) These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
   (b) Interest rates in effect at June 30, 2003. These series are in a flexible or weekly rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.




         In July 2003, TXU Energy exercised its right to exchange its $750 million 9% Exchangeable Subordinated Notes due November 22, 2012 for exchangeable preferred membership interests with identical economic and other terms. These securities are convertible into TXU Corp. common stock at an exercise price of $13.1242. The market price of TXU Corp. common stock on June 30, 2003 was $22.45. As disclosed above in TXU Energy's financial statements and related notes for the years ended December 31, 2002, 2001 and 2000, any exchange of these securities into common stock would result in a proportionate write-off of the related unamortized discount as a charge to earnings. If all the securities had been exchanged into common stock on June 30, 2003, the pre-tax charge would have been $259 million.

         In July 2003, the Brazos River Authority issued $39 million aggregate principal amount of Series 2003B pollution control revenue bonds for TXU Energy. The bonds will bear interest at an annual rate of 6.30% until maturity in 2032. Proceeds from the issuance of the bonds were used to refund the entire principal amount of Brazos River Authority Taxable Series 2001F variable rate pollution control revenue bonds due December 31, 2036. The Sabine River Authority also issued $12 million aggregate principal amount of Series 2003A pollution control revenue bonds for TXU Energy. The bonds will bear interest at an annual rate of 5.80% until maturity in 2022. Proceeds from the issuance of these bonds were used to refund the entire principal amount of Sabine River Authority Taxable Series 2001D pollution control revenue bonds due December 31, 2036.

         In May 2003, the Brazos River Authority Series 1994A and the Trinity River Authority Series 2000A pollution control revenue bonds (aggregate principal amount of $53 million) were purchased upon mandatory tender. In July 2003, the bonds were remarketed and converted from a floating rate mode to a multiannual mode at an annual rate of 3.00% and 6.25%, respectively. The rate on the 1994A bonds will remain in effect until their mandatory tender date of May 1, 2005, at which time they will be remarketed. The rate on the 2000A bonds will remain in effect until their maturity in 2028.

         In May 2003, $72 million principal amount of the 7% TXU Mining fixed rate senior notes were repaid at maturity.

         In April 2003, the Brazos River Authority Series 1999A pollution control revenue bonds, with an aggregate principal amount of $111 million, were remarketed. The bonds now bear interest at a fixed annual rate of 7.70% and are callable beginning on April 1, 2013 at a price of 101% until March 31, 2014 and at 100% thereafter.

         In March 2003, the Brazos River Authority Series 1999B and 1999C pollution control revenue bonds (aggregate principal amount of $66 million) were converted from a floating rate mode to a multiannual mode at annual rates of 6.75% and 7.70%, respectively. The rate on the 1999B bonds will remain in effect until 2013 at which time they will be remarketed. The rate on the 1999C bonds is fixed to maturity in 2032, however they become callable in 2013.

         In March 2003, the Brazos River Authority issued $44 million aggregate principal amount of pollution control revenue bonds for TXU Energy. The bonds will bear interest at an annual rate of 6.75% until the mandatory tender date of April 1, 2013. On April 1, 2013, the bonds will be remarketed. Proceeds from the issuance of the bonds were used to repay the entire principal amount of Brazos River Authority Series 1993 pollution control revenue bonds due June 1, 2023.

         In March 2003, TXU Energy issued $1.25 billion aggregate principal amount of senior unsecured notes in two series in a private placement with registration rights. One series in the amount of $250 million is due March 15, 2008, and bears interest at the annual rate of 6.125%, and the other series in the amount of $1 billion is due March 15, 2013, and bears interest at the annual rate of 7%. Net proceeds from the issuance were used for general corporate purposes, including the repayment of borrowings under TXU Corp.'s North America credit facilities. In August 2003, TXU Energy entered into interest rate swap transactions to effectively convert $500 million of the notes to floating interest rates.

         SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of June 30, 2003, TXU Energy (through certain subsidiaries), Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. The June 30, 2003 financial statements reflect the sale of $1.0 billion face amount of TXU Energy's receivables to TXU Receivables Company under the program in exchange for cash of $465 million and $528 million in subordinated notes, with $10 million of losses on sales for the six months ended June 30, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program increased $36 million in the six month period ended June 30, 2003 primarily due to reserve requirements that were reduced through a temporary amendment in recognition of improving collection trends. Higher loss reserve requirements in previous periods reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU

Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition. Funding increases or decreases under the program are reflected as cash provided by or used in operating activities.

         Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Corp.'s subsidiaries' retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

         In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The program was also amended to coincide with the credit facilities' covenants by removing investment grade credit ratings as a requirement of an eligible originator and substituting maintenance of fixed charge coverage ratios and debt to capital ratios as requirements of an eligible originator. In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition.

         CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

         1) all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

         2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

         The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customers' switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new provider of last resort rules by the Commission and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

         Under the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

         FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- The terms of certain financing arrangements of TXU Energy contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Energy's preferred membership interests (formerly subordinated notes) also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of June 30, 2003, TXU Energy and its subsidiaries were in compliance with all such applicable covenants.

         Certain financing and other arrangements of TXU Energy contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

         Other agreements of TXU Energy, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Energy or its subsidiaries.

         Cross Default Provisions
         ------------------------

         Certain financing arrangements of TXU Energy contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

         A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility, the $68 million US Holdings letter of credit reimbursement and credit facility agreement and $30 million of TXU Mining senior notes, which have a $1 million threshold.

         A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million or more would result in a cross default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor, but not as to TXU Energy.

         A default or similar event under the terms of the TXU Energy preferred membership interests, formerly subordinated notes, that results in the acceleration, or other mandatory repayment prior to the mandatory redemption date, of such security or the failure to pay such security at the mandatory redemption date would result in a default under TXU Energy's $1.25 billion senior unsecured notes.

         TXU Energy has entered into certain mining and equipment leasing arrangements aggregating $127 million that would terminate upon the default of any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

         The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

         TXU Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

         TXU Energy and its subsidiaries have other arrangements, including interest rate swap agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

4.   MEMBERS' INTERESTS

         On August 8, 2003, TXU Energy approved a cash distribution of $175 million to be paid to US Holdings on October 1, 2003. On May 7, 2003, TXU Energy approved a cash distribution of $175 million that was paid to US Holdings on July 1, 2003. On February 12, 2003, TXU Energy approved a cash distribution of $200 million that was paid to US Holdings on April 1, 2003. On November 15, 2002, TXU Energy approved a cash distribution of $200 million that was paid to US Holdings on January 2, 2003.

5.   CONTINGENCIES

         GUARANTEES -- TXU Energy has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

         Residual value guarantees in operating leases -- TXU Energy is the lessee under various operating leases that obligate it to guarantee the residual values of the leased facilities. At June 30, 2003, the aggregate maximum amount of residual values guaranteed was approximately $216 million with an estimated residual recovery of approximately $147 million. The average life of the lease portfolio is approximately seven years.

         Shared saving guarantees -- TXU Energy has guaranteed that certain customers will realize specified annual savings resulting from energy management services it has provided. In aggregate, the average annual savings has exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $8 million and the maximum total potential payout is approximately $56 million. During the three months ended June 30, 2003 no shared savings contracts were executed. The average remaining life of the portfolio is approximately nine years.

         Letters of credit -- TXU Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $350 million of letters of credit were outstanding at June 30, 2003 to support existing floating rate pollution control revenue bond debt of approximately $323 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2003 and 2004; however, TXU Energy intends to provide from either existing or new facilities for the extension, renewal or substitution of these letters of credit to the extent required for such floating rate debt or their remarketing as fixed rate debt. In July 2003, approximately $56 million of the $350 million of letters of credit referenced above were terminated as a result of the refinancing of approximately $51 million of floating rate pollution control revenue bonds.

         TXU Energy has outstanding letters of credit in the amount of $118 million to support portfolio management margin requirements in the normal course of business. As of June 30, 2003, approximately 73% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the second year.

         Surety bonds -- TXU Energy has outstanding surety bonds of approximately $60 million to support performance under various subsidiary construction contracts in the normal course of business. The term of the surety bond obligations is approximately two years.

         Other --US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at June 30, 2003, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.50% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all its contract rights and obligations in connection with $19 million remaining principal amount of bonds at June 30, 2003, issued for similar purposes, which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

         LEGAL PROCEEDINGs -- On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., TXU Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of the Sarbanes-Oxley Act of 2002 arising from plaintiff's employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Corp. believes the plaintiff's claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed, and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.'s financial statements or assess the adequacy of TXU Corp.'s financial disclosures. Thus, TXU Corp. does not believe that there is any merit to the plaintiff's claims under the Sarbanes-Oxley Act of 2002. Accordingly, TXU Corp., TXU Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., TXU Energy and TXU Portfolio Management dispute the plaintiff's claims, like any litigation, TXU Corp. is unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

         On July 7, 2003, a lawsuit was filed by Texas Commercial Energy in the United States District Court for the Southern District of Texas, Corpus Christi Division, against TXU Energy and certain of its subsidiaries, as well as various other wholesale market participants doing business in ERCOT, claiming generally that defendants engaged in market manipulation, in violation of antitrust and other laws, primarily during the period of extreme weather conditions in late February 2003. On August 6, 2003, the complaint was amended to omit one of the other defendants. TXU Energy believes that it has not committed any violation of the antitrust laws and the Commission's investigation of the market conditions in late February 2003 has not resulted in any findings adverse to TXU Energy. Accordingly, TXU Energy believes that Texas Commercial Energy's claims against TXU Energy and its subsidiary companies are without merit and intends to vigorously defend the lawsuit. As with any litigation of this nature, TXU Energy is unable to estimate any possible loss or predict the outcome of this action.

         On March 10, 2003, a lawsuit was filed by Kimberly P. Killebrew in the United States District Court for the Eastern District of Texas, Lufkin Division, against TXU Corp. and TXU Portfolio Management, asserting generally that defendants engaged in manipulation of the wholesale electric market, in violation of antitrust and other laws. This lawsuit was not served on TXU Corp. until mid-July 2003. This action is brought by an individual, alleged to be a retail consumer of electricity, on behalf of herself and as a proposed representative of a putative class of retail purchasers of electricity that are similarly situated. TXU Energy believes that the plaintiff likely lacks standing to assert any antitrust claims against TXU Corp. or TXU Portfolio Management, and that defendants have not violated antitrust laws or other laws as claimed by the plaintiff. Therefore, TXU Energy believes that plaintiff's claims are without merit and plans to vigorously defend the lawsuit. As with any litigation of this nature, however, TXU Energy is unable to estimate any possible loss or predict the outcome of this action.

         TXU Energy is involved in various other legal and administrative proceedings, the ultimate resolution of which should not have a material effect upon its financial position, results of operations or cash flows.

6.       SUPPLEMENTARY FINANCIAL INFORMATION

         OTHER INCOME AND DEDUCTIONS --

                                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                     JUNE 30,              JUNE 30,
                                                                ------------------    ------------------
                                                                 2003       2002       2003        2002
                                                                ------     ------     ------      ------

      Other income:
         Net gain on sale of properties and businesses.         $   15     $   12     $   21      $   12
         Lignite coal royalties........................              -          -          -           2
         Other.........................................              1          1          3           1
                                                                ------     ------     ------      ------
            Total other income.........................         $   16     $   13     $   24      $   15
                                                                ======     ======     ======      ======
      Other deductions:
         Equity losses of unconsolidated subsidiaries..         $    -     $    -     $    -      $    2
         Loss on retirement of debt....................              -          1          -           1
         Other.........................................              3          1          5           2
                                                                ------     ------     ------      ------
            Total other deductions.....................         $    3     $    2     $    5      $    5
                                                                ======     ======     ======      ======

         INTEREST EXPENSE AND OTHER CHARGES --

                                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                     JUNE 30,              JUNE 30,
                                                                ------------------    ------------------
                                                                 2003       2002        2003       2002
                                                                ------     ------     ------      ------

      Interest.........................................         $   82     $   49     $  155      $  109
      Amortization of deferred debt costs..............              5          2         11           3
      Capitalized interest.............................             (1)        (1)        (3)         (3)
                                                                ------     ------     ------      ------
         Total interest expense and other charges......         $   86     $   50     $  163      $  109
                                                                ======     ======     ======      ======


         ACCOUNTS RECEIVABLE -- At June 30, 2003 and December 31, 2002, accounts receivable of $1.1 billion and $1.3 billion are stated net of uncollectible accounts of $65 million and $71 million, respectively. During the six months ended June 30, 2003, bad debt expense was $37 million, account write-offs were $42 million and other activity decreased the allowance for uncollectible accounts by $2 million.

         Accounts receivable included $553 million and $489 million of unbilled revenues at June 30, 2003 and December 31, 2002, respectively.

         INTANGIBLE ASSETS -- SFAS No. 142 became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. SFAS No. 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:

                                                    AS OF JUNE 30, 2003               AS OF DECEMBER 31, 2002
                                            -------------------------------      ------------------------------
                                              GROSS                                GROSS
                                            CARRYING  ACCUMULATED                CARRYING ACCUMULATED
                                             AMOUNT   AMORTIZATION    NET         AMOUNT  AMORTIZATION     NET
                                            --------  ------------   -----       -------- ------------    -----
Amortized intangible assets
  (included in property,
     plant and equipment):
   Capitalized software...............       $ 239       $  98       $ 141         $ 220      $  78       $ 142
   Land easements.....................          11           8           3            12          9           3
   Mineral rights and other...........          31          20          11            31         20          11
                                             -----       -----       ----          -----      -----       -----
     Total............................       $ 281       $ 126       $ 155         $ 263      $ 107       $ 156
                                             =====       =====       =====         =====      =====       =====


         Aggregate TXU Energy amortization expense for intangible assets was $17 million and $19 million for the six months ended June 30, 2003 and 2002, respectively.

         At June 30, 2003 and December 31, 2002, goodwill of $533 million was stated net of previously recorded accumulated amortization of $60 million.

         COMMODITY CONTRACT ASSETS -- At June 30, 2003 and December 31, 2002, current and noncurrent commodity contract assets totaling $1.8 billion are stated net of applicable credit (collection) and performance reserves totaling $30 million and $43 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts.

         INVENTORIES BY MAJOR CATEGORY --

                                         JUNE 30,     DECEMBER 31,
                                        ---------     ------------
                                          2003            2002
                                        ---------     ------------

  Materials and supplies...........       $   172       $   171
  Fuel stock.......................            68            70
  Gas stored underground...........            82            57
                                          -------       -------
       Total inventories...........       $   322       $   298
                                          =======       =======



         Inventories reflected a $22 million reduction as a result of the rescission of EITF Issue No. 98-10 as discussed in Note 2.

         PROPERTY, PLANT AND EQUIPMENT -- At June 30, 2003 and December 31, 2002, property, plant and equipment of $10.5 billion and $10.1 billion is stated net of accumulated depreciation and amortization of $7.3 billion.

         DERIVATIVES AND HEDGES -- TXU Energy experienced net hedge ineffectiveness of $8 million and $14 million, reported as a gain in revenues, for the three and six months ended June 30, 2003, respectively. For the three and six months ended June 30, 2002, net hedge ineffectiveness of $25 million and $33 million, respectively, was reported as a loss in revenues. Hedge ineffectiveness is primarily related to hedges of anticipated sales from baseload generation.

         As of June 30, 2003, it is expected that $78 million of after-tax net losses accumulated in other comprehensive income, primarily related to commodities hedges, will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings and cash flows (which would otherwise exist) is mitigated through the use of cash flow hedges.

         AFFILIATE TRANSACTIONS -- The following represent the significant affiliate transactions of TXU Energy:

         TXU Energy incurs electricity delivery fees charged by Oncor. For the three months ended June 30, 2003 and 2002, these fees were $349 million and $397 million, respectively. For the six months ended June 30, 2003 and 2002, these fees were $726 million and $813 million, respectively.

         TXU Energy reimburses Oncor for the interest expense Oncor incurs on that portion of its debt associated with Oncor's generation-related regulatory assets. For the three months ended June 30, 2003 and 2002, this interest expense totaled $12 million and $5 million, respectively. For the six months ended June 30, 2003 and 2002, this interest expense totaled $24 million and $11 million, respectively. This expense is reported in interest expense and other charges.

         Under the terms of the settlement plan, Oncor expects to issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million non-interest bearing payable to Oncor that will be extinguished as Oncor pays the related income taxes.

         In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a credit applied to delivery fees billed to retail electric providers, including TXU Energy, for a two-year period ending December 31, 2003. At June 30, 2003, the balance of the note payable was $71 million. The principal and interest payments on the note payable reimburse Oncor for the credit applied to receivables from retail electric providers. For the three months ended June 30, 2003 and 2002, the principal payments made on the note payable totaled $47 million and $33 million, respectively, and the interest expense totaled $2 million and $6 million, respectively. For the six months ended June 30, 2003 and 2002, the principal payments made on the note payable totaled $99 million and $47 million, respectively, and the interest expense totaled $5 million and $12 million, respectively.

         TXU Energy receives payments from TXU Gas, a subsidiary of TXU Corp., under a service agreement that began in 2002 covering customer billing and customer support services provided for TXU Gas. These payments totaled $7 million for the three months ended June 30, 2003 and 2002, and $14 million for the six months ended June 30, 2003 and 2002, and are reported as other revenues.

         TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended June 30, 2003 and 2002, these costs totaled $58 million and $72 million, respectively. For the six months ended June 30, 2003 and 2002, these costs totaled $119 million and $143 million, respectively. The costs are reported in selling, general and administrative expenses.

         Average daily short-term advances from affiliates during the three months ended June 30, 2003 and 2002 were $139 million and $348 million, respectively, and interest expense incurred was $1 million and $2 million, respectively. The weighted average interest rate for the three months ended June 30, 2003 and 2002, was 3.07% and 2.77%, respectively. For the six months ended June 30, 2003 and 2002, average advances were $730 million and $68 million, respectively, and interest expense incurred was $9 million and $1 million, respectively. The weighted average interest rate for the six months ended June 30, 2003 and 2002 was 2.83% and 3.20%, respectively.

         SUPPLEMENTAL CASH FLOW INFORMATION -- See Note 2 for the effects of adopting SFAS No. 143, which are noncash in nature.

                                 $1,250,000,000

                             TXU ENERGY COMPANY LLC

                                OFFER TO EXCHANGE


                   $250,000,000                                          $1,000,000,000
         6.125% EXCHANGE SENIOR NOTES DUE 2008                7.000% EXCHANGE SENIOR NOTES DUE 2013
                  FOR ANY AND ALL                                        FOR ANY AND ALL
           6.125% SENIOR NOTES DUE 2008                           7.000% SENIOR NOTES DUE 2013
(WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)    (WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)



         Until      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF MEMBER, MANAGERS AND OFFICERS

         Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to specified standards and restrictions, if any, as are set forth in the limited liability company agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

         Section 2.06 of the Second Amended and Restated Limited Liability Company Agreement of TXU Energy provides as follows:

                  SECTION 2.06. Liability to Third Parties; No Personal Liability. (a) Except as otherwise expressly provided by the Delaware Act, no Company Member or Manager shall be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort or otherwise), including, without limitation, under a judgment, decree or order of a court, by reason of being a Company Member or acting as a Manager of the Company.

                  (b) Each Company Member shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the General Corporation Law of the State of Delaware.

                  (c) No Manager or Officer shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Company, in connection with the assets or the affairs of the Company; and, subject to the provisions of Article XII, all such Persons shall look solely to the assets of the Company for satisfaction of claims of any nature arising in connection with the affairs of the Company.

                  (d) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its Business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Company Members, Managers or the Officers for liabilities of the Company.

                  (e) Such protections from personal liability shall apply to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment).

         Article XII of the Second Amended and Restated Limited Liability Company Agreement of TXU Energy provides as follows::

                                   ARTICLE XII
                                 INDEMNIFICATION

                  SECTION 12.01. Mandatory Indemnification of the Managers. Any Person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is a Manager, or by reason of the fact that such Manager is or was serving at the request of the Company as a member, director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, partnership, trust, sole proprietorship, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment) against judgments, penalties (including, without limitation, excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding.

                  SECTION 12.02. Mandatory Advancement of Expenses. Expenses incurred by a Person of the type entitled to be indemnified under
         Section 12.01 in de-fending any Proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the Proceeding, without any determination as to such Person's ultimate entitlement to indemnification under Section 12.01, upon receipt of a written affirmation by such Person of such Person's good faith belief that such Person has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company as authorized in Section 12.01 or otherwise. The written undertaking shall be an unlimited general obligation of the Person.

                  SECTION 12.03. Indemnification of Officers, Employees and Agents. The Company shall indemnify and pay and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and pay and advance expenses to any Manager under this Article XII; and the Company shall indemnify and pay and advance expenses to any Person who is or was an officer, employee or agent of the Company and who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person's status as such to the same extent and subject to the same conditions that the Company may indemnify and pay any advance expenses to any Manager under this Article XII.

                  SECTION 12.04. Nonexclusivitiy of Rights. The indemnification and advancement and payment of expenses provided by this Article XII:
         (a) shall not be deemed exclusive of any other rights to which a Manager or other Person seeking indemnification may be entitled under any statute, agreement, or otherwise both as to action in such Person's official capacity and as to action in another capacity while holding such office, (b) shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity and advancement and payment of expenses, and (c) shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Manager or such other Person.

                  SECTION 12.05. Contract Rights. The rights granted pursuant to this Article XII shall be deemed to be contract rights, and no amendment, modification or repeal of this Article XII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

                  SECTION 12.06. Insurance. The Company may purchase and maintain insurance or other arrangement or both, at its expense, on behalf of itself or any Person who is or was serving as a Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, expense or loss, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article XII.

                  SECTION 12.07. Savings Clause. If this Article XII or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to this Article XII as to costs, charges and expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable law.

                  SECTION 12.08. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XII:

                  (a) does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any other agreement, or otherwise, for either an action of any Manager, Officer, employee or agent in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Manager if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or gross negligence and was material to the cause of action; and

                  (b) continues for a Person who has ceased to be a Manager, Officer, employee or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.

         TXU Corp. has entered into agreements with TXU Energy's managers which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

         TXU Corp. has insurance covering its expenditures that might arise in connection with TXU Energy's lawful indemnification of TXU Energy's managers and officers for their liabilities and expenses. Managers and officers of TXU Energy also have insurance which insures them against certain other liabilities and expenses.

ITEM 21. EXHIBITS

         The list of exhibits under the heading INDEX TO EXHIBITS on page II-6 of this registration statement is incorporated in this Item 21 by reference.

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii)To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                POWER OF ATTORNEY

         Each manager and/or officer of TXU Energy whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas on September 17, 2003.

                                 TXU ENERGY COMPANY LLC

                                 By: /s/ Erle Nye
                                     -----------------------------------------
                                        (Erle Nye, Chairman of the Board
                                          and Chief Executive)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                        Date
              ---------                           -----                        ----

/s/ Erle Nye                               Principal Executive Officer   September 17, 2003
----------------------------------------   and Manager
   (Erle Nye, Chairman of the Board
         and Chief Executive)

/s/ Paul O'Malley                          Principal Financial           September 17, 2003
----------------------------------------
(Paul O'Malley, Senior Vice President)     Officer

/s/ David H. Anderson                      Principal Accounting          September 17, 2003
----------------------------------------
 (David H. Anderson, Vice President)       Officer

/s/ T.L. Baker                             Manager                       September 17, 2003
----------------------------------------
       (T.L. Baker, President)

/s/ H. Dan Farell                          Manager                       September 17, 2003
----------------------------------------
           (H. Dan Farell)

/s/ Michael J. McNally                     Manager                       September 17, 2003
----------------------------------------
         (Michael J. McNally)

/s/  Eric H. Peterson                      Manager                       September 17, 2003
----------------------------------------
         (Eric H. Peterson)

/s/ Michael W. Ranger                      Manager                       September 17, 2003
----------------------------------------
         (Michael W. Ranger)

/s/ R.A. Wooldridge                        Manager                       September 17, 2003
----------------------------------------
          (R.A. Wooldridge)


                                INDEX TO EXHIBITS

                PREVIOUSLY FILED*
           --------------------------
           WITH
           FILE               AS
EXHIBIT    NUMBER             EXHIBIT
-------    ------             -------

2          1-12833            2          -    Master Separation Agreement by and among TXU Electric Delivery Company
           Form 8-K                           (now Oncor), TXU Generation Holdings Company LLC, TXU Merger Energy
           (January 16,                       Trading Company LP, TXU SESCO Company, TXU SESCO Energy Services
           2002)                              Company, TXU Energy Retail Company LP and TXU Electric Company, dated as of December 14, 2001.

3(a)                                     -    Certificate of Formation of TXU Energy, dated November 5, 2001.

3(b)                                     -    Second Amended and Restated Limited Liability Company Agreement of
                                              TXU Energy, dated as of July 1, 2003.

4(a)                                     -    Indenture.

4(b)                                     -    Officer's Certificate, dated March 11, 2003, to the Indenture.

4(c)                                     -    Form of the New 2008 Notes.

4(d)                                     -    Form of the New 2013 Notes.

4(e)                                     -    Registration Rights Agreement, dated March 11, 2002, between TXU
                                              Energy and Lehman Brothers Inc., as representative of the initial purchasers of the Old Notes.

4(f)       1-12833            4(a)       -    TXU Energy's 9% Exchangeable Subordinated Notes due 2012, dated as of
           Form 8-K                           November 22, 2002.
           (November 25,
           2002)

4(g)       1-12833            10(a)      -    Exchange Agreement, dated as of November 22, 2002, among TXU Corp., TXU
           Form 8-K                           Energy and UXT Holdings LLC and UXT Intermediary LLC.
           (November 25,
           2002)

4(h)       1-12833            10(c)      -    Registration Rights Agreement, dated as of November 22, 2002, among TXU
           Form 8-K                           Corp. and UXT Holdings LLC and UXT Intermediary LLC.
           (November 25,
           2002)

4(I)       1-12833            4(uu)      -    Amendment to Registration Rights Agreement, dated as of December 19,
           Form 10-K                          2002, among TXU Corp. and UXT Holdings LLC and UXT Intermediary LLC.
           (2002)

4(j)       1-12833            4(a)       -    Amendment No. 1 dated as of July 1, 2003, to the Exchange Agreement,
           Form 10-Q                          dated as of November 22, 2002, among TXU Corp., TXU Energy, UXT
           (Quarter ended                     Holdings LLC and UXT
           Intermediary LLC.
           June 30, 2003)


                                      II-6


4(k)       1-12833            4(b)       -    Amendment No. 2 dated as of July 1, 2003, to the Registration Rights
           Form 10-Q                          Agreement, dated as of November 22, among TXU Corp., UXT Holdings LLC
           (Quarter ended                     and UXT Intermediary LLC.
           June 30, 2003)

5(a)                                     -    Opinion of Hunton & Williams LLP.

5(b)                                     -    Opinion of Thelen Reid & Priest LLP.

8                                        -    Opinion of Thelen Reid & Priest LLP with respect to material United
                                              States Federal tax matters contained in Exhibit 5(b).

10(a)      1-12833            10(a)      -    Deferred and Incentive Compensation Plan of TXU Corp., as restated,
           Form 10-K                          effective August 17, 2001.
           (2001)

10(b)      1-12833            10(b)      -    Salary Deferral Program of TXU Corp., as restated, effective August 17,
           Form 10-K                          2001.
           (2001)

10(c)      1-12833            10(c)      -    Second Supplemental Retirement Plan for Employees of TXU Corp., as
           Form 10-K                          amended and restated, effective August 17, 2001.
           (2001)

10(d)      1-12833            10(d)      -    Deferred Compensation Plan for Outside Directors of TXU Corp., effective
           Form 10-K                          as of August 17, 2001
           (1001)

10(e)      1-12833            10(e)      -    Long-Term Incentive Compensation Plan of TXU Corp., restated effective
           Form 10-K                          as of May 20, 2002.
           (2002)

10(f)      1-12833            10(f)      -    Annual Incentive Plan of the TXU Corp., restated effective as of August
           Form 10-K                          17, 2001.
           (2001)

10(g)      1-12833            10(g)      -    Split Dollar Life Insurance Program of TXU Corp., amended and restated
           Form 10-K                          effective as of August 17, 2001.
           (2001)

10(h)      1-12833            10(i)      -    Employment Agreement, dated December 3, 2002 between TXU Corp. and
           Form 10-K                          Brian N. Dickie.
           (2002)

10(i)      1-12833            10(j)      -    Employment Agreement, dated June 1, 2002, between TXU Corp. and Erle
           Form 10-K                          Nye.
           (2002)

10(j)      333-106894         10(m)      -    Employment Agreement, dated July 1, 2000, between TXU Corp. and T. L.
                                              Baker, as amended on May 11, 2001 and February 28, 2003.

10(k)                                    -    Employment Agreement, dated September 1, 2000, between TXU Energy
                                              Trading and VJ Horgan.

10(l)                                    -    Employment Agreement, dated July 1, 2000, between TXU Energy Services and Robert G. McCoy.

10(m)                                    -    Employment Agreement, dated July 1, 2000, between TXU Corp. and W. M.
                                              Taylor, as amended on February 28, 2001, May 11, 2001 and February 18,
                                              2003.


                                      II-7


10(n)      1-12833            10(e)      -    Credit Agreement, dated as of April 22, 2003, among Oncor, TXU Energy
           Form 8-K/A (May                    and certain banks listed therein, and JPMorgan Chase Bank, as
           1, 2003)                           Administrative Agent.

10(o)      333-100240         10(c)      -    Generation Interconnection Agreement, dated December 14, 2001, between
                                              TXU Electric Delivery Company (now Oncor) and TXU Generation Company LP.

10(p)      333-100240         10(d)      -    Generation Interconnection Agreement, dated December 14, 2001, between
                                              TXU Electric Delivery Company (now Oncor) and TXU Generation Company
                                              LP, for itself and as Agent for TXU Big Brown Company LP, TXU Mountain
                                              Creek Company LP, TXU Handley Company LP, TXU Tradinghouse Company LP
                                              and TXU DeCordova Company LP.

10(q)      333-100240         10(e)      -    Amendment, dated May 31, 2002, to Generation Interconnection Agreement, dated December 14, 2001, between TXU Electric Delivery Company (now
                                              Oncor) and TXU Generation Company LP, for itself and as Agent for TXU
                                              Big Brown Company LP, TXU Mountain Creek Company LP, TXU Handley
                                              Company LP, TXU Tradinghouse Company LP and TXU DeCordova Company LP.

12                                       -    Computation of ratios of earnings to fixed charges.

23(a)                                    -    Consent of Deloitte & Touche LLP.

23(b)                                    -    Consents of Hunton & Williams LLP and Thelen Reid & Priest LLP
                                              contained in Exhibits 5(a) and 5(b), respectively.

24                                       -    Power of Attorney (see page II-5 of this registration statement).

25                                       -    Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Indenture.

99(a)                                    -    Form of Letter of Transmittal.

99(b)                                    -    Form of Notice of Guaranteed Delivery.

99(c)                                    -    Form of Exchange Agent Agreement.

____________________________
*Incorporated herein by reference.



                                      II-8